UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ViacomCBS Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020

Notice of Annual Meeting of Stockholders & Proxy Statement

VIACOMCBS

Message To Our Stockholders

Dear Stockholder:	April 3, 2020

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of ViacomCBS Inc. (“we,” “us,” “our,” “ViacomCBS” or the “Company”), which is scheduled to be held at the Company’s corporate headquarters at 1515 Broadway, New York, New York, at 9:00 a.m., Eastern Daylight Time, on Monday, May 18, 2020. Holders of ViacomCBS Inc. Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2020 Annual Meeting of Stockholders.

As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication for the health and safety of our stockholders, directors and employees. In that event, the Annual Meeting would be conducted on the above date and time through live audio webcast. If we take this step, we will publicly announce the decision by press release, which we will post on www.viacbs.com (Investors) and file with the SEC, as soon as practicable before the meeting. The press release will include details on how you can participate in and, if you hold shares of Class A Common Stock, vote your shares at the virtual meeting. As always, we encourage holders of Class A Common Stock to submit your proxy and vote your shares prior to the Annual Meeting.

If you hold shares of the Company’s Class A Common Stock, please cast your vote promptly to ensure that your shares will be voted at the Annual Meeting. You may vote by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2020 Proxy Statement. You may also submit your vote by returning a proxy card or voting instruction card, if you received a printed copy of proxy materials by request. If you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of March 23, 2020, beneficially owned shares of the Company’s Class A Common Stock representing approximately 79.4% of the voting power of ViacomCBS’s common stock, has advised us that it intends to vote all of its shares of the Company’s Class A Common Stock in accordance with the recommendations of the Board of Directors on Items 1, 2 and 3 in the attached Notice. Therefore, the approval of those matters in accordance with the Board’s recommendations is assured.

If you wish to attend the Annual Meeting in person, you must be a holder of our common stock as of the record date (March 23, 2020) and request an admission ticket in advance. If you are a record holder of the Company’s Class A Common Stock, you can request a ticket when you vote by telephone or through the Internet, or by marking the appropriate box on the proxy card (if you requested a printed copy of proxy materials). If you are a record holder of the Company’s Class B Common Stock or you hold shares of the Company’s Class A or Class B Common Stock in a brokerage account, you can request a ticket by sending a written request along with proof of ownership, such as your brokerage firm account statement as of the record date (March 23, 2020), to Director, Shareholder Relations, ViacomCBS Inc., 1515 Broadway, New York, New York, 10036-5794.

Upon arrival at the Annual Meeting, you will be asked to present an admission ticket, and all meeting attendees will be asked to present a current government-issued picture identification (such as a driver’s license or passport) to enter the meeting. We may implement security procedures as we deem appropriate to ensure the safety of meeting attendees.

If you have elected to receive paper copies of our proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/viac and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower our costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of ViacomCBS Inc. and look forward to seeing you at the Annual Meeting.

Sincerely,

Robert M. Bakish

President and Chief Executive Officer

Notice of 2020 Annual Meeting of Stockholders

To ViacomCBS Inc. Stockholders:

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of ViacomCBS Inc. (“we,” “us,” “our,” “ViacomCBS” or the “Company”) will be held at the date, time and place noted below. The close of business on March 23, 2020 has been fixed as the record date for determining the holders of shares of ViacomCBS Inc. Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Date and time: Monday, May 18, 2020 at 9:00 a.m. EDT	Place: 1515 Broadway New York, New York 10036	Record date: March 23, 2020

As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication for the health and safety of our stockholders, directors and employees. In that event, the Annual Meeting would be conducted on the above date and time through live audio webcast. If we take this step, we will publicly announce the decision by press release, which we will post on www.viacbs.com (Investors) and file with the Securities and Exchange Commission, as soon as practicable before the meeting. The press release will include details on how you can participate in and, if you hold shares of Class A Common Stock, vote your shares at the virtual meeting. As always, we encourage holders of Class A Common Stock to submit your proxy and vote your shares prior to the Annual Meeting.

The principal business of the Annual Meeting will be the consideration of the following matters:

1	The election of 13 directors;

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2020;

3	An advisory (non-binding) vote on the compensation of our named executive officers, as disclosed in the proxy statement; and

4	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at our corporate headquarters located at 1515 Broadway, New York, New York 10036, or through an alternative method publicly disclosed in advance.

By order of the Board of Directors,

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

April 3, 2020

VIACOMCBS INC.

VIACOMCBS INC.

ViacomCBS Inc.

2020 Proxy Statement

Proxy Statement Highlights

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

2020 ANNUAL MEETING OF STOCKHOLDERS

Date and time: Monday, May 18, 2020 at 9:00 a.m. EDT	Place: 1515 Broadway New York, New York 10036	Record date: March 23, 2020

As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication for the health and safety of our stockholders, directors and employees. In that event, the Annual Meeting would be conducted on the above date and time through live audio webcast. If we take this step, we will publicly announce the decision by press release, which we will post on www.viacbs.com (Investors) and file with the Securities and Exchange Commission (“SEC”), as soon as practicable before the meeting. The press release will include details on how you can participate in and, if you hold shares of Class A Common Stock, vote your shares at the virtual meeting. As always, we encourage holders of Class A Common Stock to submit your proxy and vote your shares prior to the Annual Meeting.

HOW TO VOTE

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy using any of the following methods:

By Internet: at www.proxyvote.com	By mail: If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the paper proxy card by mail.
By telephone: call toll-free 1-800-690-6903

Votes submitted by Internet or phone must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2020. Votes submitted by mail must be received prior to the Annual Meeting. Please see “Voting and Solicitation of Proxies” for detailed voting instructions.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Item	Description	Board Vote Recommendation	Page Reference (for more detail)

1	The election of 13 directors	FOR each of the director nominees	24

2	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal year 2020	FOR	34

3	The approval of the advisory (non-binding) vote on the compensation of our named executive officers, as disclosed in this proxy statement	FOR	79

2020 PROXY STATEMENT 1

PROXY STATEMENT HIGHLIGHTS

RECENT COMPANY AND LEADERSHIP DEVELOPMENTS

On December 4, 2019, Viacom Inc. (“Viacom”) merged with and into CBS Corporation (“CBS”), with CBS continuing as the surviving company (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of August 13, 2019, as amended October 19, 2019 (the “Merger Agreement”). At the effective time of the Merger (the “Effective Time”), the combined company changed its name to “ViacomCBS Inc.” A more detailed description of the Merger can be found in the Current Report on Form 8-K that we filed with the SEC on December 4, 2019.

In connection with the Merger, the board of directors of CBS appointed each of Robert M. Bakish, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr. and Nicole Seligman to the ViacomCBS Board, and Gary L. Countryman, Martha L. Minow and Strauss Zelnick resigned from the board of directors of CBS and any committees thereof, each effective as of the Effective Time. Also as of the Effective Time, the ViacomCBS Board appointed Shari E. Redstone to serve as Non-Executive Chair of the Board and reconstituted each of its standing committees.

As a result of these changes, following the Effective Time, the ViacomCBS Board has consisted of the 13 directors set forth below.

BOARD AND GOVERNANCE HIGHLIGHTS

Our 13 nominees, as a group, have extensive and diverse leadership and subject matter experience and knowledge that is important to the Company, and include 10 independent directors.

Board of Directors: Nominees for Election

Name	Age	Director Since		Independent Director	Standing Committee Memberships

Shari E. Redstone†	65	1994	President and Director of National Amusements, Inc. and Co-Founder and Managing Partner of Advancit Capital

Robert M. Bakish	56	2019	President and Chief Executive Officer, ViacomCBS Inc.

Candace K. Beinecke	73	2018	The Senior Partner of Hughes Hubbard & Reed LLP	✓	NG

Barbara M. Byrne	65	2018	Former Vice Chairman, Investment Banking at Barclays PLC	✓	AC*

Brian Goldner	56	2018	Chairman and Chief Executive Officer of Hasbro, Inc.	✓	CC*

Linda M. Griego	72	2007	President and Chief Executive Officer of Griego Enterprises, Inc.	✓	CC

Robert N. Klieger	48	2017	Partner at Hueston Hennigan LLP

Judith A. McHale	73	2019	President and Chief Executive Officer of Cane Investments, LLC	✓	AC; CC

Ronald L. Nelson	67	2019	Former Executive Chairman of the Board and Chief Executive Officer of Avis Budget Group	✓	AC; CC

Charles E. Phillips, Jr.	60	2019	Chairman of Infor, Inc.	✓	NG

Susan Schuman	60	2018	Executive Chair and Co-Founder of SYPartners LLC and Vice Chair of kyu Collective	✓	NG

Nicole Seligman	63	2019	Former President of Sony Entertainment, Inc.	✓	NG*

Frederick O. Terrell	65	2018	Former Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse	✓	AC

AC = Audit Committee

CC = Compensation Committee

NG = Nominating and Governance Committee

* = Committee Chair

† = Non-Executive Chair of the Board

2 VIACOMCBS INC.

PROXY STATEMENT HIGHLIGHTS

Director Nominee Composition

EXECUTIVE COMPENSATION HIGHLIGHTS

Compensation Philosophy and Objectives

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder

interests, with particular emphasis on creating

incentives that reward executives for consistently

increasing the value of ViacomCBS.

2020 PROXY STATEMENT 3

PROXY STATEMENT HIGHLIGHTS

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with the Company’s business and operational strategy. Accordingly, a high percentage of our senior executives’ total target compensation, including that of our named executive officers’ (“NEOs”), is “at risk” – meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is base salary. Generally, annual cash incentive awards and long-term equity incentive awards are subject to company performance and/or stock price performance. However, as discussed in more detail below, given the unique and transformative nature of the Merger, certain components of compensation for 2019 that were designed to be based on performance were ultimately delivered at their respective target levels.

As illustrated below, approximately 90% of Mr. Bakish’s total target compensation as of December 31, 2019 was pay at risk and thus strongly linked to our results.

4 VIACOMCBS INC.

Voting and Solicitation of Proxies

SOLICITATION OF PROXIES

A proxy is being solicited by the Board of Directors of ViacomCBS Inc., a Delaware corporation (“we,” “us,” “our,” “ViacomCBS” or the “Company”), for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 18, 2020, at 9:00 a.m., Eastern Daylight Time. The close of business on March 23, 2020 is the record date for determining the record holders of the Company’s Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of the Company’s non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of March 23, 2020, we had outstanding 52,267,640 shares of our Class A Common Stock, each of such shares being entitled to one vote, and 562,716,753 non-voting shares of our Class B Common Stock (together with our Class A Common Stock, our “Common Stock”).

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with SEC rules, instead of mailing to stockholders a printed copy of our proxy statement, annual report and accompanying letter to stockholders (the “proxy materials”), we intend to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which advises that the proxy materials are available on the Internet. We intend to commence our distribution of the Notice of Internet Availability on or about April 8, 2020. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review the proxy materials on the Internet.

Stockholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of our proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the “Other Matters” section in this proxy statement.

SUBMISSION OF PROXIES

Each of Robert M. Bakish, our President and Chief Executive Officer, and Christa A. D’Alimonte, our Executive Vice President, General Counsel and Secretary (the “proxy holders”), individually and with the power to appoint his or her substitute, has been designated by our Board of Directors to vote the shares represented by proxy at the Annual Meeting. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of record of the Company’s Class A Common Stock as of March 23, 2020 may submit a proxy in the following ways:

•

By Internet: Holders of record may access www.proxyvote.com, with the Notice of Internet Availability in hand (or, if a printed copy of the proxy materials was received by request, the proxy card in hand), and follow the instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 17, 2020.

•

By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card), and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 17, 2020.

•

By Mail: Holders of record who received a printed copy of the proxy materials by request may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

2020 PROXY STATEMENT 5

VOTING AND SOLICITATION OF PROXIES

“Beneficial holders” (defined below) will receive voting materials, including instructions on how to vote, directly from their broker or other nominee as the holder of record.

Shares Held in our 401(k) Plans. Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plans must be received no later than 11:59 p.m., Eastern Daylight Time, on May 13, 2020, so that the trustees of the plans (who vote the shares on behalf of the respective plan participants) have adequate time to tabulate the voting instructions. Shares held in the 401(k) plans that are not voted or for which the trustees do not receive timely voting instructions will be voted by the trustees in the same proportion as the shares held in the plan that are timely voted.

Voting Other than by Proxy. While we encourage holders of the Company’s Class A Common Stock to vote by proxy, holders of the Company’s Class A Common Stock (other than shares held in the 401(k) plans) also have the option of voting their shares in person at the Annual Meeting. Some holders of the Company’s Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” If shares of Class A Common Stock are held for a beneficial holder in a brokerage, bank or other institutional account, then the beneficial holder must obtain a proxy from the broker, bank or other institution and bring it to the Annual Meeting in order to vote the shares at the Annual Meeting.

REVOCATION OF PROXIES

A proxy may be revoked before the voting deadline by sending written notice, or by timely submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked, to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 17, 2020. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in our 401(k) Plans. Voting instructions relating to shares of the Company’s Class A Common Stock held in our 401(k) plans may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 13, 2020, by timely submission (including telephonic or Internet submission) of revocation or of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.

QUORUM

Under our Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Board of Directors recommends a vote FOR each of the following matters:

1.	The election of each of the 13 nominated directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm (“independent auditor”) for fiscal year 2020; and

3.	The approval of the advisory (non-binding) vote on the compensation of our named executive officers, as disclosed in this proxy statement.

The affirmative vote of the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock present in person or represented by proxy at the Annual Meeting (“majority vote”) is required to elect each of the 13 nominated directors and to approve Item 2 and Item 3 above. Item 3 is an advisory vote only and is non-binding on the Company and on the Company’s Board of Directors (the “Board”). Notwithstanding the advisory nature of this vote, as discussed more fully in the presentation of “Item 3” below, the Board will consider the voting outcome when making determinations regarding these matters. An abstention with respect to any matter will have the effect of a vote against such matter.

6 VIACOMCBS INC.

VOTING AND SOLICITATION OF PROXIES

Under the Nasdaq listing standards, a broker or other nominee holding shares of the Company’s Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the Nasdaq listing standards, brokers or nominees may vote on Item 2, but not on Items 1 and 3, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote will therefore have no effect on the voting results for Items 1 and 3.

As of March 23, 2020, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through a wholly owned subsidiary, approximately 79.4% of the Company’s outstanding Class A Common Stock and approximately 10.2% of the Company’s outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is our Chairman Emeritus, and Ms. Redstone, President and a director of National Amusements, is our non-executive Board Chair. National Amusements has advised us that it intends to vote all of its shares of the Company’s Class A Common Stock in favor of each of Items 1, 2 and 3. Such action by National Amusements will be sufficient to constitute a quorum and to approve each of Items 1, 2 and 3.

COST OF PROXY SOLICITATION AND INSPECTOR OF ELECTION

The Company will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and, as applicable, the proxy materials. We will furnish copies of the Notice of Internet Availability and, if requested, the proxy materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders. American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.

MAILING ADDRESS

The Company’s mailing address is 1515 Broadway, New York, NY 10036-5794.

2020 PROXY STATEMENT 7

Corporate Governance

Our corporate governance practices are established and reviewed by our Board of Directors. The Board, with assistance from its Nominating and Governance Committee, regularly assesses our governance practices in light of legal and regulatory requirements, input from our stakeholders and governance best practices. In several areas, our practices go beyond the requirements of the Nasdaq listing standards. For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), we have a majority of independent directors on our Board and have an independent Compensation Committee and an independent Nominating and Governance Committee (along with an independent Audit Committee), which are not required for controlled companies under the Nasdaq listing standards.

Our principal governance documents are as follows:

•	Corporate Governance Guidelines

•	Board Committee Charters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Governance Committee Charter

•	Business Conduct Statement

•	Supplemental Code of Ethics for Senior Financial Officers

These documents are available on our public website at www.viacbs.com, and copies of these documents may also be requested by writing to Investor Relations, ViacomCBS Inc., 1515 Broadway, New York, New York 10036. We encourage our stockholders to read these documents, as we believe they illustrate our commitment to good governance practices. Certain key provisions of these documents are summarized below.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines (the “Guidelines”) set forth our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•	A majority of the members of the Board must be independent as independence is determined under the Nasdaq listing standards and the standards set forth in the Guidelines;

•	Each of our Committees must be comprised entirely of independent directors;

•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

•

The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on our Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;

•

Within three years of joining the Board, directors are expected to own shares of our Common Stock having a market value of at least five times the annual cash retainer paid to them, in accordance with the Guidelines;

•	Director tenure and retirement will be considered on a case-by-case basis depending on factors such as the director’s age, experience, qualifications, performance and history of service on the Board;

•	Each of the Board and its Committees will hold an annual self-evaluation to assess its effectiveness; and

•

The Compensation Committee and the Nominating and Governance Committee will together review, at least annually management succession planning and report to the non-management directors on these reviews.

8 VIACOMCBS INC.

CORPORATE GOVERNANCE

BOARD COMMITTEE CHARTERS

Each standing Board Committee operates under a written charter that has been adopted by the Board. We have three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are required to be assessed annually, in accordance with the Guidelines, and are updated as needed. More information on the Committees, their respective roles and responsibilities and their charters can be found under “Our Board of Directors — Board Committees.”

BUSINESS CONDUCT STATEMENT

Our Business Conduct Statement (“BCS”) sets forth our standards for ethical conduct required of all of our directors and employees. The BCS is available on our website at www.viacbs.com and on our intranet sites. As part of our compliance and ethics program, we distribute the BCS to our employees and directors and administer an online BCS training program. Directors and full-time employees are required to certify as to their compliance with the BCS and, on an ongoing basis, to disclose any potential conflicts of interest. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	Conflicts of interest, including the disclosure of potential conflicts to the Company;

•	Confidentiality, insider information and trading, and fair disclosure;

•	Financial accounting and improper payments;

•	Our commitment to providing equal employment opportunities and a bias-free and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS provides numerous avenues for employees to report violations of the BCS or matters of concern, whether anonymously or with attribution, to the appropriate officers of the Company and/or the Audit Committee, or to government human rights agencies. These avenues include a telephone hotline, email contacts or direct communication with our compliance officers. The BCS also provides that we will protect anyone who makes a good faith report of a violation of the BCS and that retaliation against an employee who makes a good faith report will not be tolerated.

Waivers of the BCS for our executive officers or directors will be disclosed on our website at www.viacbs.com or by Form 8-K filed with the SEC.

SUPPLEMENTAL CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

The Supplemental Code of Ethics is applicable to our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on our website at www.viacbs.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in our filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on our website at www.viacbs.com or by Form 8-K filed with the SEC.

2020 PROXY STATEMENT 9

Our Environmental, Social and Governance (ESG) Strategy

We are committed to responsible and sustainable business practices, which strengthen our ability to innovate and better serve our partners, audiences and shareholders. We are proactively identifying, measuring and mapping the environmental, social and governance (“ESG”) impacts of our global operations and working to manage and report these ESG impacts transparently with and to our stakeholders.

We are committed to implementing and tracking progress against goals that will position ViacomCBS as a leader in ESG and sustainability. From our LEED®-Certified headquarters in New York City to our company-wide diversity and inclusion initiatives, this commitment informs our work to integrate ESG into the way we do business and better understand our economic, environmental and social impacts as a company and across our global brands.

HOW WE MANAGE ESG

Our commitment to ESG starts at the top, with our Board of Directors and senior leadership. The Nominating and Governance Committee of the Board has direct oversight over our ESG strategy and reporting.

We have assembled a new team dedicated to driving our ESG strategy forward and overseeing our annual reporting and responses to ESG inquiries and assessments. We will prioritize transparency and disclosure, particularly of our most material impacts.

OUR ESG COMMUNICATIONS

In 2020, we conducted our first companywide ESG analysis for the combined company to identify the most important risks and opportunities across our business globally. The results of this ESG assessment are informing our ESG strategy and goals, which we are developing and plan to release later in 2020 as part of our first annual comprehensive ESG Report. In that report, we will provide the public with more detail about our commitment and approach to managing ESG strategically across ViacomCBS.

10 VIACOMCBS INC.

Our Board of Directors

Our Board is currently comprised of 13 members: Robert M. Bakish, Candace K. Beinecke, Barbara M. Byrne, Brian Goldner, Linda M. Griego, Robert N. Klieger, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Shari E. Redstone, Susan Schuman, Nicole Seligman and Frederick O. Terrell.

MEETINGS OF THE BOARD

During 2019, the Board held 12 meetings, 11 meetings prior to the Merger and one meeting subsequent to the Merger, and also acted by unanimous written consent. Each incumbent director attended at least 75% of the meetings of the Board and Board Committees on which such director served during 2019 and that were held during the period for which he or she served as a director except for Mr. Nelson, who was unable to attend the one Board and Audit Committee meeting subsequent to the merger, which was the only meeting of the Board and Audit Committee held during the period for which he served as a director. Mr. Nelson attended at least 75% of the meetings of the Viacom board of directors and board committees on which he served in 2019.

In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting and all of the directors who stood for election in 2019 attended our 2019 Annual Meeting of Stockholders.

In accordance with the Guidelines and, with respect to the independent director sessions, the Nasdaq listing standards, the non-management directors meet separately without directors who are Company employees, and the independent directors meet separately without directors who are not independent as determined by the Board – in each case, at least two times each year and at such other times as they deem appropriate. Prior to the Merger, the non-executive Interim Chairman of the Board presided at meetings of the non-management directors and independent directors, and following the Merger, the independent Chair of the Nominating and Governance Committee has presided at meetings of the independent directors. During 2019, the non-management directors held executive sessions following five of the six regularly scheduled Board meetings, and the independent directors held separate executive sessions following each of the six regularly scheduled Board meetings.

DIRECTOR INDEPENDENCE

Our Guidelines provide that a majority of our directors must be independent of the Company, as “independence” is defined in the Nasdaq listing standards and in the Guidelines. The Nasdaq listing standards set forth six “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. A ViacomCBS director will not be independent if any of the following relationships exist:

•	The director is, or has been within the last three years, an employee of ViacomCBS;

•	A family member of the director is, or has been within the last three years, an executive officer of ViacomCBS;

•

The director has received, or a family member of the director has received, during any 12-month period within the last three years, more than $120,000 in compensation from ViacomCBS, other than compensation for Board or Committee service, compensation paid to a family member of the director who is an employee (other than an executive officer) of ViacomCBS, or benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•

The director is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on ViacomCBS’s audit at any time during any of the past three years;

•

The director is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of ViacomCBS have served on the compensation committee of such other entity; or

•

The director is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which ViacomCBS made, or from which ViacomCBS received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investments in ViacomCBS’s securities or payments under non-discretionary charitable contribution matching programs.

2020 PROXY STATEMENT 11

OUR BOARD OF DIRECTORS

For this purpose, “family member” means the director’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in the director’s home.

In addition, the Nasdaq listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no relationship that would impair his or her independence, which we refer to as a “material relationship.”

The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally, under these categorical standards, the following relationships are deemed not to be material:

•

The types of relationships identified by the Nasdaq listing standards’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but fewer than five years ago);

•

A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, $120,000 or less in direct compensation from the Company during any 12-month period within the last three years, absent other circumstances; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

(i)

a company that made payments to, or received payments from, the Company for property or services in an amount that, in each of the last three fiscal years, is less than 2% of such company’s annual consolidated gross revenues;

(ii)	a company which is either indebted to or a creditor of the Company in an amount that is less than 2% of such company’s total consolidated assets; and

(iii)

a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds in (ii) and (iii) described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the Nasdaq listing standards or described in the Guidelines will not, by themselves, cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

The full text of the Guidelines is available on our website at www.viacbs.com.

In December 2019 and again in March 2020, the Nominating and Governance Committee reviewed the independence of the Company’s 13 directors, all of whom are nominees standing for election at the Annual Meeting, to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that 10 of the 13 directors are independent. The independent directors are Mses. Beinecke, Byrne, Griego, McHale, Schuman and Seligman and Messrs. Goldner, Nelson, Phillips and Terrell.

During its review, in determining that the directors named above are independent, the Board considered that we have, in the ordinary course of business, during the past three years, sold products and services to, and/or purchased products and services from, companies and other entities, of which certain directors are executive officers or principals, and made contributions to a tax-exempt organization of which a director’s immediate family member is an executive officer; the Board determined that all of these transactions met the threshold for relationships deemed to be immaterial under the Guidelines.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently comprised of the following:

•	A non-executive Chair of the Board;

•	The Company’s President and Chief Executive Officer; and

•	11 other directors, 10 of whom are independent.

12 VIACOMCBS INC.

OUR BOARD OF DIRECTORS

Our Non-Executive Chair of the Board, Shari E. Redstone, presides at all meetings of the Board. Under the Guidelines, her responsibilities also include, together with the Chief Executive Officer and the independent Chair of the Nominating and Governance Committee, developing and approving agendas for Board meetings. The Board believes that Ms. Redstone’s role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely meet and hold discussions without management present. A majority of the directors on the Board are independent, and the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors.

BOARD RISK OVERSIGHT

Our Board of Directors has overall responsibility for the oversight of our risk management process. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

•

The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing our risk assessment and risk management practices and discusses risks as they relate to its review of our financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter. For additional information on Audit Committee functions, see “Board Committees — Audit Committee.”

•

The Compensation Committee monitors risks associated with the design and administration of our compensation programs, including our performance-based compensation programs, to promote an environment that does not encourage unnecessary and excessive risk-taking by our employees. The Committee also reviews risks related to management resources, including management succession planning (in conjunction with the Nominating and Governance Committee), and the depth of our senior management. For additional information on Compensation Committee functions, see “Board Committees — Compensation Committee.”

•

The Nominating and Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to our corporate governance processes and in reviewing related person transactions. The Committee also is responsible for the review of the following risk management processes at the Company: business continuity planning, disaster recovery, crisis management, management succession planning (in conjunction with the Compensation Committee), significant issues impacting the Company’s culture and reputation and its handling of environmental, social and governance issues. For additional information on Nominating and Governance Committee functions, see “Board Committees — Nominating and Governance Committee.”

Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview. On a regular basis, the Board engages in discussions (which include both internal and external experts) that assist the Board and management in preparing and implementing strategic initiatives. In addition, the Board and Committees receive regular reports from management that include matters affecting our risk profile, including, among others, operations reports from the Chief Executive Officer and from division heads, all of which include strategic and operational risks; reports from the Chief Financial Officer and the Chief Accounting Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; reports from the General Counsel on legal risks and material litigation; and reports on internal audit and compliance activities from the Chief Audit Executive and Chief Compliance Officer. The Audit Committee also receives periodic reports from our Chief Information Security Officer on our information security program and the management of cybersecurity risk; and from our Chief Audit Executive on our internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of our risk management, control and governance processes. Outside of formal meetings, Board members have regular access to executives, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the General Counsel. The Committee and management reports and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

2020 PROXY STATEMENT 13

OUR BOARD OF DIRECTORS

BOARD COMMITTEES

The following chart sets forth the membership of each standing Board Committee as of the date of this proxy statement. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members

Audit Committee	Barbara M. Byrne, Chair Judith A. McHale Ronald L. Nelson Frederick O. Terrell

Compensation Committee	Brian Goldner, Chair Linda M. Griego Judith A. McHale Ronald L. Nelson

Nominating and Governance Committee	Nicole Seligman, Chair Candace K. Beinecke Charles E. Phillips, Jr. Susan Schuman

During 2019, the Audit Committee held six meetings, the Compensation Committee held seven meetings and the Nominating and Governance Committee held seven meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee must have at least one “audit committee financial expert” (as described below), and all Committee members must be “financially sophisticated.” The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, our Chief Financial Officer, our Chief Accounting Officer, our General Counsel, our Chief Compliance Officer and Chief Audit Executive and other members of our senior management. The Committee is responsible for the following, among other things:

•	The appointment, retention, termination, compensation and oversight of our independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	Reviewing our financial statements and related disclosures, including with respect to internal control over financial reporting;

•	Oversight of our internal audit function; and

•	Oversight of our compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2019, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board has determined that all of the members of the Audit Committee are “financially sophisticated” under Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee, including Ms. Byrne, the Chair of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

14 VIACOMCBS INC.

OUR BOARD OF DIRECTORS

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and also “non-employee directors” pursuant to rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

•	Adopting and periodically reviewing our compensation philosophy, strategy and principles regarding the design and administration of our compensation programs;

•

Reviewing and approving the total compensation packages for our executive officers and other senior executives identified by the Committee after consultation with members of management (collectively, the “senior executives”);

•	Overseeing the administration of our incentive compensation plans and equity-based compensation plans;

•	Reviewing key management succession planning (in conjunction with the Nominating and Governance Committee) as contemplated by the Guidelines; and

•	Overseeing periodic risk assessments of the Company’s compensation programs.

Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives and severance arrangements. In approving compensation for the senior executives, the Committee considers the input and recommendations of the Chief Executive Officer, the Chief People Officer and certain other executive officers to whom those senior executives report.

The Committee reviews and approves goals and objectives relevant to the compensation of the President and Chief Executive Officer and, together with the Nominating and Governance Committee, annually evaluates his performance in light of those goals and objectives, after considering the input of the non-management directors. The results of this evaluation are then reported to the non-management directors. The Compensation Committee sets the compensation of our President and Chief Executive Officer, taking this evaluation into account, and reports to the Board on this process.

Our processes and procedures for the consideration of executive compensation and the role of our executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Committee as it deems appropriate and in accordance with applicable laws and regulations. The Committee has delegated to the President and Chief Executive Officer limited authority (with respect to executives who are not senior executives) to grant long-term incentive awards under the Company’s long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify certain terms of outstanding equity grants in some post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section.

The Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. The Committee currently retains independent compensation consulting firm ClearBridge Compensation Group LLC (“ClearBridge”) to advise the Committee in its review of senior executive compensation. The Compensation Committee has a policy providing that the independent compensation consulting firm will not be considered as a provider of any other services to the Company and ClearBridge does not perform any such services. In furtherance of the Committee’s review of senior executive compensation, the independent consultant examines the compensation practices at companies with which we compete for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section. The Compensation Committee assessed the independence of ClearBridge and determined that the firm’s work for the Committee did not raise any conflicts of interest.

2020 PROXY STATEMENT 15

OUR BOARD OF DIRECTORS

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•	Overseeing all aspects of our corporate governance initiatives, including regular assessments of our principal governance documents;

•	Establishing criteria and processes for the annual self-evaluations of the Board and its Committees;

•	Making recommendations to the Board on director compensation matters;

•	Monitoring developments in the law and practice of corporate governance;

•	Developing and recommending items for Board meeting agendas;

•	Reviewing key management succession planning (in conjunction with the Compensation Committee) as contemplated by the Guidelines;

•	Reviewing transactions between us and related persons;

•	Overseeing and monitoring significant issues impacting the Company’s culture and reputation, as well as its handling of environmental, social and governance issues; and

•	Reviewing the following risk management processes and policies at the Company: business continuity planning, disaster recovery and crisis management.

Consideration and Determination of Director Compensation. The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for Outside Directors. “Outside Directors” are directors who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in “Director Compensation.”

In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation: Outside Directors should be fairly compensated for the services they provide to us, taking into account, among other things, the size and complexity of our business and compensation paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand. Final director compensation determinations are made by the Board.

2020 Director Nomination Process. In connection with the 2020 director nomination process, the Nominating and Governance Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and our Guidelines and the terms of the Governance Agreement (described below) related to Board composition. In addition, the Committee considered input received from other directors on Board member qualifications, Board composition and any special circumstances that the Committee deemed to be important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of the nominees set forth in “Item 1 — Election of Directors” be nominated to stand for election at the 2020 Annual Meeting.

Board Diversity. The Committee considers diversity as part of its review of the composition of the Board. The Committee considers diversity to be a broadly defined concept that takes into account professional experience, gender and ethnicity, among other characteristics. Multiple industries are represented on the Board, including the entertainment and media, banking, legal, technology, and management consulting industries, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive officers, principal financial officers, attorneys, high-ranking government officials, entrepreneurs and television, film and record executives, among others. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process, when it reviews the composition of the Board as a whole.

16 VIACOMCBS INC.

OUR BOARD OF DIRECTORS

Governance Agreement. On August 13, 2019, concurrently with the execution of the Merger Agreement, CBS, Viacom, National Amusements and NAI Entertainment Holdings LLC (together with National Amusements, the “NAI Parties”) and certain other persons affiliated or associated with National Amusements entered into a governance agreement (the “Governance Agreement”), which became effective at the Effective Time of the Merger. The Governance Agreement governs, among other things, the composition of the Company’s Board until December 4, 2021. The Governance Agreement is filed with the SEC as Exhibit 10.2 to our Current Report on Form 8-K filed on August 13, 2019.

Under the Governance Agreement, unless the Board determines otherwise in accordance with the Merger Agreement, the current directors will constitute the only members of the Board until December 4, 2021 and in the event of any vacancy on the Board prior to that date due to a director’s removal, death, retirement or resignation, (i) if such vacancy results from the departure of Ms. Redstone or Mr. Klieger, such vacancy will be filled by an individual designated by the NAI Parties, (ii) if such vacancy results from the departure of Mr. Bakish, such vacancy will be filled by the new Chief Executive Officer of the Company and (iii) any other vacancy will be filled by an independent director in accordance with the Merger Agreement.

The Governance Agreement also provides, among other things, that the NAI Parties will not take actions that would result in the Board being comprised of less than a majority of independent directors, either of the Compensation Committee or Nominating and Governance Committee not being comprised entirely of independent directors or the Company availing itself of any “controlled company” exemption under the Nasdaq listing standards.

Stockholder Recommendations for Director. The Committee will consider candidates for director recommended by our stockholders. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, ViacomCBS Inc., 1515 Broadway, New York, NY 10036-5794. Our Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Our directors should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of our stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in our Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Subject to the terms of the Governance Agreement, director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

STOCKHOLDER OUTREACH

Our management, including through its investor relations program, conducts stockholder outreach throughout the year to inform our management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include management meetings with individual and group investors in person or by telephone and management presentations at investor and industry conferences, including question-and-answer sessions, on a regular basis. The investor relations group also responds to retail investor email and telephone inquiries, providing access to our representatives and a forum for providing feedback. Our investor relations team, certain named executive officers and/or other members of management and operating executives meet with our largest investors throughout the year.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other parties interested in contacting our non-management directors may send an email to nonmanagementdirectors@viacomcbs.com or write to ViacomCBS Inc., 1515 Broadway, New York, NY 10036-5794, Attention: Non-Management Directors – 52nd Floor. The non-management directors’ contact information is also available on our website at www.viacbs.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

2020 PROXY STATEMENT 17

OUR BOARD OF DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee during fiscal year 2019 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2019, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company’s Board and/or Compensation Committee.

18 VIACOMCBS INC.

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth as of March 17, 2020, unless otherwise indicated, information concerning the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own more than 5% of the Company’s Class A Common Stock. As of March 17, 2020, there were 52,267,640 shares of the Company’s Class A Common Stock outstanding and 562,716,753 shares of the Company’s Class B Common Stock outstanding. Information set forth below for Ms. Franco and Mr. Ianniello is as of December 4, 2019; and for Mr. Tu, as of March 29, 2019.

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class

Robert M. Bakish	Class A Common	0		0

	Class B Common	909,254	(1)(2)(3)(4)	*

Candace K. Beinecke	Class A Common	3,509	(5)	*

	Class B Common	8,901	(5)	*

Barbara M. Byrne	Class A Common	0		0

	Class B Common	14,912	(4)	*

Christa A. D’Alimonte	Class A Common	0		*

	Class B Common	61,737	(1)(2)	*

Laura Franco	Class A Common	0		*

	Class B Common	56,333	(1)(6)	*

Brian Goldner	Class A Common	3,476	(5)	*

	Class B Common	8,869	(5)	*

Linda M. Griego	Class A Common	0		0

	Class B Common	56,544	(4)(5)	*

Joseph R. Ianniello	Class A Common	0		0

	Class B Common	2,363,963	(1)(3)(4)(6)	*

Richard M. Jones	Class A Common	0		0

	Class B Common	188,053	(1)(3)(6)	*

Robert N. Klieger	Class A Common	2,502	(5)	*

	Class B Common	11,856	(5)	*

Judith A. McHale	Class A Common	331	(5)	*

	Class B Common	13,402	(5)	*

Ronald L. Nelson	Class A Common	0		0

	Class B Common	22,003	(5)	*

Charles E. Phillips, Jr.	Class A Common	0		0

	Class B Common	68,522	(1)(5)	*

Nancy Phillips	Class A Common	0		0

	Class B Common	0		*

Shari E. Redstone	Class A Common	19,172	(5)(7)	*

	Class B Common	291,393	(4)(5)(7)	*

Susan Schuman	Class A Common	0		0

	Class B Common	5,264	(5)	*

2020 PROXY STATEMENT 19

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

	Beneficial Ownership of Equity Securities

Name	Title of Security	Number of Shares		Percent of Class

Nicole Seligman	Class A Common	0		0

	Class B Common	14,361	(5)	*

Christina Spade	Class A Common	0		0

	Class B Common	11,300	(1)(6)	*

Frederick O. Terrell	Class A Common	2,894	(5)	*

	Class B Common	12,427	(5)	*

Lawrence P. Tu	Class A Common	0		0

	Class B Common	311,469	(1)(6)	*

Current directors and executive officers as a group (20 persons)(8)	Class A Common	31,844	(5)	*
	Class B Common	1,873,108	(1)(2)(3)(4)(5)(6)	*

National Amusements(9) 846 University Avenue Norwood, MA 02062	Class A Common Class B Common	41,500,088 21,365,426		79.4 3.8	% %

Mario J. Gabelli et al.(10)	Class A Common	5,375,384		10.3%

GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435
*	Represents less than 1% of the outstanding shares of the class.

(1)

Includes the following shares of the Company’s Class B Common Stock (a) which the indicated named executive officer or director had the right to acquire on or within 60 days from March 17, 2020, or, in the case of Ms. Franco and Mr. Ianniello, December 4, 2019, and in the case of Mr. Tu, March 29, 2019, through the exercise of stock options: Bakish, 731,902; D’Alimonte, 53,101; Franco, 19,344; Ianniello, 1,477,037; Jones, 70,599; C. Phillips, 3,073; and Tu, 290,134; and (b) underlying RSU awards that will vest within 60 days from March 29, 2019 held by Mr. Tu, 240.

(2)	Includes shares held through the Viacom 401(k) Plan as of February 29, 2020.

(3)

Includes the following Company Class B phantom common stock units credited pursuant to, as applicable, the CBS Excess 401(k) Plan for Designated Senior Executives, the Viacom Excess 401(k) Plan for Designated Senior Executives or the Viacom Bonus Deferral Plan for Designated Senior Executives: Bakish, 37,950; Ianniello, 6,458; Jones, 4,851; and Spade, 179. Pursuant to the governing plans, the phantom common stock units are payable in cash following termination of service as an employee.

(4)

Includes the following number of shares of the Company’s Class B Common Stock (a) owned by family members: Bakish, 143; Griego, 6,000; and Ianniello, 2,462, as to which Mr. Ianniello disclaims beneficial ownership; (b) held by trusts, as to which the indicated person has shared voting and investment power: Shari Redstone, 2,394; and (c) held in family trusts, as to which the indicated person has sole voting and investment power: Byrne, 1,384; and Seligman, 798.

(5)

Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company’s deferred compensation plans for Outside Directors: Beinecke, 3,509 Class A and 3,637 Class B; Goldner, 3,476 Class A and 3,605 Class B; Klieger, 2,502 Class A and 2,552 Class B; McHale, 323 Class A and 345 Class B; Shari Redstone, 19,172 Class A and 19,475 Class B; and Terrell, 2,894 Class A and 3,019 Class B; and (b) the following shares of the Company’s Class B Common Stock underlying vested Restricted Stock Units (“RSUs”) for which settlement has been deferred, and which, in the case of Nelson, Phillips, Redstone and Seligman, includes vested RSUs assumed in the Merger: Beinecke, 5,264; Goldner, 5,264; Griego, 32,774; Klieger, 9,304; McHale, 451; Nelson, 2,659; C. Phillips, 46,981; Shari Redstone, 129,541; Schuman, 5,264; Seligman, 10,063; and Terrell, 4,408. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company’s Class B Common Stock following termination of service as a director.

(6)	Includes shares held through the CBS 401(k) Plan as of February 29, 2020.

(7)	Ms. Redstone is a stockholder of National Amusements and has a minority indirect beneficial interest in the Company shares owned by National Amusements (and a wholly-owned subsidiary).

(8)

Includes 995,068 shares of the Company’s Class B Common Stock that the current directors and executive officers as a group had the right to acquire on or within 60 days from March 17, 2020 through the exercise of stock options.

(9)

These shares are owned by National Amusements and a wholly-owned subsidiary. Beneficial ownership may also be attributed to Sumner M. Redstone, Chairman Emeritus of the Company, as Mr. Redstone is the Chairman of the Board and the beneficial owner of a controlling interest in National Amusements. National Amusements is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of National Amusements, and

20 VIACOMCBS INC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

such voting interest of National Amusements held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of National Amusements’ voting interest held by the SMR Trust will pass to seven trustees, who will include Shari Redstone. No member of the Company’s management is a trustee of the SMR Trust. Based on information received from National Amusements, National Amusements has pledged to its lenders a portion of shares of the Company’s Class A Common Stock and Class B Common Stock owned directly or indirectly by National Amusements. The aggregate number of shares pledged by National Amusements to its lenders represents approximately 4.1% of the total outstanding shares of the Company’s Class A Common Stock and the Company’s Class B Common Stock, on a combined basis. The amount of the Company’s Class A Common Stock which National Amusements directly or indirectly owns and which has not been pledged by National Amusements to its lenders represents approximately 64.0% of the total outstanding shares of the Company’s Class A Common Stock. Mr. Redstone also directly owns 63 shares of the Company’s Class A Common Stock and 202,493 shares of the Company’s Class B Common Stock that are not shown in the table. Including such shares, Mr. Redstone beneficially owns a total of 41,500,151 shares of the Company’s Class A Common Stock, or 79.4% of the class, and 21,567,919 shares of the Company’s Class B Common Stock, or 3.8% of the class.

(10)

The information concerning Mario J. Gabelli et al. is based upon a Schedule 13D/A filed with the SEC on December 15, 2019. In addition to Mr. Gabelli, each of the following entities that Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer is a reporting person on the Schedule 13D/A: Gabelli Funds, LLC (“Gabelli Funds”); GAMCO Asset Management, Inc. (“GAMCO”); Gabelli & Company Investment Advisers, Inc. (“GCIA”); Gabelli Foundation, Inc. (the “Foundation”); GGCP, Inc. (“GGCP”); GAMCO Investors, Inc. (“GBL”); and Associated Capital Group, Inc. (“AC”). As reported in the Schedule 13D/A, as of December 5, 2019: Gabelli Funds beneficially owned 2,661,691 of the reported shares; GAMCO beneficially owned 2,621,020 of the reported shares; GCIA beneficially owned 18,180 of the reported shares; GGCP beneficially owned 15,636 of the reported shares; the Foundation beneficially owned 12,943 of the reported shares; MJG beneficially owned 33,091 of the reported shares and AC beneficially owned 4,035 of the reported shares. Mr. Gabelli is deemed to beneficially own 8,788 shares as well as the shares owned beneficially by each of the foregoing reporting persons. AC, GBL and GGCP are deemed to beneficially own the shares owned beneficially by each of the foregoing reporting persons other than Mr. Gabelli and the Foundation. Each of the reporting persons discloses that it has sole voting and investment power with respect to the shares it beneficially owns, except that: (a) GAMCO does not have voting power over 90,924 of the reported shares; (b) Gabelli Funds has sole voting and investment power with respect to the shares of each fund for which Gabelli Funds provides advisory services (the “Funds”) so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the proxy voting committee of each Fund will vote that Fund’s shares; (c) in other special circumstances, the proxy voting committee of each Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such Fund; and (d) the power of Mr. Gabelli, AC, GBL and GGCP to vote and invest the shares is indirect with respect to shares beneficially owned directly by the other reporting persons.

2020 PROXY STATEMENT 21

Related Person Transactions

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Board has a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to related person transactions, as defined under the rules of the SEC. Under the policy, the Committee shall approve only related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in good faith. In its review, the Committee considers the related person’s relationship with the Company and interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the Company and the related person; whether the transaction would impair the judgment of the related person; the impact on a director’s independence if the transaction involves a director; the availability of other sources of comparable products or services; whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, management is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company. The determination will be made after a review of information obtained from the related person and information available from our records. Our legal and controller’s groups are responsible for establishing and maintaining policies and procedures to ensure implementation of the policy across the Company.

TRANSACTIONS RELATED TO VIACOM INC.

On December 4, 2019, Viacom merged with and into CBS, with CBS continuing as the surviving company and changing its name to ViacomCBS Inc. See “Proxy Statement Highlights – Recent Company and Leadership Developments” for a more detailed discussion of the Merger.

National Amusements, our controlling stockholder, was also, prior to the Merger, the controlling stockholder of Viacom. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as Chairman Emeritus of the Company and, prior to the Merger, served as Chairman Emeritus of Viacom. Shari E. Redstone is President and a director of National Amusements, and serves as our non-executive Board Chair.

During 2019, prior to the Merger, CBS and its subsidiaries, as part of its normal course of business, entered into transactions with Viacom and its subsidiaries. CBS licensed its television content and sold advertising spots to various subsidiaries of Viacom. Viacom also distributed certain of CBS’ television programs in the home entertainment market. Viacom leased production facilities, licensed its theatrical content and sold advertising spots to various subsidiaries of CBS. CBS’ total revenues recognized for the year ended December 31, 2019 from these transactions, which were accounted for as intercompany eliminations in the Company’s Annual Report on Form 10-K, filed with the SEC on February 20, 2020 (the “2019 Annual Report”), were $72.4 million. Viacom’s total revenues recognized for the year ended December 31, 2019 from these transactions, which were accounted for as intercompany eliminations in the 2019 Annual Report, were $43.8 million.

We believe that the terms of all such transactions prior to the Merger were no more or less favorable to CBS and its businesses, on the one hand, and Viacom and its businesses on the other, than it would have obtained from unrelated parties.

OTHER TRANSACTIONS

National Amusements licenses films in the ordinary course of business for its motion picture theaters from all major studios, including Paramount. Payments made to us in connection with these licenses for fiscal year 2019 amounted to approximately $6.8 million and are continuing in fiscal year 2020 as a result of this ongoing relationship. National Amusements also licenses films from a number of unaffiliated companies, and Paramount expects to continue to license films to National Amusements on similar terms in the future. In addition, National Amusements and Paramount have co-op advertising arrangements, which are continuing in fiscal year 2020, and occasionally engage in other ordinary course transactions (e.g., movie ticket purchases and various promotional activities) from time to time. In connection with these arrangements and transactions, Paramount paid National Amusements a total of approximately $96,000 in fiscal year 2019. We believe that the terms of these transactions between National Amusements and Paramount were no more or less favorable to Paramount than transactions between unaffiliated companies and National Amusements.

22 VIACOMCBS INC.

RELATED PERSON TRANSACTIONS

In November 1995, we entered into an agreement with Gabelli Asset Management Company (“GAMCO”) pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by us. For 2019, we paid GAMCO approximately $198,900 for such investment management services. We believe that the terms of the agreement with GAMCO are no more or less favorable to us than we could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 5,375,384 shares of the Company’s Class A Common Stock, according to a Schedule 13D/A filed with the SEC on December 15, 2019 by such entities (the latest filing available), which shares, as of March 23, 2020, represented approximately 10.3% of the outstanding shares of the class.

Matthew Jafar, the brother-in-law of Julia Phelps, our Executive Vice President, Chief Communications and Corporate Marketing Officer, is employed by the Company as Director of Global Consumer Insights. Mr. Jafar served in his position prior to Ms. Phelps’ appointment to her current role, and Ms. Phelps was not involved in Mr. Jafar’s hiring. Mr. Jafar has never served in Ms. Phelps’ reporting line, and Ms. Phelps is not involved with decisions regarding Mr. Jafar’s compensation. Mr. Jafar received compensation in 2019 in an amount consistent with the compensation paid to other employees at his level.

2020 PROXY STATEMENT 23

Item 1 — Election of Directors

The Board of Directors proposes the election of 13 directors, all of whom are current members of our Board. Each director elected at the Annual Meeting will hold office, in accordance with our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Board’s nominees for election are: Robert M. Bakish, Candace K. Beinecke, Barbara M. Byrne, Brian Goldner, Linda M. Griego, Robert N. Klieger, Judith A. McHale, Ronald L. Nelson, Charles E. Phillips, Jr., Shari E. Redstone, Susan Schuman, Nicole Seligman and Frederick O. Terrell. All of the nominees were elected at our 2019 Annual Meeting of Stockholders, except for Messrs. Bakish, Nelson and Phillips and Mses. McHale and Seligman, all of whom were appointed by the Board in connection with the Merger.

For a description of certain arrangements relating to nominations of directors and the future composition of the Board, see “Our Board of Directors — Board Committees — Nominating and Governance Committee.”

In accordance with the Board’s recommendation, the proxy holders will vote the shares of the Company’s Class A Common Stock covered by the respective proxies for the election of each of the 13 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Each director nominee for our Board brings a diversity of skills and experiences to his or her service on the Board, as listed below.

Information about each director nominee is set forth below.

President and Chief Executive Officer, Director Age: 56 Director since: 2019 Committees: • None

ROBERT M. BAKISH

Robert M. Bakish has been our President and Chief Executive Officer and a member of our Board since December 2019. Mr. Bakish served as President and Chief Executive Officer and a member of the board of Viacom from December 2016 to December 2019, having served as Acting President and Chief Executive Officer beginning in November 2016. Mr. Bakish joined Viacom’s predecessor (“Former Viacom”) in 1997 and held positions throughout the organization, including as President and Chief Executive Officer of Viacom International Media Networks and its predecessor company, MTV Networks International (“MTVNI”), from 2007 to 2016; President of MTVNI; Executive Vice President, Operations and Viacom Enterprises; Executive Vice President and Chief Operating Officer, MTV Networks Advertising Sales; and Senior Vice President, Planning, Development and Technology. Before joining Former Viacom, Mr. Bakish was a partner with Booz Allen Hamilton in its Media and Entertainment practice. Mr. Bakish has served as a director of Avid Technology, Inc. since 2009.

Mr. Bakish has extensive knowledge and a deep understanding of our business and the entertainment industry through various leadership positions at Viacom spanning approximately 20 years and culminating with President and Chief Executive Officer, and broad expertise overseeing global operations.

24 VIACOMCBS INC.

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 73 Director since: 2018 Committees: • Nominating and Governance Committee

CANDACE K. BEINECKE

Ms. Beinecke is the Senior Partner of Hughes Hubbard & Reed LLP, a New York law firm, and is a practicing partner in Hughes Hubbard’s corporate department. In 1999, Ms. Beinecke became the first woman to Chair a major New York law firm. Ms. Beinecke also serves as the Lead Trustee of Vornado Realty Trust and as Chairperson of the Board of First Eagle Funds (a mutual fund family). She previously served on the board of ALSTOM (a public French transport company).

As the long-time head of a top-ranked international law firm, Ms. Beinecke is well-recognized in the legal profession for her corporate governance and mergers and acquisitions expertise and brings to the Board extensive legal, governance, business and risk management experience. Ms. Beinecke’s breadth of director experience, which includes service as a lead trustee and chairperson, as well as service on other nominating and governance committees, a remuneration committee and an executive committee, gives her a deep understanding of public company governance.

Director Age: 65 Director since: 2018 Committees: • Audit Committee (Chair)

BARBARA M. BYRNE

Ms. Byrne is the former Vice Chairman, Investment Banking at Barclays PLC.

During her more than 35 years of financial services experience, Ms. Byrne served as team leader for some of Barclay’s most important multinational corporate clients and was the primary architect of several of Barclays’ marquee transactions. Widely recognized as a leading investment banker and strategic advisor, she is a member of various industry councils and participates as a forum leader on strategic issues and trends facing the financial services sector and global markets. With this experience, Ms. Byrne brings to the Board important business and financial expertise in its deliberations on complex transactions, risk management, strategy and other financial matters.

2020 PROXY STATEMENT 25

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 56 Director since: 2018 Committees: • Compensation Committee (Chair)

BRIAN GOLDNER

Mr. Goldner has served as the Chief Executive Officer of Hasbro, Inc. since 2008, and additionally has served as its Chairman of the Board since May 2015. In addition to being Chief Executive Officer, from 2008 to 2016, Mr. Goldner was also the President of Hasbro. Besides being a member of Hasbro’s board, he also serves on the board of directors of The Gap, Inc. and served on the board of Molson Coors Brewing Company from 2010 to 2016.

Mr. Goldner brings to the Board significant leadership, operational and brand management experience from his executive positions at one of the leading public companies in his industry, where he was instrumental in transforming a traditional toy and game company into a global play and entertainment leader. With his direct experience in executing on strategies to differentiate Hasbro in a competitive global marketplace in response to industry evolution, he is well-positioned to advise on the strategic direction of the Company’s businesses. Further, Mr. Goldner’s service on other boards and board committees gives him a deep understanding of public company governance.

Director Age: 72 Director since: 2007 Committees: • Compensation Committee

LINDA M. GRIEGO

Ms. Griego has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of The Ralph M. Parsons Foundation, the MLK Health and Wellness, CDC, and the Charles R. Drew University of Medicine and Science. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of AECOM and the American Funds (7 funds).

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where the Company has a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

26 VIACOMCBS INC.

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 48 Director since: 2017 Committees: • None

ROBERT N. KLIEGER

Mr. Klieger is a partner in the Los Angeles law firm Hueston Hennigan LLP. Mr. Klieger’s practice focuses on complex civil litigation and counseling in the areas of entertainment and intellectual property. Mr. Klieger represents motion picture studios, broadcast and cable television networks, production companies, video game publishers and high net worth individuals in the media and entertainment space, as well as clients in other industries including apparel, aviation and venture capital. Prior to joining Hueston Hennigan, Mr. Klieger was a partner at Irell & Manella LLP and a founding partner at Kendall Brill & Klieger LLP. Before beginning his career in private practice, Mr. Klieger served as a law clerk to the Honorable Cynthia Holcomb Hall of the United States Court of Appeals for the Ninth Circuit, and the Honorable William Matthew Byrne, Jr. of the United States District Court for the Central District of California.

Mr. Klieger is recognized as one of the most prominent attorneys in the entertainment industry, with a practice focused on complex civil litigation and counseling in the areas of media, entertainment and intellectual property and clients that include leading enterprises in television, film and digital media. With his exceptional legal acumen and distinguished reputation for his trial practice and counsel, Mr. Klieger brings to the Board legal and strategic expertise in matters germane to the Company’s businesses and complex business transactions.

Director Age: 73 Director since: 2019 Committees: • Audit Committee • Compensation Committee

JUDITH A. MCHALE

Ms. McHale is President and Chief Executive Officer of Cane Investments, LLC, a private investment company, and served as a member of the board of Viacom from August 2016 to December 2019. Prior to joining Cane Investments in 2011, Ms. McHale served as the Under Secretary of State for Public Diplomacy and Public Affairs for the U.S. Department of State from 2009 to 2011. From 2004 to 2006, Ms. McHale served as the President and Chief Executive Officer of Discovery Communications, Inc., the parent company of Discovery Channel, and served as its President and Chief Operating Officer from 1995 to 2004. In 2006, Ms. McHale worked with private equity firm Global Environment Fund to launch the GEF/Africa Growth Fund, an investment vehicle focused on supplying expansion capital to small and medium-sized enterprises that provide consumer goods and services in emerging African markets. She has served on the board of Ralph Lauren Corporation since 2011 and the board of Hilton Worldwide Holdings Inc. since 2013. She previously served on the boards of SeaWorld Entertainment, Inc., Host Hotel & Resorts, Inc., DigitalGlobe Inc., John Hancock Financial Services, Inc. and Potomac Electric Power Company.

Ms. McHale has extensive experience leading a major media conglomerate with a background in operations and financial management, expertise in global affairs, experience in government affairs and extensive public company and corporate governance experience.

2020 PROXY STATEMENT 27

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 67 Director since: 2019 Committees: • Audit Committee • Compensation Committee

RONALD L. NELSON

Mr. Nelson served on the board of Viacom from August 2016 to December 2019. Mr. Nelson served as Executive Chairman of the Board of Avis Budget Group from 2016 to 2018 and later as a consultant to Avis Budget Group, Inc. until May 2019. Mr. Nelson also served as Chairman and Chief Executive Officer of Avis Budget Group, Inc. from 2006 to 2015, and as Chief Operating Officer from 2010 to 2015. Prior to that, Mr. Nelson held several executive finance and operating roles, beginning in 2003 with Cendant Corporation, including as its Chief Financial Officer and President and a member of its board from 2003 to 2006. From 1994 to 2003, Mr. Nelson served as Co-Chief Operating Officer of DreamWorks SKG. From 1987 to 1994 Mr. Nelson was Executive Vice President, Chief Financial Officer and a director at Paramount Communications, Inc., formerly Gulf + Western Industries, Inc. Mr. Nelson has served on the board of Hanesbrands Inc. since 2008 and as its Non-Executive Chairman since 2019, and on the board of Wyndham Hotels & Resorts, Inc. since 2019. He previously served on the board of Convergys.

Mr. Nelson has extensive experience as a chief executive officer, chief financial officer and chief operating officer of major global companies, significant financial expertise, international business experience, public company and corporate governance experience and a long-standing background in the media industry.

Director Age: 60 Director since: 2019 Committees: • Nominating and Governance Committee

CHARLES E. PHILLIPS, JR.

Mr. Phillips is Chairman of Infor, Inc., a multi-billion dollar enterprise software company and served as its Chief Executive Officer from 2010 to 2019. Mr. Phillips served on the board of Viacom from January 2006 to December 2019 and, prior to that, on the board of Former Viacom beginning in 2004. He was a President of Oracle Corporation from 2003 to 2010 and served as a member of its Board of Directors and Executive Management Committee from 2004 to 2010. Prior to Oracle, Mr. Phillips was a managing director at Morgan Stanley in the Technology Group and served on its Board of Directors. He is a member of the Board of Directors of the Federal Reserve Bank of New York, the Apollo Theater, Business Executives for National Security and the New York Police Foundation. He served on President Obama’s Economic Recovery Board, led by Paul Volcker, and is a member of the Council on Foreign Relations.

Mr. Phillips has extensive experience as a senior executive in a large, multinational corporation, financial industry background and financial and analytical expertise, significant public company and corporate governance experience, expertise in technology issues and familiarity with issues facing media, new media and intellectual property-driven companies and a deep knowledge of the Viacom business.

28 VIACOMCBS INC.

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 65 Director since: 1994 Committees: • None

SHARI E. REDSTONE

Ms. Redstone has served as the Non-Executive Chair of our Board since December 2019 and, prior to that, served as Non-Executive Vice Chair of the Board beginning in 2005 and as Non-Executive Vice Chair of the board of Viacom beginning in 2006.

Ms. Redstone has been President of National Amusements since 2000, and also serves as a director of National Amusements. Ms. Redstone also is Co-founder and Managing Partner of Advancit Capital, an investment firm launched in 2011, which focuses on early stage companies at the intersection of media, entertainment and technology. Advancit is an investor in more than 75 companies.

Ms. Redstone brings to the Board, and to her position as its Non-Executive Chair, extensive experience in and a deep understanding of the entertainment industry, broad experience and talent managing a large business, extensive legal experience and her experience as President of National Amusements, including as one of its significant stockholders. Ms. Redstone also brings to the Board’s deliberations a direct knowledge of global growth strategies for the Company’s businesses. She is an experienced director through her service on the boards of multiple industry associations, other public companies and charitable organizations. Ms. Redstone also provides institutional knowledge of the Company and continuity of the Company’s Board, having served as a Board member for 25 years.

Ms. Redstone is actively involved in a variety of charitable, civic, and educational organizations, including serving as a member of the board of trustees of the Paley Center for Media. She is also a member of the Board of Trustees at Dana-Farber Cancer Institute.

Ms. Redstone earned a BS from Tufts University and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements. Ms. Redstone is the daughter of Sumner M. Redstone.

Director Age: 60 Director since: 2018 Committees: • Nominating and Governance Committee

SUSAN SCHUMAN

Ms. Schuman is the Executive Chair and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation, and Vice Chair of the kyu Collective.

Over the past 20 years, Ms. Schuman has built and led SYPartners, working with executives at many high-profile companies and organizations. This experience in advising on business, organization and cultural transformation, including new value creation strategies, positions Ms. Schuman as a skilled advisor to the Board on the strategic and transformational direction of the Company.

2020 PROXY STATEMENT 29

ITEM 1 — ELECTION OF DIRECTORS

Director Age: 63 Director since: 2019 Committees: • Nominating and Governance Committee (Chair)

NICOLE SELIGMAN

Ms. Seligman served on the board of Viacom from August 2016 to December 2019. Until March 2016, Ms. Seligman served as the President of Sony Entertainment, Inc. (beginning in 2014) and of Sony Corporation of America (beginning in 2012), and as Senior Legal Counsel of Sony Group (beginning in 2014). Ms. Seligman previously served as Executive Vice President and General Counsel of Sony Corporation from 2005 to 2014. She joined Sony in 2001 and served in a variety of other capacities during her tenure, including as a Corporate Executive Officer and Group Deputy General Counsel of Sony Corporation, and as General Counsel and an Executive Vice President at Sony Corporation of America, a subsidiary of Sony Corporation. Prior to joining Sony Corporation of America, Ms. Seligman was a partner in the litigation practice at Williams & Connolly LLP in Washington, D.C., where she worked on a broad range of complex civil and criminal matters and counseled a wide range of clients, including President William Jefferson Clinton and Lt. Col. Oliver North. Ms. Seligman joined Williams & Connolly in 1985. Ms. Seligman served as law clerk to Justice Thurgood Marshall on the Supreme Court of the United States from 1984 to 1985 and as law clerk to Judge Harry T. Edwards at the U.S. Court of Appeals for the District of Columbia Circuit from 1983 to 1984. Ms. Seligman has served on the board of Far Point Acquisition Corporation since 2018 and the board of MeiraGTx Holdings plc since 2019, and has been a Non-Executive Director of WPP plc since 2014 and its Senior Independent Director since 2016.

Ms. Seligman has extensive media industry experience with various leadership roles at a major media conglomerate, public company and corporate governance experience, and exceptional achievements in the legal profession.

Director Age: 65 Director since: 2018 Committees: • Audit Committee

FREDERICK O. TERRELL

Mr. Terrell served as Executive Vice Chairman of Investment Banking and Capital Markets at Credit Suisse and later Senior Advisor from January 2018 to November 2018. From June 2010 to December 2017 he was Vice Chairman of Investment Banking and Capital Markets at Credit Suisse. His investment banking career began in 1983 as an Associate with The First Boston Corporation. During his accomplished career in the financial services sector spanning more than 25 years, Mr. Terrell was responsible for Credit Suisse’s global banking relationships with some of its most high-profile clients. From 2000 to 2008 he was the Managing Partner of Provender Capital Group, LLC a private equity firm focusing on investments in emerging companies.

He has served as a member of the Board of Directors of the New York Life Insurance Company, Wellchoice Inc. (formerly Empire Blue Cross Blue Shield) and Carver Bancorp, Inc. His experience also includes past and present service on multiple not-for-profit boards, including the Yale School of Management, The Partnership for New York City, The Partnership Fund for New York City, Coro New York Leadership Center, Big Brothers Big Sisters of New York City and the Center for a New American Security. He is a member of the Council on Foreign Relations, The Economic Club of New York and the Investment Committee of the Rockefeller Foundation. Based on his extensive banking and corporate advisory experience, Mr. Terrell brings significant business and financial expertise to the Board in its deliberations on corporate strategy, complex transactions and other financial matters.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

30 VIACOMCBS INC.

Director Compensation

OUTSIDE DIRECTOR COMPENSATION DURING 2019

The following table sets forth information concerning the compensation of the Company’s Outside Directors for 2019.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Beinecke, Candace K.	262,000	200,028	593	25,000	487,621
Byrne, Barbara M.	241,522	200,028	0	20,500	462,050
Countryman, Gary L.(5)	256,000	200,028	4,970	25,000	485,998
Goldner, Brian	258,000	200,028	571	0	458,599
Griego, Linda M.	240,000	200,028	0	25,000	465,028
Klieger, Robert N.	100,000	200,028	14	22,500	322,542
McHale, Judith A.	11,609	16,669	9	25,000	53,287
Minow, Martha L.(5)	240,000	200,028	25	25,000	465,053
Nelson, Ronald L.	7,609	16,669	0	0	24,278
Phillips, Jr., Charles E.	9,609	16,669	5	25,000	51,283
Redstone, Shari E.	230,707	200,028	395	25,000	456,130
Schuman, Susan	238,000	200,028	0	10,000	448,028
Seligman, Nicole	11,131	16,669	0	25,000	52,800
Terrell, Frederick O.	238,000	200,028	583	25,000	463,611
Zelnick, Strauss(5)	320,000	200,028	478	25,000	545,506

(1)

Reflects cash amounts earned by Outside Directors in 2019 for the annual board retainer, Interim Chairman, Chair and Vice Chair retainers, as applicable, and Committee chair retainers and meeting fees for standing and ad hoc board committee meetings. These amounts include retainers and fees deferred by Mses. Beinecke, McHale and Redstone and Messrs. Countryman, Goldner, Klieger, Phillips, Terrell and Zelnick under the Company’s Deferred Compensation Plan for Outside Directors.

(2)

These amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718 of the annual grant of RSUs to each Outside Director under the Company’s 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2019, see Note 13 “Stock-Based Compensation” to the audited 2019 consolidated financial statements on pages II-88 to II-91 in the Company’s Form 10-K for the fiscal year ended December 31, 2019. The aggregate number of unvested RSUs outstanding as of the fiscal year ended December 31, 2019 for each Outside Director was: 3,950 for Beinecke, Byrne, Goldner, Griego, Klieger, Redstone, Schuman and Terrell; 3,993 (includes 3,546 unvested RSUs assumed in the Merger) for McHale, Nelson, Phillips and Seligman; all others, 0. The aggregate number of option awards outstanding (from prior year grants, all of which are fully vested) as of the fiscal year ended December 31, 2019 for each Outside Director was as follows: Countryman, 5,093; Phillips, 3,073 (assumed in the Merger); all others, 0.

(3)

Interest accrues on cash in deferred accounts under the Company’s Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2019, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each Outside Director in 2019 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Mses. Byrne, Griego, Minow, Schuman and Seligman and Mr. Nelson did not have any deferred cash amounts during 2019.

(4)

Amounts reflect the aggregate value of all matching contributions made by the Company on behalf of the director for 2019 under the Company’s Matching Gifts Program for Directors. Under the program in effect for 2019, the Company matched donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year.

(5)	These directors resigned as of December 4, 2019, as part of the Merger.

2020 PROXY STATEMENT 31

DIRECTOR COMPENSATION

DESCRIPTION OF DIRECTOR COMPENSATION

Directors of the Company who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. All of the current and former directors identified in the “Outside Director Compensation During 2019” table above were deemed Outside Directors during 2019. Mr. Bakish was not compensated for serving on the Board and was not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

Cash Compensation

The Company pays the following cash compensation to Outside Directors:

•

The Chair of the Board receives an annual Board retainer of $300,000, the Vice-Chair of the Board, if any, receives an annual Board retainer of $225,000 and all other Outside Directors receive an annual Board retainer of $100,000, in each case payable in equal installments quarterly in advance; and

•

The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees each receive a per meeting attendance fee of $2,000; and

•	The Chairs and members of any ad hoc committees of the Board that may exist from time to time shall be paid as determined by the Board.

Deferred Compensation Plan

The Company maintains deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and Committee chair retainers and Committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company’s Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of the Company’s Class A Common Stock and Class B Common Stock on Nasdaq on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

The Company maintains the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”).

Outside Directors receive the following awards under the Director Equity Plan:

•

an annual grant of RSUs on each February 15th, equal to $200,000 in value based on the closing price of the Company’s Class B Common Stock on Nasdaq on the date of grant (or, if the date of grant is not a day on which Nasdaq is open for trading, on the last trading day preceding the date of grant), which RSUs vest one year from the date of grant; and

•

prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants will be made five business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the closing price of the Company’s Class B Common Stock on

32 VIACOMCBS INC.

DIRECTOR COMPENSATION

Nasdaq on the date of grant (or, if the date of grant is not a day on which Nasdaq is open for trading, on the last trading day preceding the date of grant). Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company’s Class B Common Stock upon vesting unless the director elects to defer the settlement to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B Common Stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) until the RSUs are settled.

Matching Gifts Program for Directors

All directors are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $25,000 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Director Stock Ownership Requirement

Under our Corporate Governance Guidelines, directors are expected to own shares of ViacomCBS stock worth five times the standard annual Board retainer (or $500,000) within three years of becoming a director. Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Director Deferred Compensation Plans, and RSUs received under the Director Equity Plan and the Viacom Inc. 2011 RSU Plan for Outside Directors, count toward the requirement; unvested RSUs are counted at 50%.

Other

Expenses: Directors are reimbursed for reasonable expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies and administrative expenses that may be approved by the Board from time to time.

Director Attendance at Certain Other Events: ViacomCBS believes it is in its best interest for directors to participate in certain Company events and other events to meet with management, customers, talent and others important to the Company’s business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, the Company reimburses directors for travel and related expenses in accordance with the Company’s normal travel policies. Occasionally, a director’s spouse or partner may accompany him or her to ViacomCBS events at our request. This policy involves a de minimis or no incremental cost to us, and we believe it serves a legitimate business purpose.

2020 PROXY STATEMENT 33

Item 2 — Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2020, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as our independent registered public accounting firm for the year ending December 31, 2020, and in recommending that our stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2020.

34 VIACOMCBS INC.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audit of our consolidated financial statements. The Audit Committee also assists the Board of Directors’ oversight of:

•	The quality and integrity of our consolidated financial statements and related disclosures;

•	Evaluation of the effectiveness of our internal control over financial reporting and risk management;

•	Our compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include, among other things:

•

Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing our annual audited financial statements, quarterly financial statements and earnings releases with our management and its independent auditor;

•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	Reviewing with management, the Chief Audit Executive and the independent auditor the effectiveness of our internal control over financial reporting and disclosure controls and procedures;

•	Reviewing with management material legal matters and the effectiveness of our procedures to ensure compliance with legal and regulatory requirements; and

•	Overseeing our compliance program and obtaining periodic reports from the Chief Compliance Officer.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including our critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on our website at www.viacbs.com. The Audit Committee assesses the adequacy of its Charter at least annually, or more frequently as the Committee may determine.

Our management is responsible for the preparation of our consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of our internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and our independent auditor, PricewaterhouseCoopers LLP (“PwC”), our audited consolidated financial statements for the year ended December 31, 2019, our disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2019 Annual Report on Form 10-K and matters relating to the effectiveness of our internal control over financial reporting as of December 31, 2019.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

2020 PROXY STATEMENT 35

REPORT OF THE AUDIT COMMITTEE

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee

Barbara M. Byrne, Chair

Judith A. McHale

Ronald L. Nelson

Frederick O. Terrell

36 VIACOMCBS INC.

Fees for Services Provided by the Independent Registered Public Accounting Firm

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2019 and 2018.

	2019	2018
Audit Fees(1)	$19,919,107	$10,727,000
Audit-Related Fees(2)	332,000	170,000
Tax Fees(3)	5,590,000	5,776,000
All Other Fees(4)	2,700	16,000
Total	$25,843,552	$16,689,000

(1)

Audit fees principally related to the integrated audit of our financial statements, statutory audits and services provided in connection with our debt offerings, comfort letters and SEC filings. In 2019, these fees also included services related to the recalendarization of Viacom’s financial information.

(2)	Audit-related fees principally related to domestic and foreign employee benefit plan audits and agreed-upon procedures.

(3)	Tax fees principally related to transfer pricing studies, tax compliance and tax consulting.

(4)	All other fees principally related to license fees for the use of PwC reference materials and publications and access to various online tools.

AUDIT COMMITTEE PRE-APPROVAL OF SERVICES PROVIDED BY PWC

All audit and non-audit services provided to us by PwC for 2019 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2019, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2020, the Audit Committee has adopted the same pre-approval policies and procedures that were in effect for 2019, which permit the Chair to pre-approve the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

2020 PROXY STATEMENT 37

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our executive compensation philosophy and objectives and the decisions of the Compensation Committee of our Board of Directors regarding the fiscal 2019 compensation of our named executive officers (also referred to as “NEOs”) included in the compensation tables that appear after this CD&A. As we experienced a number of leadership transitions in 2019, as more fully described below, the following eight current and former executive officers are our NEOs for fiscal 2019:

EXECUTIVE OFFICERS AS OF DECEMBER 31, 2019 AND CURRENTLY (“2019 FYE NEOs”)

Name	Position

Robert M. Bakish	President and Chief Executive Officer (since December 4, 2019)

Christina Spade	Executive Vice President, Chief Financial Officer

Christa A. D’Alimonte	Executive Vice President, General Counsel and Secretary (since December 4, 2019)

Richard M. Jones	Executive Vice President, General Tax Counsel and Chief Veteran Officer

Nancy Phillips	Executive Vice President, Chief People Officer (since December 4, 2019)

FORMER EXECUTIVE OFFICERS

Joseph R. Ianniello	President and Acting Chief Executive Officer (through December 4, 2019)

Lawrence P. Tu	Senior Executive Vice President, Chief Legal Officer (through March 1, 2019)

Laura Franco	Executive Vice President, General Counsel (from March 1, 2019 through December 4, 2019)

RECENT COMPANY AND LEADERSHIP DEVELOPMENTS IN 2019

As discussed above, on December 4, 2019, Viacom merged with and into CBS, with CBS continuing as the surviving company, and at the Effective Time of the Merger, the combined company changed its name to ViacomCBS Inc (“ViacomCBS”). Effective upon the closing of the Merger, Mr. Bakish became the President and Chief Executive Officer of ViacomCBS, Ms. Spade continued as our Executive Vice President, Chief Financial Officer, Ms. D’Alimonte became our Executive Vice President, General Counsel and Secretary and Ms. Phillips became our Executive Vice President, Chief People Officer. Also effective upon closing of the Merger, Mr. Ianniello, who served as President and Acting Chief Executive Officer of CBS until the closing of the Merger, became Chairman and Chief Executive Officer of the CBS business of ViacomCBS, and Ms. Franco, who served as Executive Vice President, General Counsel of CBS until the closing of the Merger, became Executive Vice President, General Counsel of the CBS business of ViacomCBS.

This CD&A focuses on the compensation programs of ViacomCBS (formerly known as CBS Corporation), for the 2019 fiscal year and does not include the compensation programs of stand-alone legacy Viacom. Similarly, the information provided in the executive compensation tables following this CD&A includes only compensation earned for services rendered at ViacomCBS. Thus, the information presented for the legacy CBS executives (Messrs. Ianniello, Jones and Tu and Mses. Spade and Franco) reflects compensation for the full-year period, and the information presented for the legacy Viacom executives (Mr. Bakish and Mses. D’Alimonte and Phillips) reflects compensation for the period commencing with the Effective Time of the Merger through the end of fiscal year 2019, unless stated otherwise.

A New Compensation Committee

During fiscal year 2019 until the Effective Time of the Merger, the Compensation Committee was composed of current directors Brian Goldner (Chair) and Linda M. Griego, and former director Strauss Zelnick, each of whom was an independent director. Mr. Zelnick resigned from the Board effective December 4, 2019 in connection with the Merger. As of the Effective Time of the Merger, the ViacomCBS Board appointed independent directors Judith A. McHale and Ronald L. Nelson to the Committee, with Mr. Goldner continuing as Chair of the Committee and Ms. Griego continuing as a member of the Committee. In this CD&A, we refer to the Compensation Committee, however constituted at the relevant time, as the “Committee.”

38 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

The Committee reviews and approves our compensation arrangements with our named executive officers and our other senior executives. For 2019, the Committee reviewed all elements of legacy CBS NEO compensation, including base salary, annual and long-term incentives, severance arrangements and benefit programs, to ensure that they adhere to our core compensation philosophy and objectives. In doing so, the Committee utilized a rolling 12-month calendar to schedule its review of actions that the Committee is required to consider with respect to each senior executive’s compensation (i.e., salary increase, annual bonus payout, long-term incentive award determination, and other compensation actions). In connection with the Merger, ViacomCBS assumed certain contractual and other compensation and benefits-related arrangements covering legacy Viacom employees, including arrangements with the legacy Viacom NEOs, Mr. Bakish and Mses. D’Alimonte and Phillips. These arrangements (with the exception of the arrangements with Ms. Phillips, who joined Viacom after the Merger Agreement was executed), while considered as part of the terms of the Merger, were not designed by our Compensation Committee.

EXECUTIVE SUMMARY

This CD&A describes our executive compensation philosophy and objectives and provides context for the 2019 compensation actions approved by the Committee for the legacy CBS NEOs and, as applicable, the legacy Viacom NEOs. In addition to reviewing and approving the compensation arrangements for our NEOs and other senior executives, the Committee, which is made up entirely of independent directors, adopts and periodically reviews our compensation philosophy, strategy and principles, and oversees the administration of our incentive compensation and equity plans.

Pay for Performance

We believe that those executives with significant responsibility and a greater ability to influence our results should have a significant portion of their total compensation tied directly to business results, and we have continued to shift our executive compensation packages to further emphasize performance-based compensation that is aligned with the Company’s business and operational strategy. Accordingly, a high percentage of our senior executives’ (including the NEOs’) total target compensation is “at risk” – meaning that we do not intend for them to receive targeted pay amounts if performance does not meet expectations.

Consistent with this philosophy, our performance-based compensation programs provide for the opportunity to reward NEOs and other senior executives for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). The only fixed component of pay is annual base salary. Generally, annual cash incentive awards and long-term equity incentive awards are subject to company performance and/or stock price performance. However, as discussed in more detail below, given the unique and transformative nature of the Merger, certain components of compensation for 2019 that were designed to be based on performance were ultimately delivered at their respective target levels.

2020 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

As illustrated below, approximately 90% of Mr. Bakish’s total target compensation as of December 31, 2019 was at risk and thus strongly linked to our results. Similarly, on average, approximately 77% of total target compensation for the other 2019 FYE NEOs as of December 31, 2019 was at risk.

Note: The amounts shown in these graphs reflect target level compensation for the 2019 FYE NEOs and may differ from actual compensation amounts reflected in the Summary Compensation Table in this Proxy Statement. The target level compensation included in the percentages shown above reflects the target compensation package for the 2019 FYE NEOs in effect on December 31, 2019.

In selecting the financial performance metrics and goals for the performance-based compensation programs each year, the Committee considers our annual operating budget for the upcoming year, as approved by the Board. Our budgeting process reflects aggressive goal setting and takes into account the expected performance of the media industry for that year, as determined by media industry analysts. The Committee believes that this goal-setting process results in challenging, yet realistic, financial and operational goals that, if achieved, will lead to a successful return of value for shareholders.

For fiscal 2019, the Committee determined that budgeted Operating Income (“OI”) and Free Cash Flow (“FCF”) continued to be the appropriate metrics to use in setting performance goals to reflect our core pay for performance philosophy. (See “Bonus Awards” and “Long-Term Incentive Programs—Performance Goals for LTMIP Awards for Fiscal 2019 Grants” for additional discussion of these goals.)

40 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY AND OBJECTIVES

We designed our executive compensation programs to motivate and reward business success and to increase shareholder value, based on the following core objectives:

Pay for Performance Ensure plans provide reward levels that reflect variances between actual and desired performance results.	Flexible Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution.

Market Competitive Consider compensation programs of our peers in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to shareholders.

Focused on Shareholder Value

Align executives’ interests with shareholder
interests, with particular emphasis on creating
incentives that reward executives for consistently increasing the value of ViacomCBS.

In determining our compensation policies and decisions for fiscal 2019, we considered the results of the previous vote held on the compensation of our named executive officers as disclosed in the 2017 proxy statement relating to the 2017 Annual Meeting of Stockholders and, as a result, continued to base our compensation programs on the above-listed core objectives.

The Compensation Committee has oversight over the design and administration of our compensation programs, including to ensure that such programs do not promote an environment that encourages unnecessary and excessive risk taking by our employees. Based on management’s assessment, the Committee does not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Our Strategies

We use a mix of cash and equity incentives. The Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for short-term financial and operating results, while equity incentives motivate executives to execute on long-term financial and strategic objectives in order to increase shareholder value.

We consider multiple factors when structuring compensation packages. In determining the amount of cash and equity incentives our senior executives (including the NEOs) receive, the Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., short-term versus long-term compensation and cash versus non-cash compensation) for each senior executive. The Committee considers a multitude of factors, including the executive’s total target compensation, the amount of compensation that is delivered in fixed versus “at risk” elements of compensation, the tax impact of various elements, external market data, internal pay parity, our succession planning needs, the scope of the executive’s role and the executive’s performance and length of time in the role.

We choose performance metrics and establish performance goals that are intended to further our long-term strategic goals. The Committee believes that a significant portion of our executives’ compensation should be subject to the achievement of performance goals that are objectively measurable and that represent aggressive performance standards that are reasonably attainable, and that any performance goals are based on easily understood metrics intended to drive shareholder value creation. Each year, the Committee selects the financial performance metrics and goals for the performance-based compensation programs and, in order to avoid distorted performance goals, approves adjustments to the calculation of those goals, which adjustments generally are pre-approved. The Committee believes this process results in performance goals that are challenging, yet realistic, and that will not encourage senior executives to engage in overly risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

2020 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Our Executive Compensation Program

The table below outlines the key elements of the compensation arrangements with our NEOs and other senior executives, and describes their purpose, key characteristics and, if applicable, the type of performance measured and how we deliver the compensation.

Total Target Compensation:

Compensation Element	Purpose	Fixed or At Risk	Performance Measured	Cash or Equity

Base Salary	• Provide competitive compensation to attract and retain executive talent • Provide secure base of guaranteed cash for services rendered	Fixed	Individual	Cash

Bonus Awards	• Reward for a combination of annual financial and operational performance and individual contributions	At Risk	Corporate and Individual	Cash

Long-Term Incentives	• Align interests between executives and shareholders • Reward for achievement of financial objectives • Retain talent and build executive ownership	At Risk	Corporate	Equity

The table below sets forth the total target compensation packages for our 2019 FYE NEOs in effect at December 31, 2019.

NEO	Base Salary	Target Bonus	Target LTI Award	Total Target Compensation
Robert M. Bakish	$3,100,000	$12,400,000	$16,000,000	$31,500,000
Christina Spade	$1,400,000	$2,800,000	$3,400,000	$7,600,000
Christa A. D’Alimonte	$1,250,000	$1,562,500	$2,187,500	$5,000,000
Nancy Phillips	$750,000	$750,000	$1,000,000	$2,500,000
Richard M. Jones	$750,000	$750,000	$750,000	$2,250,000

Other Forms of Compensation:

Compensation Component	Purpose

Health and Welfare, Retirement and Deferred Compensation Plans	• Promote employee health and financial security for retirement • Provide competitive benefits to attract and retain executive talent

Perquisites and Other Personal Benefits	• Provide business-related benefits • Assist in attracting and retaining executive talent

Post-Termination Arrangements

•  Attract and retain executive talent in a competitive market by providing temporary income following an involuntary termination of employment

•  Provide continuity of management

•  Compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason

42 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultants

The Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. For fiscal 2019, the independent compensation consultant was ClearBridge Compensation Group. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee adopted a policy in 2008 requiring that its independent compensation consultant not provide services to the Company other than its services to the Committee, and ClearBridge did not provide any such services in 2019.

PEER GROUP COMPOSITION

Fiscal 2019 Peer Group

In reviewing senior executive compensation, the Committee considers data regarding the competitive market for senior executive talent. In November 2018, the Committee instructed ClearBridge to review the peer group to be used for benchmarking senior executive, including named executive officer, compensation packages on an ongoing basis, beginning with fiscal 2019. In reviewing the peer group for fiscal 2019, the Committee sought to include companies with which we competed for executive and creative talent and that were of a similar scope and complexity and used similar compensation models, and to ensure that the number of companies in the peer group was sufficient to provide a degree of continuity year-over-year to avoid statistical distortion. As a result of the review, for fiscal 2019, the Committee evaluated senior executive compensation packages based on publicly available compensation data from the following two groups:

•

“Media Peer Group”: Includes directly comparable media companies, generally based on business mix and companies with which we competed for talent. The Committee considered the companies within this group as our “media industry peers.”

•

“Expanded Peer Group”: Includes the Media Peer Group, as well as additional comparably sized companies with content-producing operations in the broader media and entertainment industry that, together with the companies in the Media Peer Group, created an expanded peer group.

Based on the above criteria, the following companies comprised our compensation peer groups for fiscal 2019:

2019 Media Peer Group	2019 Expanded Peer Group

Discovery, Inc.

Fox Corporation (formerly known as Twenty-First Century Fox, Inc.)

Lions Gate Entertainment Corp.

NBCUniversal Media, LLC

Netflix, Inc.

The Walt Disney Co.

Viacom Inc. (now merged into ViacomCBS Inc.)

Activision Blizzard, Inc.

Charter Communications, Inc.

Discovery, Inc.

DISH Network Corp.

Electronic Arts Inc.

Fox Corporation (formerly known as Twenty-First Century Fox, Inc.)

Liberty Global plc

Lions Gate Entertainment Corp.

Live Nation Entertainment, Inc.

NBCUniversal Media, LLC

Netflix, Inc.

News Corporation

Sirius XM Holdings Inc.

The Walt Disney Co.

Viacom Inc. (now merged into ViacomCBS Inc.)

For compensation decisions made in fiscal 2019, the Committee believed that using data from each of the two groups enabled the evaluation of the relevant named executive officers’ compensation in relation to both directly comparable media industry peers and against a broader group of media and entertainment companies that, collectively as a group, were of a similar size to CBS when measured by revenue and enterprise value. The Committee used peer compensation

2020 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

data from companies in each of these groups, as available, as reference points in assessing the compensation levels for our named executive officers. In addition to market data, the Committee considered the scope of each named executive officer’s responsibility and his or her length of time in the role, in addition to other factors. The Committee does not target a benchmark level of compensation.

Fiscal 2020 Peer Group

Given the transformative impact of the Merger and further consolidation and evolution within the media and entertainment industry, following the Merger, the Committee undertook a comprehensive review with ClearBridge to identify an appropriate peer group for our newly combined company. In developing the list of potential peer companies, ClearBridge noted that ViacomCBS has a limited number of directly comparable media peers and needed to source the potential peers using several criteria. ClearBridge used the following approach to identify potential peer companies:

•	Inclusion of peers with revenues greater than 1⁄2 - two times our estimated revenues for 2020; and

•	Inclusion of peers within the media and entertainment industry, even if such peers were larger than or smaller than ViacomCBS.

Following this review, the Committee determined, with input from ClearBridge, to utilize the following companies as peers following March 2020:

2020 Peer Group
AT&T Inc. Charter Communications, Inc. Comcast Corporation Discovery, Inc. DISH Network Corp. Fox Corporation (formerly known as Twenty-First Century Fox, Inc.)	Liberty Global plc Lions Gate Entertainment Corp. Netflix, Inc. News Corporation The Walt Disney Co.

The Committee believes that utilizing data from this peer group will allow it to evaluate our named executive officer compensation to attract, retain and appropriately compensate our executives. The Committee plans to use the publicly reported named executive officer compensation data from companies in this group as reference points in assessing the compensation levels for our named executive officers. The Committee will continue to consider the scope of each named executive officer’s responsibility and his or her length of time in the role, in addition to other factors, and there will continue to be no targeted benchmark level of compensation. The Committee will review the above peer group on an ongoing basis and adjust the composition of the peer group as appropriate to ensure its continued relevance.

FISCAL 2019 COMPENSATION

Changes in NEOs’ Compensation Arrangements in 2019

While fiscal 2019 was a year of transformation for the Company and its leadership as a result of the Merger, it also presented unique challenges as we considered the impact of entering into a transformative strategic transaction and the resources necessary to execute it. In April 2019, as we were considering the terms of a potential merger, we determined it was desirable to have consistent leadership, and, in particular, continuity in the role of our President and Acting Chief Executive Officer. Accordingly, in April 2019 we took steps to extend Mr. Ianniello’s leadership by entering into an amendment to his employment agreement set to expire on June 30, 2019, providing for his continued service as our President and Acting Chief Executive Officer through December 31, 2019. Pursuant to the amendment, Mr. Ianniello’s base salary was increased to $3 million, effective as of April 15, 2019, and his target annual bonus was increased to 500% of base salary. For calendar year 2019, Mr. Ianniello was to receive a bonus no less than such target bonus. He also received a cash payment of $5 million in connection with entering into the amendment.

On February 22, 2019, Mr. Tu resigned from his position as Senior Executive Vice President, Chief Legal Officer, effective as of March 1, 2019. We entered into a separation agreement with Mr. Tu, which provided for his continuing employment as a senior advisor to Mr. Ianniello until April 30, 2019 and for severance payments and benefits consistent with his then-current employment agreement.

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On March 1, 2019, Ms. Franco became our Executive Vice President, General Counsel. In connection with her new role, we entered into an employment agreement on March 1, 2019 providing for a base salary of $1,000,000, a target annual bonus of 100% of base salary and a target long-term annual incentive award of $1,200,000, beginning with the long-term annual incentive award for fiscal 2020. As an inducement to entering into the agreement, Ms. Franco was granted a long-term equity incentive award with a $950,000 grant date value, which, together with the long-term incentive award previously granted to Ms. Franco in February 2019, aligned Ms. Franco’s total long-term incentive award value for fiscal 2019 to her new target level. In determining the compensation terms for Ms. Franco’s agreement, the Committee considered compensation arrangements for executives with a similar scope of responsibility at media industry peers and at other leading U.S. companies, as well as the core objectives set forth in the “Compensation Philosophy and Objectives” discussion, above.

In connection with entering into the Merger Agreement, we entered into new employment arrangements with each of Mses. Spade and Franco and Mr. Ianniello, and shortly prior to the Effective Date of the Merger, we entered into a new employment agreement with Mr. Jones. In evaluating changes to our NEO compensation arrangements related to the Merger, we considered the role that the executive would have during the transition and integration period, the role the executive would have in the combined company, and the impact that a transformative strategic transaction would have on our ability to retain and incentivize our executives during uncertain and challenging times typically associated with a merger and related integration matters.

Concurrently with the execution of the Merger Agreement, on August 13, 2019 the CBS Senior Executive Retention Plan (the “CBS retention plan”) became effective. All of the legacy CBS NEOs other than Mr. Ianniello are participants in the CBS retention plan. Pursuant to the CBS retention plan, each participating executive is entitled to receive certain severance payments and benefits upon a “qualifying termination of employment,” which includes a termination of employment by the Company without cause (as defined in the participating executive’s employment agreement), a resignation for good reason (as defined in the participating executive’s employment agreement), or a nonrenewal by the Company following the expiration of the term of the participating executive’s employment agreement under circumstances that would entitle such participating executive to the payment of severance benefits during the CBS retention plan term. Upon a qualifying termination of employment during the retention plan term, each participating executive would be entitled to certain severance payments and benefits, as discussed under “Executive Compensation – Potential Payments Upon Termination and Certain Other Events.”

On August 13, 2019, concurrently with the execution of the Merger Agreement, we entered into a letter agreement with Mr. Ianniello to extend the term of his employment as our President and Acting Chief Executive Officer through the estimated closing date of the Merger and also provide for his execution of a new employment agreement, to be effective as of the closing of the Merger, memorializing the terms of Mr. Ianniello’s continued employment with us as Chairman and Chief Executive Officer of the CBS business of ViacomCBS. This letter agreement reflected our determination that it was desirable to have consistent leadership, and, in particular, continuity in the role of our President and Acting Chief Executive Officer, during the transition and integration period following the execution of the Merger Agreement. As an inducement for Mr. Ianniello to enter into this letter agreement and to further align his interests with those of our stockholders, under the terms of the letter agreement, he was awarded a one-time grant of 450,000 restricted stock units in lieu of any additional equity awards under the letter agreement and the new agreement to be entered into upon the closing of the Merger. The letter agreement also provided that this new employment agreement would preserve certain payments and benefits that would have otherwise been payable under his pre-existing employment agreement upon a termination of his employment by us without “cause” or by Mr. Ianniello for “good reason” (which we refer to as the “deemed termination payments”).

As contemplated by the letter agreement, in connection with the closing of the Merger, Mr. Ianniello entered into a new employment agreement effective December 4, 2019. Under the new employment agreement, Mr. Ianniello became the Chairman and Chief Executive Officer of our CBS business. The new employment agreement provided for an employment term of fifteen months, with no change to his base salary and annual incentive target from his previous agreement. The new agreement did not provide for any additional equity incentive awards to be granted to Mr. Ianniello. In connection with entering into the new agreement, Mr. Ianniello received the deemed termination payments.

On January 31, 2020, we entered into a separation agreement with Mr. Ianniello pursuant to which his employment ceased effective as of January 31, 2020. The separation agreement provided for, among other things, the separation payments and benefits set forth in his new employment agreement. The deemed termination payments and the severance payments and benefits provided in the new employment agreement are set forth in further detail in “Executive Compensation – Summary Compensation Table For Fiscal Year 2019” and the narrative which follows.

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COMPENSATION DISCUSSION AND ANALYSIS

On August 13, 2019, we entered into a new employment agreement with Ms. Spade pursuant to which she continues to serve as our Executive Vice President, Chief Financial Officer. Under the new agreement, Ms. Spade’s base salary increased to $1,400,000 per year with a target annual cash bonus of 200% of her base salary. Beginning with equity incentive grants for the 2020 fiscal year, her annual target incentive for equity-based awards was increased to $3,400,000. The new agreement also provided for Ms. Spade’s continuing participation in the CBS retention plan.

On August 13, 2019, we entered into a new employment agreement with Ms. Franco pursuant to which she serves as the Executive Vice President, General Counsel of our CBS business. Under the new agreement, Ms. Franco’s base salary was increased to $1,100,000 per year with a target annual cash bonus of 100% of her base salary. Beginning with equity incentive grants for the 2020 fiscal year, her annual target incentive for equity-based awards was increased to $1,800,000. The new agreement also provided for Ms. Franco’s continuing participation in the CBS retention plan.

Effective November 19, 2019, we entered into a new employment agreement with Mr. Jones pursuant to which he continues to serve as our Executive Vice President, General Tax Counsel and Chief Veteran Officer. Pursuant to the new agreement, Mr. Jones’ base salary was increased to $750,000 per year with a target annual cash bonus of 100% of his base salary, except that, for purposes of the 2019 calendar year, his target annual cash bonus was based on a base salary of $675,000. Mr. Jones’ annual equity incentive target remained unchanged. The new agreement also provided for Mr. Jones’ continuing participation in the CBS retention plan.

Also in connection with the Merger, we assumed the employment agreements of each of Mr. Bakish and Mses. D’Alimonte and Phillips relating to their employment with ViacomCBS. The employment agreement for each of Mr. Bakish and Ms. D’Alimonte provide for their respective participation in the Viacom Inc. Executive Retention Plan for Section 16 Officers, which was also assumed in the Merger. The Viacom Inc. Executive Retention Plan for Section 16 Officers provides for severance payments and benefits in connection with certain terminations of employment which occur within two years of the Effective Time of the Merger. For a discussion of certain key terms of each of these agreements and arrangements, see “Executive Compensation – Employment Agreements for 2019” and “– Potential Payments Upon Termination and Certain Other Events.”

Fiscal 2019 Compensation Elements

The Committee’s decisions with respect to fiscal year 2019 compensation are discussed below.

Base Salary

In reviewing proposals for changes to base salary for NEOs, the Committee considers the following:

•	Appropriate competitive compensation data for the position;

•	Individual performance;

•	Base salary level for the executive in relation to the executive’s total target compensation;

•	Base salary level as it relates to the allocation of variable versus at risk compensation;

•	Input and recommendations of the Chief Executive Officer (for then-current NEOs other than himself);

•	The level of the annual merit increase budget across the Company as a whole; and

•	Existing contractual obligations, if any.

Each of the legacy CBS NEOs received increases in base salaries, as described under “Changes in NEO Compensation Arrangements in 2019.”

Bonus Awards

We use annual cash bonuses to reward achievement of financial performance and individual strategic and operational objectives under our short-term incentive program, all of which the Committee believes align with the creation of shareholder value. In establishing the bonus program for 2019, the following process was utilized:

1.	At the beginning of the fiscal year:

Determination of Senior Executive STIP Participants. Cash bonuses for our NEOs have generally been awarded under the Company’s Senior Executive Short-Term Incentive Plan (the “Senior Executive STIP”). The Senior Executive STIP was designed to permit awards that would comply with the now-eliminated exception for performance-based compensation under Section 162(m) of the Code (“Section 162(m)”), and our stockholders

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previously approved this plan. Legislation signed into law in December 2017, the Tax Cuts and Jobs Act, eliminated the exception for performance-based compensation for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified. See “Tax Considerations” for additional information. Senior Executive STIP participants are determined in the first quarter of the fiscal year. For fiscal 2019, the Committee determined that Messrs. Ianniello and Jones and Ms. Spade would participate in the Senior Executive STIP. Ms. Franco, whom we promoted to Executive Vice President, General Counsel effective March 1, 2019, did not participate in the Senior Executive STIP for 2019, but instead was eligible for a 2019 annual bonus award under our short-term incentive program that provides for a company-wide bonus pool (the “company-wide bonus pool”), as described below.

If the Committee determines that we met the applicable performance goal set for the Senior Executive STIP, the plan’s terms establish for each participant a maximum bonus that may be paid, subject to the Committee’s negative discretion. Under the Senior Executive STIP, the plan provides that we can pay awards, in whole or in part, in cash, in the form of stock-based awards issued under our long-term incentive plan or in any other form prescribed by the Committee. While the Committee considers the deductibility of bonus compensation under tax laws, the Committee retains the flexibility to determine bonus amounts in excess of amounts that may be deductible under tax laws. See “Tax Considerations.”

Setting the Senior Executive STIP Performance Goal. The Committee established the financial performance goal applicable to the Senior Executive STIP at the beginning of the 2019 fiscal year, which goal is not certain of achievement at the time it is set. In setting the Senior Executive STIP financial performance goal for 2019, the Committee took into account the performance goal from the previous year and sought to establish a financial performance goal that was meaningful, challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events. For 2019, the financial performance goal established for the Senior Executive STIP was the achievement during 2019 of an 80% or greater level of the weighted average performance of

(i)	the percentage of an OI Metric Target (as defined below) of $2.915 billion actually achieved (75% weighting) and

(ii)	the percentage of an FCF Metric Target (as defined below) of $860 million actually achieved (25% weighting).

The “OI Metric Target” is calculated by starting with our 2019 budget for the OI metric (as defined below) and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal, and the “FCF Metric Target” is calculated by starting with our 2019 budget for the FCF metric (as defined below) and then taking into account the same items.

The following chart explains the Committee’s rationale in selecting OI and FCF as the applicable performance metrics and the manner in which each such metric is calculated:

Performance Metric	Why Chosen	How Calculated

Operating Income (OI metric)	An important indicator of our operational strength and performance, as it measures efficiency and profitability and incentivizes management to better control expenses	Using our budget for 2019 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal

Free Cash Flow (FCF metric)	Provides a clear view of our ability to generate cash (and thus profits), which allows us to pursue opportunities that enhance shareholder value	Using our budget for 2019 for the FCF metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal

Approval of the Company-Wide Bonus Pool Design. The Committee also approves a company-wide bonus pool that funds bonuses for all CBS bonus-eligible employees, including, for the 2019 fiscal year, the legacy CBS NEOs and other Senior Executive STIP participants. Funding is determined based on (i) the Committee’s evaluation of our financial performance relative to a pre-established financial performance goal set by the Committee that is derived from budget determinations for the relevant year, as well as (ii) performance against qualitative factors established by the Committee for the year, which are set forth below. The aggregate amount of awards provided to the NEOs, as

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COMPENSATION DISCUSSION AND ANALYSIS

well as to other Senior Executive STIP participants and all other CBS bonus-eligible employees, is limited by the funding pool resulting from the Committee’s assessment of our financial and qualitative performance.

Setting the Company-Wide Bonus Pool Performance Goal. At the beginning of each year, the Committee also establishes the financial performance goal applicable to the company-wide bonus pool, which goal is not certain of achievement at the time it is set, and the qualitative performance factors for the year. For 2019, the Committee determined to base the funding of the company-wide bonus pool on the following structure:

•

80% of the pool is based on our degree of achievement of a pre-established financial performance goal (i.e., set at 100% weighted average performance of (i) the percentage of an OI Metric Target of $2.915 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target of $860 million actually achieved (25% weighting)); and

•	20% of the pool is based on the Committee’s assessment of management’s qualitative performance with regard to the following factors:

Strengthening our financial position;

Producing more premium content;

Increasing our fee-based revenues;

Expanding the reach of our streaming product offerings;

Enhancing viewership monetization opportunities; and

Continuing to build a workplace culture of dignity, transparency, respect, diversity and inclusion.

Determination of Bonuses in the Event of a Transformative Transaction During 2019. In considering the objectives of our short-term incentive program, the Committee determined that it would be important and consistent with these objectives to provide bonus amounts to bonus-eligible employees, including the NEOs, at their respective target levels in the event that a transformative transaction was consummated during the 2019 calendar year, to incentivize achievement of the Company’s broader strategic goals. Accordingly, the Committee determined that, in such event, the financial targets for the 2019 short-term incentive program (including the Senior Executive STIP) would be deemed to have been met at target level and bonus amounts to the NEOs and other bonus-eligible employees would be paid at their respective target levels.

2.	At the end of the fiscal year:

As a result of the successful consummation of the Merger in 2019, bonus amounts paid to the NEOs participating in the CBS short-term incentive program for 2019 (Messrs. Jones and Ianniello and Mses. Spade and Franco) were paid at the target levels set forth in their respective employment agreements.

In February 2020, we paid, pursuant to the terms of the Merger, prorated target bonuses to legacy Viacom NEOs Mr. Bakish and Mses. D’Alimonte and Phillips, as well as to other bonus-eligible employees, covering the period October 1, 2019 through December 31, 2019. This period reflects the difference in the fiscal year end for the Company and legacy Viacom, effectively integrating legacy Viacom employees into the bonus cycle of the Company.

FISCAL 2020 BONUS PROGRAM

Following a review of our short-term incentive compensation program and the ongoing applicability of transition rules under Section 162(m) (see “Tax Considerations”), for 2020 the Committee determined to discontinue the practice of determining annual cash incentive awards for our executives under two plans, the Senior Executive STIP and the company-wide bonus pool, and instead make annual cash incentive awards under a single short-term incentive program (the “2020 STIP”).

Annual incentive awards for our named executive officers under the 2020 STIP will continue to be performance-based, with the payout of awards tied to our achievement of specific financial performance measures for fiscal 2020, as well as to certain qualitative and individual performance factors. However, the method the Committee will use to determine individual bonuses will change with the determination of 2020 bonuses. For the named executive officers, the Committee’s determination of individual bonuses will first begin with an assessment of our degree of achievement against financial, synergy and qualitative performance goals set for fiscal 2020 (with the financial component having a 70%

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weighting, the synergy component having a 10% weighting and the qualitative component having a 20% weighting), which will provide a preliminary bonus amount for determining the incentive award payout. For the financial goal, bonus amounts will be assessed in relation to pre-established threshold, target and maximum goals. Following the determination of the preliminary bonus amount, the Committee may modify the preliminary bonus amount for each named executive officer based upon the Committee’s assessment of each named executive officer’s individual performance after consideration of management’s recommendation. This two-step approach reflects the Committee’s view that company-wide financial, qualitative and individual performance should be the primary factor when determining bonuses for named executive officers.

Long-Term Incentive Program

Long-Term Management Incentive Program (“LTMIP”)

The LTMIP is designed as a “pay for performance” vehicle to encourage executives to make decisions that will create and sustain long-term value for shareholders. It is also a vehicle used to retain talent and build executive ownership. Through our total compensation design, a significant portion of the total compensation opportunity for the NEOs is directly linked to stock price performance, with the goal of creating alignment with our shareholders. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and our business needs. The Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

•

Increased accountability for senior executives (Performance-Based Stock Awards): Motivate senior executives to focus on our performance through the achievement of pre-established financial goals over a designated period.

•

Retention of talent and alignment with shareholder interests in both up and down markets (Time-Based Stock Awards): Provide real value in awards that are earned over a specified vesting period, with the value of awards tied to the value of our stock price.

The Committee discusses with management and ultimately approves the values, mix and type of annual grants for senior executives, subject to the terms of an executive’s employment agreement. In determining the value, mix and type of awards, the Committee takes into consideration the above objectives and the competitive assessment of total compensation reviewed by the independent compensation consultant, and reviews the LTMIP with its independent compensation consultant and senior management.

CBS Pre-Merger Fiscal 2019 LTMIP Awards

Prior to the completion of the Merger, for fiscal 2019, Messrs. Ianniello, Jones and Tu and Mses. Franco and Spade received LTMIP awards based on their then-current contractual target values that took into account the compensation assessment and the relative impact of the executive’s position on our performance. For Messrs. Ianniello, Jones and Tu and Ms. Spade, the Committee determined to deliver their 2019 LTMIP awards 50% in performance-based restricted share awards (“PRSUs”) and 50% in time-based restricted share units (“TRSUs”). Ms. Franco, who had not yet been appointed as our Executive Vice President, General Counsel at the time she received her LTMIP award for 2019, received her 2019 LTMIP award entirely in TRSUs. Upon her appointment to such position on March 1, 2019, Ms. Franco received an additional LTMIP grant with a grant date value equal to $950,000, which was delivered in 50% PRSUs and 50% TRSUs. As an inducement for Mr. Ianniello to enter into an amendment to his employment agreement on August 13, 2019 and to further align his interests with those of our stockholders, Mr. Iannielo was awarded a one-time grant of 450,000 TRSUs on August 13, 2019 scheduled to vest as to one-fifth of the award on the three-month anniversary of the closing of the Merger and as to the remaining four-fifths of the award ratably (on a daily basis) over the succeeding 12 months thereafter.

Performance Goals for LTMIP Awards for Fiscal 2019 Grants

Performance Goals for 2019. At the beginning of each year, the Committee reviews performance goals for the annual awards of PRSUs and considers which metrics offer the best measure of company performance to reflect our core objective of pay for performance. In setting the performance goal for the 2019 PRSUs, the Committee took into account the performance goal from the previous year and sought to establish a performance goal that was meaningful, challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

The pre-established performance goal for PRSUs granted in 2019 for the most senior levels of management, including the relevant NEOs, was the achievement during 2019 of a 95% or greater level (increased from 90% which was the goal

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COMPENSATION DISCUSSION AND ANALYSIS

for the 2018 PRSUs) of the weighted average performance of (i) the percentage of an OI Metric Target of $2.915 billion actually achieved (75% weighting) and (ii) the percentage of an FCF Metric Target of $860 million actually achieved (25% weighting). See “Fiscal 2019 Compensation Elements—Bonus Awards” for a description of these performance metrics.

The number of target shares was determined at the time of grant based on the closing price of a share of CBS Class B Common Stock on the NYSE on the date of grant (February 21, 2019). The vesting of an annual award of PRSUs is subject to the Committee’s determination of the level of achievement against a pre-determined performance goal set by the Committee and is subject to ratable annual vesting over the four-year period following the date of grant. See “Grants of Plan-Based Awards During 2019—Description of Plan-Based Awards” for vesting schedules. The number of shares earned upon vesting of the PRSUs was to be determined in accordance with the following schedule:

Percent Achievement of Performance Goal	Percentage of Target Shares Earned

If we achieve less than 80% of the pre-established performance goal	The award will be forfeited

If we achieve 80% of the pre-established performance goal	80% of the target shares will be earned

If we achieve 100% of the pre-established performance goal	100% of the target shares will be earned

If we achieve 120% or greater of the pre-established performance goal	120% of the target shares will be earned

For achievement at intermediate points between 80% and 100% and between 100% and 120%, the number of shares to be delivered was to be linearly interpolated. Dividend equivalents accrue on the target number of shares and equal the value of regular cash dividends paid on the shares of the Company’s Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest, but only up to the amount payable with respect to the target number of shares. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

Determination of Performance in the Event of a Transformative Transaction During 2019; Payout under PRSU Awards for 2019. In considering the objectives of the LTMIP program, the Committee determined that it would be important and consistent with objectives of the program to provide PRSU awards, at their respective target levels in the event that a transformative transaction was consummated during the 2019 calendar year to incentivize achievement of the Company’s broader strategic goals. Accordingly, the Committee determined that, in such event, the financial targets for the 2019 PRSU awards would be deemed to have been earned at target level and PRSUs would be deemed to have been earned at the target level of shares. As a result of consummation of the Merger in 2019, the 2019 PRSUs were deemed earned at target level and were converted into TRSUs and continued to be subject to their original vesting terms (ratable annual vesting over a four-year period following the date of grant).

CBS Pre-Merger 2020 Fiscal Year Awards

In anticipation of the consummation of the Merger, the Committee considered long-term incentive grant practices at Viacom with a view towards harmonizing grant practices and dates for the combined company. On September 24, 2019, the Committee determined to accelerate the grant date for its 2020 fiscal year awards to legacy CBS executives from February 2020 to November 1, 2019, so as to align with the date that Viacom granted its fiscal 2020 long-term incentive awards. In considering the types of awards to be granted, the Committee realized the complexities in establishing a meaningful performance goal to be achieved following a transformative transaction such as the Merger. As a result, the 2020 LTMIP awards were granted 100% in the form of TRSUs, with annual ratable vesting over a four-year period from the date of grant, consistent with Viacom’s fiscal 2020 long-term incentive awards. Mses. Franco and Spade and Mr. Jones received 2020 LTMIP awards at the target level specified in their respective employment agreements. Mr. Ianniello did not receive a 2020 LTMIP award. The Committee intends to re-introduce long-term incentive grants with performance vesting criteria in the future.

ViacomCBS Post-Merger Special LTMIP Awards

In December 2019, each of Mr. Bakish and Ms. Phillips received grants under the Viacom long-term management incentive plan pursuant their respective employment agreements, as approved prior to the Merger by the Viacom compensation committee. Thus, on December 5, 2019, following the closing of the Merger, Mr. Bakish, pursuant to Mr. Bakish’s employment agreement assumed by us in the Merger, received a special transaction bonus grant with a

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value of $5 million in the form of TRSUs. The special transaction bonus grant vests over four years in equal annual installments. Ms. Phillips received a one-time special equity award in the form of TRSUs on December 16, 2019, with a value of $1.75 million, in connection with commencement of her employment. This one-time special equity award vests over four years in equal annual installments. Also on December 16, 2019, Ms. Phillips received her fiscal 2020 LTMIP grant in the form of TRSUs with a value of $1.25 million, which is 125% of the annual long-term equity incentive target provided for in Ms. Philips’ employment agreement. The terms of the Merger Agreement provided for legacy Viacom employees — including the legacy Viacom NEOs — to receive their fiscal 2020 LTMIP awards at up to 125% of their target awards to compensate for the fact that their fiscal 2021 grant would be three months later than the expected grant date if the Merger had not occurred.

Equity Award Grant Date Procedures

The grant date for equity awards is the date on which the Committee approves awards under the LTMIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of our Class B Common Stock on the date of grant. We do not set grant dates intentionally to precede the release of material non-public information. We provide communications regarding individual grant awards, including the terms and conditions, to recipients as soon as administratively feasible. The Committee approved annual management grants awarded in 2019 on February 21, 2019, with a grant date of the same date, and the Committee approved fiscal 2020 annual management grants on September 24, 2019 with a grant date of November 1, 2019.

Other Terms for RSUs

RSUs are generally subject to annual ratable vesting over the four-year period following the date of grant. For a description of certain other material terms of the RSUs, see “Grants of Plan-Based Awards During 2019—Description of Plan-Based Awards.”

Delegation of Authority with Respect to Awards

The Committee has delegated to the Chief Executive Officer limited authority, with respect to executives who are not senior executives, to grant long-term incentive awards under our long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal or for any other reason and to modify certain terms of outstanding equity grants in some post-termination circumstances. The Committee delegated this authority in order for the Chief Executive Officer to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensation of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination circumstances when mutually beneficial to us and the executive. The Committee’s delegation specifies the circumstances in which the authority may be used, and limits the amount that may be awarded to an individual, the total amount that may be awarded in a given period and, in certain circumstances, the aggregate incremental expense we may incur as a result of modifications to the terms of outstanding equity grants. The delegation also requires that the Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

In order to further align the senior executives’ interests with those of our shareholders, we have established stock ownership guidelines. The guidelines that were in place in 2019 provide that, within five years, starting in fiscal year 2007 or, if later, in the year in which a senior executive first becomes subject to the guidelines, certain senior executives are expected to acquire and establish holdings in our stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple

Chief Executive Officer	6x cash base

Chief Operating Officer	4x cash base

Other Senior Executives	1x to 3x cash base

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COMPENSATION DISCUSSION AND ANALYSIS

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2019, senior management reported to the Committee that all of NEOs subject to the guidelines met the guidelines as applied to each of them at that time. The Committee determined to continue to periodically monitor compliance with the guidelines.

HEDGING POLICY

We believe that engaging in short-term speculation in ViacomCBS securities or personally profiting from a decline in our stock price would be, or may appear to be, inconsistent with the interests of our stockholders and the long-term value of ViacomCBS. Therefore, all employees, including our named executive officers, are prohibited from (1) engaging in “short” sales of ViacomCBS securities that they beneficially own and from buying or selling beneficial ownership of any ViacomCBS-based derivative securities (such as “puts” and “calls”) that would result in receiving any gain or benefit if the price of the security declines, and (2) entering into any derivative transactions with respect to beneficial ownership of ViacomCBS securities (including unvested equity compensation), including any short sale, forward, equity swap, option or collar that is based on ViacomCBS’s stock price.

OTHER BENEFITS AND PROGRAMS

Retirement and Deferred Compensation Plans

We provide active, eligible employees with the opportunity to build financial resources for retirement through our broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives participate in our nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding the retirement and deferred compensation plans applicable to our NEOs is set forth in the narrative after the Pension Benefits in 2019 table and the Nonqualified Deferred Compensation in 2019 table.

All Other Compensation

We provide other compensation to participating employees by making employer contributions in 401(k) and excess 401(k) plans and by providing company-paid life insurance. Compensation paid to the NEOs in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2019.

In certain instances, we provide executives with additional benefits that we believe are reasonable and typical for executives in similar industries and help us to attract and retain these executives. Among these benefits are transportation-related benefits, which we believe provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his or her position. For 2019, we also required that certain NEOs based on the East Coast provide extended services at our West Coast operations (and vice versa with respect to certain NEOs who are West Coast-based), for which we provided an expense allowance; executives were reimbursed for taxes on imputed income associated with certain expenses. Information regarding the benefits described in this paragraph is included in footnote 6 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2019.

Post-Termination Arrangements

Each of the NEOs is entitled to post-termination payments and benefits upon the occurrence of a termination without “cause” or a resignation for “good reason” and upon death or disability, as set forth in their respective employment agreements, and, if applicable, the relevant retention plan.

The terms of these payments and benefits, and the estimated potential payments that would be made to each NEO if his or her employment terminated as of the 2019 fiscal year end for the applicable reasons noted above are described under “Potential Payments upon Termination and Certain Other Events.” In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Committee considers competitive practice with respect to comparable executives at peer companies as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without “cause” or a resignation for “good reason,” and, in the event of certain corporate transaction such as the Merger, provide enhanced payments to secure talent during uncertain and challenging times typically associated with a merger and related integration matters.

52 VIACOMCBS INC.

COMPENSATION DISCUSSION AND ANALYSIS

As described earlier in this CD&A, Messrs. Ianniello and Tu are no longer employed by us. See “Potential Payments Upon Termination and Certain Other Events” for more information concerning the separation payments and benefits paid or payable to Messrs. Ianniello and Tu.

Employment Contracts

All of the 2019 FYE NEOs have employment contracts with us, as the Committee has considered it to be in our best interests, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in “Executive Compensation – Employment Agreements for 2019,” the narrative section after the Summary Compensation Table for Fiscal Year 2019 and in “Changes in NEOs’ Compensation Arrangements in 2019.” Generally, the Committee approves all employment arrangements with senior executives; however, as discussed above, certain employment arrangements with legacy Viacom NEOs were not approved by our Committee, but were approved by the Viacom compensation committee and assumed by us as part of the terms of the Merger.

TAX CONSIDERATIONS

As it previously existed, Section 162(m) generally limited to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three other most highly compensated executive officers employed by us at the end of the year (other than our chief financial officer) and provided that performance-based compensation may qualify for an exception to the limit on deductibility, if among other requirements, the plan under which such compensation is paid met certain requirements, including stockholder approval. Each of the Senior Executive STIP and our long-term incentive plan were designed to permit awards that would comply with this Section 162(m) exception for performance-based compensation, and our stockholders previously approved both of these plans.

Legislation signed into law in December 2017, the Tax Cuts and Jobs Act, expanded the number of individuals covered by Section 162(m) and eliminated the exception for performance-based compensation for taxable years beginning after December 31, 2017, except for otherwise qualified compensation payable pursuant to a written binding contract in effect on November 2, 2017 that is not subsequently materially modified (so-called “grandfathered arrangements”). Prior to the Merger, in order to provide appropriate compensation, the Committee historically approved compensation exceeding the $1 million limitation under Section 162(m), including with respect to a portion of base salary and long-term incentives.

Because all of the 2019 FYE NEOs entered into new employment agreements in connection with the Merger, following the Merger, the Committee no longer considers Section 162(m) when structuring pay packages for our executives, and no assurance can be given that compensation for 2019 or future years will be deductible under applicable transition relief rules. The Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of ViacomCBS and our shareholders, even if not fully deductible.

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Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee of the Board of Directors of ViacomCBS Inc. has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the ViacomCBS Inc. Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 20, 2020.

Members of the Compensation Committee

Brian Goldner, Chair

Linda M. Griego

Judith A. McHale

Ronald L. Nelson

54 VIACOMCBS INC.

Executive Compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2019

The following table sets forth information concerning total compensation for the Company’s last three completed fiscal years, if applicable, for the Company’s principal executive officers, principal financial officer, the three other most highly compensated executive officers of the Company for fiscal year 2019 who were serving as executive officers at the end of fiscal year 2019 and two additional individuals for whom disclosure is required under SEC rules (the “named executive officers”). The amounts set forth in the following table reflect payments made by ViacomCBS during 2019 to the named executive officers. The information presented for the legacy Viacom executives (Mr. Bakish and Mses. D’Alimonte and Phillips) reflects payments made by ViacomCBS during the period commencing with the Effective Time of the Merger (December 4, 2019) through the end of fiscal year 2019 (or, in the case of bonuses, payments made in 2020 for services rendered in 2019). The information provided for the legacy CBS executives (Messrs. Ianniello, Tu and Jones and Mses. Spade and Franco) reflects compensation for the full-year period, as each of them was employed by us for the full year.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Change in Pension Value and NQDC Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Robert M. Bakish(7) President and Chief Executive Officer; Director	2019	230,769	3,123,664	4,999,997	0	4,399	6,556	8,365,385

Christina Spade EVP, Chief Financial Officer	2019 2018	1,256,923 652,212	2,500,000 1,000,000	4,899,893 349,984	0 0	687,376 6,452	24,718 20,693	9,368,910 2,029,341
Christa A. D’Alimonte(8) EVP, General Counsel and Secretary	2019	83,985	393,607	0	0	0	5,505	483,097

Richard M. Jones EVP, General Tax Counsel and Chief Veteran Officer	2019 2018	677,884 650,000	675,000 750,000	1,499,924 419,894	0 280,000	416,558 16,794	21,525 20,905	3,290,891 2,137,593
Nancy Phillips(9) EVP, Chief People Officer	2019	57,692	66,126	2,999,973	0	0	0	3,123,791

Joseph R. Ianniello(10) Former President and Acting Chief Executive Officer and Former Chairman and Chief Executive Officer, CBS business	2019 2018 2017	2,846,154 2,500,000 2,500,000	0 12,250,000 12,000,000	37,420,506 7,349,930 4,199,942	0 4,899,989 2,800,000	493,964 0 253,072	84,673,049 359,533 363,474	125,433,673 27,359,452 22,116,488
Laura Franco(11) Former EVP, General Counsel of CBS Corporation and EVP, General Counsel, CBS business	2019	924,519	1,000,000	2,999,861	0	759,813	24,242	5,708,435

Lawrence P. Tu(12) Former SEVP and Chief Legal Officer of CBS Corporation	2019	543,462	0	3,963,706	0	0	2,725,352	7,232,520
	2018	1,350,000	3,500,000	2,383,724	1,580,000	0	65,304	8,879,028
	2017	1,284,808	3,280,000	2,113,678	1,400,000	0	64,903	8,143,389

(1)

Salary includes amounts deferred under qualified and nonqualified arrangements for each of the named executive officers. See the “Nonqualified Deferred Compensation in 2019” table for further information on amounts deferred under nonqualified deferred compensation arrangements. For Mr. Tu, salary also includes $65,769 paid for unused vacation and/or personal days accrued through his separation date from the Company.

(2)

Amounts set forth in the “Bonus” column for Mses. Spade and Franco and Messrs. Jones, Ianniello and Tu for 2019, 2018, and 2017, as applicable, reflect cash payments made in early 2020 for fiscal year 2019 performance, early 2019 for fiscal year 2018 performance, and early 2018 for fiscal year 2017 performance, respectively. For Mr. Bakish and Ms. D’Alimonte, represents cash payments made in early 2020 relating to services rendered from October 1, 2019 through December 31, 2019 and for Ms. Phillips, represents cash payments made in early 2020 relating to services rendered from December 2, 2019 through December 31, 2019; because these payments were made by us they are reflected in the “Bonus” column even though a portion of these payments relate to services rendered by the applicable named executive officer to Viacom prior to the completion of the Merger (October 1,

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EXECUTIVE COMPENSATION

2019 through December 3, 2019 in the cases of Mr. Bakish and Ms. D’Alimonte and December 2, 2019 through December 3, 2019 in the case of Ms. Phillips). See the discussion following “At the End of the Fiscal Year” in the “Bonus Award” section of the Compensation Discussion and Analysis above for more information relating to the bonuses paid to legacy Viacom named executive officers in early 2020.

(3)

Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 for grants of RSUs, and, with respect to Mr. Ianniello only, the portion of the Performance Share Award deemed to have been granted for the purpose of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to each of the 2019 performance period and 2020 performance period ($1,449,346 for the 2019 performance period and $1,806,234 for the 2020 performance period). For the performance-based RSUs granted in 2019 (representing, of the aggregate grant date values included in column (e), $749,950 for Ms. Spade, $374,975 for Mr. Jones, $6,124,963 for Mr. Ianniello, $574,946 for Ms. Franco and $1,974,983 for Mr. Tu) the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $899,960, $449,980, $7,349,996, $689,995, and $2,370,020, respectively. For the portion of Mr. Ianniello’s Performance Share Award relating to the 2019 performance period, the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $1,547,838. The portion of Mr. Ianniello’s Performance Share Award relating to the 2020 performance period did not have a maximum grant date fair value because there was not a performance related condition for this portion on the grant date. For a discussion of the maximum number of shares that could have been issued in connection with the Performance Share Award, see “Grants of Plan-Based Awards During 2019—Description of Plan-Based Awards” below. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2019, see Note 13 “Stock-Based Compensation” to the audited 2019 consolidated financial statements on pages II-88 to II-90 in the Company’s Form 10-K for the fiscal year-ended December 31, 2019.

(4)	Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718.

(5)	Amounts relate to changes in pension value only. None of our nonqualified deferred compensation plans provide for above-market interest or preferential earnings.

(6)	The following table and footnotes describe each component of the “All Other Compensation” column for 2019:

Named Executive Officer	Company Contribution to 401(k) Plans ($)(a)	Company Contribution to 401(k) Excess Plan ($)	Separation/ Additional Payments ($)(b)	Company- Paid Life Insurance ($)(c)	Tax Reimbursement ($)(d)	Perquisites and Other Personal Benefits
						Extended Service Expense ($)(e)	Transportation- Related Benefits ($)(f)	Security ($)	Total $(g)

Robert M. Bakish	5,156	—	—	1,400	—	—	—	—	6,556

Christina Spade	8,400	14,100	—	2,218	—	—	—	—	24,718

Christa A. D’Alimonte	5,156	—	—	349	—	—	—	—	5,505

Richard M. Jones	3,800	16,537	—	1,188	—	—	—	—	21,525

Nancy Phillips	—	—	—	—	—	—	—	—	0

Joseph R. Ianniello	8,400	14,100	84,000,000	4,752	162,410	66,252	417,135	—	84,673,049

Laura Franco	8,143	14,357	—	1,742	—	—	—	—	24,242

Lawrence P. Tu	8,143	6,188	2,694,416	713	14,801	—	—	—	2,725,352

(a)

For Mr. Bakish and Ms. D’Alimonte, represents profit sharing contributions made under the Viacom 401(k) Plan. For Mses. Spade and Franco and Messrs. Jones, Ianniello and Tu, represents Company matching contributions made under the Company 401(k) plan.

(b)

For Mr. Ianniello, represents additional payments payable to Mr. Ianniello in connection with his entry into his new employment agreement dated December 4, 2019 (the “deemed termination payments”) and payment of a one-time signing bonus in connection with entering into the April 23, 2019 amendment to his employment agreement as described below under “Employment Agreements for 2019.” For Mr. Tu, represents the amounts paid or accrued for payment during 2019 in connection with Mr. Tu’s separation from the Company, described below under “Potential Payments Upon Termination and Certain Other Events.”

(c)	Represents premiums paid by us in 2019 for life insurance coverage for the period during which the named executive officer was employed by the Company.

(d)	Amounts include tax reimbursement on imputed income associated with the Extended Service Expense (defined below).

(e)

The Company required that certain East Coast-based senior executives provide extended services at our West Coast operations (and vice versa), for which we provided an estimated expense allowance. The amounts shown in this column represent certain other costs and expenses incurred in connection with providing these services (“Extended Service Expense”).

(f)

The amounts of perquisites and other personal benefits shown in this column include (i) amounts attributable to the personal use of a car and driver and/or personal use of car service, all provided for business-related security reasons, and (ii) the incremental cost to us of the personal use of our aircraft. The incremental cost to us of the personal use of our aircraft is calculated by dividing the total variable costs (including fuel, maintenance, landing and navigation fees, catering, flight crew

56 VIACOMCBS INC.

EXECUTIVE COMPENSATION

trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive’s total number of flight hours for his personal use for the year (including flights made to reposition the plane in connection with such personal use). Fixed costs that do not change based on usage, such as pilot salaries, hangar rental and insurance, are excluded.

(g)

From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. We do not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by us for business purposes and are made available to the named executive officers if the tickets are not utilized for such purposes.

(7)

Mr. Bakish became our President and Chief Executive Officer on December 4, 2019, following the closing of the Merger. Except for the amounts reported in the “Bonus” column, which are described in footnote (2), amounts reported for Mr. Bakish reflect compensation we paid to him during the portion of 2019 for which he was employed by us.

(8)

Ms. D’Alimonte became our Executive Vice President, General Counsel and Secretary, on December 4, 2019, following the closing of the Merger. Except for the amounts reported in the “Bonus” column, which are described in footnote (2), amounts reported for Ms. D’Alimonte reflect compensation we paid to her during the portion of 2019 for which she was employed by us.

(9)

Ms. Phillips became our Executive Vice President, Chief People Officer, on December 4, 2019, following the closing of the Merger. Except for the amounts reported in the “Bonus” column, which are described in footnote (2), amounts reported for Ms. Phillips reflect compensation we paid to her during the portion of 2019 for which she was employed by us.

(10)

Mr. Ianniello served as our President and Acting Chief Executive Officer until the closing of the Merger on December 4, 2019, at which time he began serving as the Chairman and Chief Executive Officer of the CBS business. Mr. Ianniello separated from the Company on January 31, 2020.

(11)

Ms. Franco served as our Executive Vice President, General Counsel from March 1, 2019 until the closing of the Merger on December 4, 2019, at which time she began serving as the Executive Vice President, General Counsel of the CBS business. Ms. Franco first became a named executive officer for fiscal year 2019; therefore, only fiscal year 2019 information is provided.

(12)

Mr. Tu separated from the Company on April 30, 2019. He ceased serving as our Senior Executive Vice President and Chief Legal Officer on March 1, 2019, after which he served until April 30, 2019 as a senior advisor.

EMPLOYMENT AGREEMENTS FOR 2019

For fiscal year 2019, all of the named executive officers had employment agreements that set forth the terms and conditions of their employment with the Company. The material terms of each of these agreements that are necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2019 and the Grants of Plan-Based Awards During 2019 table are provided below and should be read along with the vesting terms of long-term incentive awards granted to the named executive officers during 2019, in the section “Grants of Plan-Based Awards During 2019—Description of Plan-Based Awards.” See “Potential Payments Upon Termination and Certain Other Events” for a description of the severance payments and benefits for named executive officers in connection with a termination of their employment, and enhanced payments and benefits available to certain named executive officers in connection with specified corporate events, such as the Merger. Also see the sections entitled “Bonus Awards” and “Long-Term Management Incentive Program” under the “Compensation Discussion and Analysis” section above for a discussion of the terms of the bonus awards and equity grant awards.

Robert M. Bakish

On August 13, 2019, Viacom entered into an employment agreement with Mr. Bakish, pursuant to which, upon the closing of the Merger, he became our President and Chief Executive Officer. Mr. Bakish’s agreement provides for an annual base salary of $3.1 million per year, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of $12.4 million per year. Mr. Bakish is eligible to receive annual grants of equity compensation with an aggregate target value of $16 million. Pursuant to a letter agreement entered into in connection with Mr. Bakish’s employment agreement, he received a one-time grant of RSUs with a grant date value of $5 million, vesting in equal installments on each of the first four anniversaries of the closing of the Merger.

Mr. Bakish’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that his employment is terminated by us without “cause” or by him with “good reason,” which payments and benefits may be

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EXECUTIVE COMPENSATION

enhanced if such termination occurs within two years of the Effective Time of the Merger pursuant to Mr. Bakish’s participation in The Viacom Inc. Executive Retention Plan for Section 16 Officers (the “Viacom ERP”).

Christina Spade

On October 18, 2018, we entered into an employment agreement with Ms. Spade, which provided for her employment as our Executive Vice President, Chief Financial Officer. The agreement provided for an annual base salary of $1.25 million and an annual target bonus of 200% of her annual base salary in effect on November 1st of the calendar year, or the last day of Ms. Spade’s employment, if earlier. Ms. Spade’s agreement also provided for an annual long-term incentive grant with a target grant date value of $1.5 million.

In connection with the Merger, we entered into a new employment agreement with Ms. Spade providing for her continued employment as Executive Vice President, Chief Financial Officer, which, upon effectiveness, superceded her prior employment agreement with us. The agreement provides for an annual base salary of $1.4 million, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of 200% of her annual base salary in effect on November 1st of the calendar year, or the last day of Ms. Spade’s employment, if earlier. The agreement also provides for eligibility for an annual long-term incentive grant with a target grant date value of $3.4 million beginning with the annual grant made for fiscal year 2020.

Ms. Spade’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” which payments and benefits shall be made pursuant to the CBS retention plan.

Christa A. D’Alimonte

On August 13, 2019, Viacom entered into an employment agreement with Ms. D’Alimonte, pursuant to which, upon the closing of the Merger, she became our Executive Vice President, General Counsel and Secretary. Ms. D’Alimonte’s agreement provides for an annual base salary of $1.25 million per year, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of 125% of her annual base salary. Ms. D’Alimonte is eligible to receive annual grants of equity compensation with an aggregate target value of $2,187,500.

Ms. D’Alimonte’s employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason,” which payments and benefits may be enhanced if such termination occurs within two years of the Effective Time of the Merger pursuant to Ms. D’Alimonte’s participation in the Viacom ERP.

Richard M. Jones

Effective January 1, 2019, we entered into a new employment agreement with Mr. Jones providing for his employment as our Executive Vice President, General Tax Counsel and Chief Veteran Officer. This agreement provided for an annual base salary of $675,000 and an annual target bonus of 100% of his base salary as in effect on November 1st of the applicable year, or the last day of his employment, if earlier. Pursuant to the employment agreement, Mr. Jones was also eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $750,000, beginning with the annual grant made for fiscal 2019.

We entered into a new employment agreement dated as of November 19, 2019 with Mr. Jones providing for his continued employment as Executive Vice President, General Tax Counsel and Chief Veteran Officer, which, upon effectiveness, superceded his prior employment agreement with us. The agreement provides for an annual base salary of $750,000, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of 100% of his annual base salary in effect on November 1st of the calendar year, or the last day of Mr. Jones’ employment, if earlier. The agreement also provides for eligibility for an annual long-term incentive grant with a target grant date value of $750,000 beginning with the annual grant made for fiscal year 2021.

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Mr. Jones’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that his employment is terminated by us without “cause” or by him with “good reason,” which payments and benefits shall be made pursuant to the CBS retention plan.

Nancy Phillips

Viacom entered into an employment agreement with Nancy Phillips as of December 2, 2019, and, effective upon the closing of the Merger, the employment agreement was assumed by us and provides for Ms. Phillips’ employment as our Executive Vice President, Chief People Officer. The agreement provides for an annual base salary of $750,000, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of 100% of her annual salary. The agreement also provides that Ms. Phillips is eligible for an annual long-term incentive grant with a target grant date value of $1 million beginning with the annual grant made for fiscal year 2021. Pursuant to a letter agreement entered into in connection with Ms. Phillips’ employment agreement, she received a one-time grant of RSUs on December 16, 2019, with a value of $1.75 million, in connection with commencement of her employment. This one-time grant vests over four years in equal annual installments. Also on December 16, 2019, pursuant to the letter agreement, Ms. Phillips received her fiscal 2020 LTMIP grant in the form of RSUs with a value of $1.25 million, which is 125% of the annual long-term equity incentive target provided for in Ms. Philips’ employment agreement. This grant also vests over four years in equal annual installments.

Ms. Phillips’ employment agreement contains certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships and covenants protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us without “cause” or by her with “good reason.”

Joseph R. Ianniello

On July 1, 2017, we entered into an employment agreement with Mr. Ianniello, which was amended by a letter agreement dated September 27, 2018 to provide for his appointment as our President and Acting Chief Executive Officer effective as of September 9, 2018. Mr. Ianniello’s employment agreement was subsequently modified on April 23, 2019 and August 13, 2019.

Pursuant to his employment arrangements, for 2019, Mr. Ianniello had an annual base salary of $2.5 million (until it was increased, as discussed below). Mr. Ianniello was also eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $12.25 million for 2019. In accordance with the July 1, 2017 agreement, Mr. Ianniello also received the Performance Share Award, as discussed further under “Grants of Plan Based Awards During 2019.”

Upon the effectiveness of the April 23, 2019 amendment, Mr. Ianniello’s annual base salary increased to $3 million and the agreement provided that he would receive a bonus not less than $15 million for the 2019 calendar year. In addition, in connection with entering into the April 23, 2019 amendment, Mr. Ianniello received a cash payment of $5 million paid in a lump sum.

On August 13, 2019, concurrently with the execution of the Merger Agreement, we entered into another letter agreement with Mr. Ianniello, amending his employment agreement (as amended). The letter agreement did not modify Mr. Ianniello’s base salary or bonus for 2019. The August 13, 2019 letter agreement provided for a one-time grant of 450,000 RSUs as of the execution of the agreement in lieu of any additional equity awards under his previously existing employment arrangements. The August 13, 2019 letter agreement provided that Mr. Ianniello would enter into a new employment agreement in connection with the closing of the Merger reflecting the terms of Mr. Ianniello’s employment with us as Chairman and Chief Executive Officer of the CBS business of ViacomCBS (the “Ianniello Merger Employment Agreement”) and that in connection with entering into the Ianniello Merger Employment Agreement, Mr. Ianniello would be entitled to receive certain payments and benefits that would otherwise be payable under the existing Ianniello employment arrangements upon a termination of his employment by us without “cause” or by Mr. Ianniello for “good reason” (which we refer to as the “deemed termination payments”).

On December 4, 2019, we entered into the Ianniello Merger Employment Agreement. Pursuant to the August 13, 2019 letter agreement, the deemed termination payments under that agreement (other than certain equity based awards) were

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EXECUTIVE COMPENSATION

placed in a rabbi trust for future payment to Mr. Ianniello. Pursuant to the Ianniello Merger Employment Agreement, his cash compensation did not change and he was ineligible to receive future equity-based awards.

On January 31, 2020, we entered into a separation agreement with Mr. Ianniello pursuant to which he separated from us effective January 31, 2020 and became entitled to receive the severance payments and benefits consistent with a termination without “cause” in accordance with the Ianniello Merger Employment Agreement.

Pursuant to the Ianniello Merger Employment Agreement and the separation agreement, Mr. Ianniello is bound by restrictive covenants restricting solicitation of employees and protecting our confidential information and our ownership of work product, as well as other covenants, for certain periods of time, following his separation from us.

Laura Franco

On March 1, 2019, Ms. Franco became our Executive Vice President, General Counsel, and, on December 4, 2019, she became Executive Vice President, General Counsel of the CBS business of ViacomCBS. Prior to becoming our Executive Vice President, General Counsel, Ms. Franco was our Executive Vice President, Associate General Counsel, Strategic Transactions, and, in connection with that role, Ms. Franco had an employment agreement, dated September 1, 2016, providing for an annual base salary of $575,000 and annual grants of long-term compensation with a target value of $250,000.

In connection with her new role as our General Counsel, we entered into an employment agreement beginning on March 1, 2019, which provided for an annual base salary of $1 million and an annual target bonus of 100% of her salary, and which superseded her prior employment agreement. Ms. Franco’s agreement also provided for eligibility for an annual long-term incentive grant with a target grant date value of $1.2 million, beginning with the long-term annual incentive award for fiscal 2020. This agreement also provided for a special equity award with a $950,000 grant date value.

In connection with the Merger, we entered into a new employment agreement with Ms. Franco providing for her employment as Executive Vice President, General Counsel of the CBS business of ViacomCBS, which, upon effectiveness, superseded her prior employment agreement with us. The agreement provides for an annual base salary of $1,100,000, which shall be reviewed annually by the Compensation Committee and may be increased at the discretion of the Compensation Committee, and an annual target bonus of 100% of her annual base salary in effect on November 1st of the calendar year, or the last day of Ms. Franco’s employment, if earlier. The agreement also provides for eligibility for an annual long-term incentive grant with a target grant date value of $1.8 million beginning with the annual grant made for fiscal year 2020.

Ms. Franco’s employment agreement contains certain restrictive covenants, including restrictive covenants relating to restricting solicitation of employees, interfering with business relationships, noncompetition and protecting confidential information. The agreement also provides for severance payments and benefits in the event that her employment is terminated by us with or without “cause” or by her with or without “good reason,” and, in the event that severance payments and benefits are greater pursuant to the CBS retention plan upon her termination without “cause” or her resignation with “good reason,” payments will be made pursuant to such plan.

Lawrence P. Tu

On July 20, 2017, we entered into an employment agreement with Mr. Tu, effective June 1, 2017, which superseded his prior employment agreement and provided for his continued employment as our Senior Executive Vice President and Chief Legal Officer. The agreement provided for an annual base salary of $1.35 million, which was to be reviewed annually by the Compensation Committee and subject to increase at the discretion of the Compensation Committee, and an annual target bonus of 200% of his base salary as in effect on November 1st of the applicable year, or the last day of Mr. Tu’s employment, if earlier. Pursuant to the terms of this agreement, Mr. Tu was eligible to receive annual grants of long-term compensation, as determined by the Compensation Committee, based on a target value of $3.95 million.

On February 22, 2019, the Company entered into a separation agreement with Mr. Tu pursuant to which he resigned as Senior Executive Vice President and Chief Legal Officer, effective March 1, 2019, and continued to serve as a senior advisor to our Acting Chief Executive Officer until April 30, 2019. The separation agreement provided that Mr. Tu would receive the severance payments and benefits consistent with a resignation for “Good Reason” within the meaning of Mr. Tu’s employment agreement.

60 VIACOMCBS INC.

EXECUTIVE COMPENSATION

Pursuant to his employment agreement and separation agreement, Mr. Tu is bound by certain restrictive covenants, including non-solicitation covenants, non-competition covenants, covenants prohibiting interference with business relationships, covenants protecting confidential information as well as other covenants, for certain periods of time following his separation from us.

GRANTS OF PLAN-BASED AWARDS DURING 2019

The following table sets forth information concerning grants of equity awards under our incentive programs to the named executive officers in fiscal year 2019. The grant information set forth below for Mr. Bakish and Ms. Phillips relate to awards made in 2019 with a grant date that occurred while employed by us.

			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Committee Action Date(1)	Threshold (#)	Target (#)	Maximum (#)

Robert M. Bakish	12/5/2019	—	—	—	—	122,369	—	—	4,999,997

Christina Spade	2/21/2019	2/21/2019	11,783	14,728	17,674	—	—	—	749,950
	2/21/2019	2/21/2019	—	—	—	14,728	—	—	749,950
	11/1/2019	9/24/2019	—	—	—	92,542	—	—	3,399,993

Christa A. D’Alimonte	—	—	—	—	—	—	—	—	—

Richard M. Jones	2/21/2019	2/21/2019	5,892	7,364	8,837	—	—	—	374,975
	2/21/2019	2/21/2019	—	—	—	7,364	—	—	374,975
	11/1/2019	9/24/2019	—	—	—	20,413	—	—	749,974

Nancy Phillips	12/16/2019	—	—	—	—	75,471	—	—	2,999,973

Joseph R. Ianniello	2/21/2019	2/21/2019	96,229	120,286	144,344	—	—	—	6,124,963
	2/21/2019	2/21/2019	—	—	—	120,286	—	—	6,124,963
	2/21/2019	6/8/2017	18,519	37,088	59,011	—	—	—	1,449,346
	8/13/2019	6/8/2017	—	—	—	37,089	—	—	1,806,234
	8/13/2019	8/13/2019	—	—	—	450,000	—	—	21,915,000

Laura Franco	2/21/2019	2/21/2019	1,571	1,963	2,356	—	—	—	99,956
	2/21/2019	2/21/2019	—	—	—	2,945	—	—	149,959
	3/6/2019	2/19/2019	7,597	9,496	11,396	—	—	—	474,990
	3/6/2019	2/19/2019	—	—	—	9,496	—	—	474,990
	11/1/2019	9/24/2019	—	—	—	48,992	—	—	1,799,966

Lawrence P. Tu	2/21/2019	2/21/2019	31,029	38,786	46,544	—	—	—	1,974,983
	2/21/2019	2/21/2019	—	—	—	38,786	—	—	1,974,983
	4/1/2019	2/21/2019	—	—	—	285	—	—	13,740

(1)

The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table. For the grants reported in the table for Mr. Bakish and Ms. Phillips, the Committee Action Date is not provided as the grants were approved prior to their employment with us. With respect to Mr. Ianniello, for the portion of the Performance Share Award (as described below) deemed to have been granted for the purpose of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to each of the 2019 and 2020 performance periods ($1,449,346 grant date fair value related to the 2019 performance period and $1,806,234 grant date fair value related to the 2020 performance period), the “Committee Action Date” refers to the date on which the Compensation Committee approved the employment agreement providing for the award. With respect to Mr. Tu’s April 1, 2019 grant, the “Committee Action Date” refers to the date on which the Compensation Committee approved the grant under our Fund-the-Future Program (“FtF”).

(2)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718.

2020 PROXY STATEMENT 61

EXECUTIVE COMPENSATION

Description of Plan-Based Awards

Equity awards reported in the Grants of Plan-Based Awards During 2019 table were awarded to Mses. Spade and Franco and Messrs. Jones, Ianniello and Tu under the Company’s long-term incentive programs. Awards reported in the table above awarded to Mr. Bakish and Ms. Phillips were awarded under the Viacom long-term incentive programs, which were assumed by us in the Merger.

RSUs—The number of RSUs awarded is determined by dividing the value to be delivered by the closing price of a share of the Company’s Class B Common Stock on the NYSE or Nasdaq, as applicable, on the date of grant. Generally, vesting for RSUs occurs in equal annual installments over four years. Some RSU awards are subject to performance conditions (“PRSUs”), as described under “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards.” The RSU grant made to Mr. Ianniello on August 13, 2019 was scheduled to vest as follows: as to one-fifth of the award, on the three-month anniversary of the closing of the Merger and as to the remaining four-fifths of the award, ratably (on a daily basis) over the succeeding 12 months.

Performance Share Award—Pursuant to Mr. Ianniello’s employment agreement dated as of July 1, 2017, Mr. Ianniello was eligible to receive a grant of shares of the Company’s Class B Common Stock, with the number of shares of the Company’s Class B Common Stock to be determined based on our stock price performance over the 4.5-year period from July 1, 2017 through December 31, 2021, as adjusted based on our financial performance during each of 2019 and 2020 (the “Performance Share Award”). The number of shares that could have been awarded pursuant to the Performance Share Award (without giving effect to the financial performance adjustment) ranged from 0 to 107,291 shares (with a target award of 74,177 shares). The maximum number of shares that could have been awarded pursuant to the Performance Share Award assuming achievement of the highest level of financial performance would have been calculated by increasing the number of shares allocated to the relevant fiscal year financial performance by 10%. In accordance with SEC rules, the portion of the Performance Share Award deemed to have been granted in 2019 and 2020 for the purpose of measuring the grant date fair value as provided in FASB ASC Topic 718 is included in the Summary Compensation Table and Grants of Plan-Based Awards During 2019 Table.

Fund-the-Future Program (“FtF”)—For 2019, the number of RSUs awarded under the FtF equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date, rounded up or down to the nearest whole number. The RSUs vest ratably over three years from the grant date.

For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards” and “—Equity Award Grant Date Procedures.”

62 VIACOMCBS INC.

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2019, which included unexercised and vested stock options, unexercised and unvested stock options, and unvested RSUs. The market values in this table were calculated using the closing price of a share of the Company’s Class B Common Stock on December 31, 2019, which was $41.97.

		Option Awards				Stock Awards

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert M. Bakish	5/23/2012	47,134	0	79.18	5/23/2020	—	—	—	—
	5/22/2013	36,635	0	116.67	5/22/2021	—	—	—	—
	5/21/2014	28,804	0	141.66	5/21/2022	—	—	—	—
	5/20/2015	43,641	0	110.56	5/20/2023	—	—	—	—
	5/18/2016	46,528	15,509	65.18	5/18/2024	—	—	—	—
	11/10/2016	57,388	19,129	63.75	11/10/2024	—	—	—	—
	1/9/2017	100,618	100,616	64.31	1/9/2025	—	—	—	—
	11/20/2017	218,888	218,887	43.90	11/20/2025	—	—	—	—
	11/30/2018	101,958	305,874	51.76	11/30/2026	—	—	—	—
	5/18/2016	—	—	—	—	5,178	217,321	—	—
	11/10/2016	—	—	—	—	7,648	320,987	—	—
	11/20/2017	—	—	—	—	128,027	5,373,293	—	—
	11/30/2018	—	—	—	—	111,236	4,668,575	—	—
	11/1/2019	—	—	—	—	542,292	22,759,995	—	—
	12/5/2019	—	—	—	—	122,369	5,135,827	—	—
Christina Spade	2/18/2016	—	—	—	—	1,911	80,205	—	—
	2/23/2017	—	—	—	—	2,639	110,759	—	—
	2/22/2018	—	—	—	—	4,833	202,841	—	—
	2/21/2019	—	—	—	—	29,456	1,236,268	—	—
	11/1/2019	—	—	—	—	92,542	3,883,988	—	—
Christa A. D’Alimonte	5/22/2013	4,579	0	116.67	5/22/2021	—	—	—	—
	5/21/2014	3,600	0	141.66	5/21/2022	—	—	—	—
	5/20/2015	6,546	0	110.56	5/20/2023	—	—	—	—
	5/18/2016	6,203	2,068	65.18	5/18/2024	—	—	—	—
	5/18/2017	13,988	13,988	57.01	5/18/2025	—	—	—	—
	1/31/2018	5,728	17,181	56.06	1/31/2026	—	—	—	—
	11/30/2018	6,730	20,187	51.76	11/30/2026	—	—	—	—
	5/18/2016	—	—	—	—	690	28,959	—	—
	5/18/2017	—	—	—	—	4,210	176,694	—	—
	11/20/2017	—	—	—	—	7,170	300,925	—	—
	1/31/2018	—	—	—	—	5,908	247,959	—	—
	11/30/2018	—	—	—	—	14,144	593,624	—	—
	11/1/2019	—	—	—	—	74,142	3,111,740	—	—

2020 PROXY STATEMENT 63

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard M. Jones	2/20/2014	12,068	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	13,950	0	59.54	2/19/2023	—	—	—	—
	2/18/2016	17,184	5,729	45.79	2/18/2024	—	—	—	—
	2/23/2017	8,000	8,000	66.31	2/23/2025	—	—	—	—
	2/22/2018	4,834	14,503	54.32	2/22/2026	—	—	—	—
	2/18/2016	—	—	—	—	2,503	105,051	—	—
	2/23/2017	—	—	—	—	3,288	137,997	—	—
	2/22/2018	—	—	—	—	6,095	255,807	—	—
	2/21/2019	—	—	—	—	14,728	618,134	—	—
	11/1/2019	—	—	—	—	20,413	856,734	—	—
Nancy Phillips	12/16/2019	—	—	—	—	75,471	3,167,518	—	—
Joseph R. Ianniello	6/10/2013	198,946	0	47.79	6/10/2021	—	—	—	—
	2/20/2014	373,010	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	177,552	0	59.54	2/19/2023	—	—	—	—
	2/18/2016	229,132	0	45.79	2/18/2024	—	—	—	—
	2/23/2017	160,000	0	66.31	2/23/2025	—	—	—	—
	2/22/2018	338,397	0	54.32	2/22/2026	—	—	—	—
	8/13/2019	—	—	—	—	450,000	18,886,500	—	—
Laura Franco	2/12/2013	5,132	0	43.21	2/12/2021	—	—	—	—
	2/20/2014	3,291	0	65.91	2/20/2022	—	—	—	—
	2/19/2015	3,804	0	59.54	2/19/2023	—	—	—	—
	2/18/2016	3,681	1,228	45.79	2/18/2024	—	—	—	—
	2/23/2017	2,142	2,143	66.31	2/23/2025	—	—	—	—
	2/22/2018	1,294	3,885	54.32	2/22/2026	—	—	—	—
	2/18/2016	—	—	—	—	825	34,625	—	—
	2/23/2017	—	—	—	—	1,365	57,289	—	—
	2/22/2018	—	—	—	—	2,521	105,806	—	—
	2/21/2019	—	—	—	—	4,908	205,989	—	—
	3/6/2019	—	—	—	—	18,992	797,094	—	—
	11/1/2019	—	—	—	—	48,992	2,056,194	—	—

64 VIACOMCBS INC.

EXECUTIVE COMPENSATION

		Option Awards				Stock Awards

	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Lawrence P. Tu	2/20/2014	76,796	0	65.91	10/31/2020	—	—	—	—
	2/19/2015	88,776	0	59.54	10/31/2020	—	—	—	—
	2/18/2016	85,925	0	45.79	10/31/2020	—	—	—	—
	2/23/2017	60,000	20,000	66.31	10/31/2020	—	—	—	—
	2/22/2018	54,558	27,279	54.32	10/31/2020	—	—	—	—
	2/18/2016	—	—	—	—	12,510	525,045	—	—
	2/23/2017	—	—	—	—	16,444	690,155	—	—
	4/3/2017	—	—	—	—	67	2,812	—	—
	2/22/2018	—	—	—	—	22,929	962,330	—	—
	4/2/2018	—	—	—	—	181	7,597	—	—
	2/21/2019	—	—	—	—	38,786	1,627,848	—	—
	4/1/2019	—	—	—	—	190	7,974	—	—

(1)

Each option award identified in the above table was, as of December 31, 2019, scheduled to vest as follows: 25% on each of the first four anniversaries of the date of grant, except with respect to option awards for which vesting was accelerated or continued pursuant to the separation agreements with Messrs. Ianniello and Tu, as described in “Potential Payments Upon Termination and Certain Other Events.”

(2)

Set forth below is a schedule of the vesting related to each grant date for the stock awards (RSUs) identified in the above table, with the exception of RSU awards for which vesting was accelerated or continued pursuant to the separation agreements with Messrs. Ianniello and Tu, as described in “Potential Payments Upon Termination and Certain Other Events”:

Grant Date	Stock Awards Vesting Schedule
2/18/2016

25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2016, except in the case of Mr. Ianniello’s award, for which 45,861 shares (at target) were subject to the satisfaction of performance conditions for 2016.

5/18/2016	25% was scheduled to vest on each of the first four anniversaries of the date of grant.
11/10/2016	25% was scheduled to vest on each of the first four anniversaries of the date of grant.
2/23/2017	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2017.
4/3/2017	33 1/3% was scheduled to vest on each of the first three anniversaries of the date of grant.
5/18/2017	25% was scheduled to vest on each of the first four anniversaries of the date of grant.
11/20/2017

100% was scheduled to vest on September 30, 2020. Award was subject to the satisfaction of performance conditions which were deemed met at target for performance periods that were incomplete as of the Effective Date of the Merger.

1/31/2018	25% was scheduled to vest on each of the first four anniversaries of the date of grant.

2020 PROXY STATEMENT 65

EXECUTIVE COMPENSATION

Grant Date	Stock Awards Vesting Schedule
2/22/2018	25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2018.
4/2/2018	33 1/3% was scheduled to vest on each of the first three anniversaries of the date of grant.
11/30/2018

Of awards granted on this date, 5,579 RSUs were scheduled to vest, in equal annual installments, on each of the first four anniversaries of the date of grant and 8,565 RSUs were scheduled to vest subject to the satisfaction of performance conditions which were deemed met at target for performance periods that were incomplete as of the Effective Date of the Merger and will vest on September 30, 2021.

2/21/2019

25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2019 which were deemed met at target as of the Effective Date of the Merger. See also paragraph below this chart.

3/6/2019

25% was scheduled to vest on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2019 which were deemed met at target as of the Effective Date of the Merger. See also paragraph below this chart.

4/1/2019	33 1/3% was scheduled to vest on each of the first three anniversaries of the date of grant.
8/13/2019

1/5th was scheduled to vest on the three-month anniversary of the closing of the Merger and the remaining 4/5ths was scheduled to vest ratably (on a daily basis) over the succeeding 12 months thereafter.

11/1/2019	25% was scheduled to vest on each of the first four anniversaries of the date of grant.
12/5/2019	25% was scheduled to vest on each of the first four anniversaries of the date of grant.
12/16/2019	25% was scheduled to vest on each of the first four anniversaries of the date of grant.

For RSUs with a grant date of 2/21/2019 and 3/6/2019, amounts reflect, with respect to the portion of each award that is subject to performance conditions, deemed achievement of the applicable performance condition (100% of target) for 2019.

OPTION EXERCISES AND STOCK VESTED DURING 2019

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards during 2019 for each of the named executive officers for the period of time for which each named executive officer was employed by us.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Robert M. Bakish	—	—	49,274	2,068,030
Christina Spade	—	—	5,891	301,323
Christa A. D’Alimonte	—	—	—	—
Richard M. Jones	—	—	7,603	388,776
Nancy Phillips	—	—	—	—
Joseph R. Ianniello	—	—	607,194	24,914,802
Laura Franco	—	—	2,949	150,893
Lawrence P. Tu	—	—	41,503	2,121,180

(1)

Represents RSUs that vested during the portion of 2019 the applicable named executive officer was employed by us. The net shares delivered to each named executive officer after withholding for applicable taxes were as follows: Mr. Bakish, 28,558 shares; Ms. Spade, 2,754 shares; Mr. Jones, 4,613 shares; Mr. Ianniello, 302,354 shares; Ms. Franco, 1,817 shares; and Mr. Tu, 21,024 shares. For Mr. Ianniello, includes a portion of awards vested for which receipt is deferred (440,774 shares).

(2)

Represents the number of shares underlying RSUs that vested during the portion of 2019 the applicable named executive officer was employed by us, multiplied by the closing price of the Company’s Class B Common Stock on the NYSE or Nasdaq on the applicable vesting date. For Mr. Ianniello, includes awards vested for which receipt is deferred (440,774 shares).

66 VIACOMCBS INC.

EXECUTIVE COMPENSATION

PENSION BENEFITS IN 2019

The following table sets forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to each of the named executive officers, except for Mses. D’Alimonte and Phillips and Mr. Tu, who did not participate in any such plan. During 2019, of the plans identified below, the CBS Retirement Excess Pension Plan and the CBS Supplemental Executive Retirement Plan were the only plans under which the applicable named executive officer continued to accrue benefits. The other plans identified below did not provide for accrual of benefits during 2019 for the named executive officers; however, as shown below, the applicable named executive officers had an accumulated benefit under such plans. None of the named executive officers received payments under pension plans during 2019.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert M. Bakish	Qualified—The Viacom Pension Plan	14.9	516,795	—
	Nonqualified—The Viacom Excess Pension Plan	11.2	1,150,399	—
Christina Spade	Qualified—CBS Retirement Plan Component of CBS Combined Pension Plan (CCPP)	21.8	784,889	—
	Nonqualified—CBS Retirement Excess Pension Plan (CREPP)	21.8	1,691,928	—
Richard M. Jones	Qualified—CBS Retirement Plan Component of CCPP	13.0	481,579	—
	Nonqualified—CREPP	13.0	1,110,235	—
Joseph R. Ianniello	Qualified—CBS Retirement Plan Component of CCPP	16.0	547,099	—
	Qualified—Cash Balance Component of CCPP	6.3	84,848	—
	Nonqualified—CREPP	16.0	1,240,202	—
	Nonqualified—CBS Supplemental Executive Retirement Plan (SERP)	6.3	9,941	—
Laura Franco	Qualified—CBS Retirement Plan Component of CCPP	23.9	1,079,682	—
	Nonqualified—CREPP	23.9	2,343,265	—

(1)

Except with respect to Ms. Spade, the years of credited service under the CBS Retirement Plan Component of the CCPP and CREPP differ from the years of actual service with respect to Messrs. Ianniello and Jones, and Ms. Franco, who have been employed by the Company since 1997, 2005 and 1995, respectively. Their respective credited service for benefit accruals began in the following years: Mr. Ianniello, 2004, Mr. Jones, 2007 and Ms. Franco, 1996. Prior to Mr. Ianniello’s participation in the CBS Retirement Plan Component of the CCPP and the CREPP, he participated in the Cash Balance Component of the CCPP and the SERP. His years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, or December 31, 2003.

(2)

The present value of each applicable named executive officer’s accumulated benefit at December 31, 2019 in the CBS Retirement Plan Component of the CCPP, the CREPP, the Cash Balance Component of the CCPP and the SERP was calculated assuming commencement of benefits at age 65 (or current age if older than 65), using (i) for the CBS Retirement Plan Component of the CCPP and CREPP, a discount rate of 3.56% and mortality rates in accordance with the RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of BB-2D with a long term rate of 0.75%, and (ii) for the Cash Balance Component of the CCPP and the SERP, a discount rate of 3.56% and mortality rates in accordance with the RPH-2015 blue collar sex distinct table multiplied by 1.04 and with generational projection of BB-2D with a long-term rate of 0.75%. The present value of Mr. Bakish’s accumulated benefit at December 31, 2019 in the Viacom Pension Plan and the Viacom Excess Pension Plan was calculated assuming commencement of benefits at age 65, using a discount rate of 3.40% and 3.34%, respectively, for the deferral period from December 31, 2019 until age 65, and mortality rates in accordance with RP-2014 Mortality Table regressed to based year 2006 and projected with Modified MP-2018 scale Pri-2012 Mortality Table projected generationally from 2012 with Modified MP-2019 Scale. (The modified generational improvement scale adopts all the parameter changes implemented and published by the Society of Actuaries for MP-2019 except for the ultimate improvement rate which under the modified improvement scale is 0.75% instead of 1.00%.) The present value of Mr. Bakish’s accumulated benefit at December 31, 2019 in the Viacom Pension Plan reflects established assumptions regarding the form of payment elected by participants, specifically that 70% of retirement eligible participants elect lump sums and 30% elect life annuities and that 75% of vested eligible

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participants elect lump sums and 25% elect life annuities. As it relates to the present value of Mr. Bakish’s accumulated benefit at December 31, 2019, the amount shown in the Viacom Excess Pension Plan assumes the grandfathered benefit under Section 409A of the Code is payable in the same form of payment as the benefit under the Viacom Pension Plan. The benefit accumulated after the implementation of Section 409A of the Code assumes 100% of participants elect life annuities.

DESCRIPTION OF PENSION BENEFITS

We currently maintain several qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Most of these plans, including all of the plans identified below, are closed to new participants and operate only for employees who are grandfathered into these plans. The normal retirement age for all Company-sponsored pension plans is 65.

CBS Combined Pension Plan (“CCPP”)

We maintain the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements prior to the CCPP’s closure to new participants. The CCPP contains seven separate components, including the CBS Retirement Plan Component (described below) (which became a component as of December 31, 2011), and the Cash Balance Component (described below) (which became a component as of April 1, 1999). Each of the components has been closed to new participants generally since March 31, 1999, except that the CRP Component has been closed to new participants since July 2010. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. We pay the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited by federal law; for 2019, the limit was $280,000 (the “Annual Limit”). Early retirement reductions differ in each of these components of the CCPP; however, each component defines early retirement eligibility as age 55 with 10 years of vesting service while actively employed.

CBS Retirement Plan Component of the CCPP (“CRP Component”)

Mses. Spade and Franco and Messrs. Jones and Ianniello had frozen benefits in the CRP Component during 2019. For existing participants, participation in the CRP Component began on the later of the date he or she attained age 21 or completed one year of eligibility service. For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

Cash Balance Component of the CCPP (“Cash Balance Component”)

Mr. Ianniello had frozen benefits in the Cash Balance Component of the CCPP (described above) during 2019. The cash balance benefit is expressed in the form of a hypothetical account balance. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month’s balance, with a minimum interest rate of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this component. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal forms of benefit. Participants in the Cash Balance Component as of December 31, 2019 were eligible to commence receiving benefits upon termination from employment at any age, without any early retirement subsidy, and to the extent an annuity payment is elected, an early retirement supplement and subsidy are available on the portion of the benefit accrued prior to March 31, 1999.

CBS Retirement Excess Pension Plan (“CREPP”)

We maintain the CREPP, an unfunded nonqualified defined benefit plan, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the applicable

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Annual Limit. The benefits under the CREPP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it was not subject to the Annual Limit over (ii) the benefits actually payable under the CRP Component. Effective as of January 1, 2019, the CRP Component was amended to freeze future benefit accruals for certain highly paid employees, including Mses. Spade and Franco and Messrs. Jones and Ianniello. As a result of this amendment, benefit accruals that would have been earned under the CRP Component are being earned under the CREPP. Early retirement reduction factors under the CREPP are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP together is $750,000. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

CBS Supplemental Executive Retirement Plan (“SERP”)

We maintain the SERP, an unfunded nonqualified defined benefit plan, for eligible employees who participate in certain components of the CCPP whose annual base salary has exceeded the applicable Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Cash Balance Component if such benefits had not been subject to the Annual Limit over (ii) the benefits actually payable under the Cash Balance Component. Effective as of January 1, 2019, the CRP Component was amended to freeze future benefit accruals for certain highly paid employees, including Mr. Ianniello. As a result of this amendment, benefit accruals that would have been earned under the CRP Component are being earned under the SERP. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the SERP are actuarially equivalent to the normal forms of payment.

The Viacom Pension Plan

We maintain the Viacom Pension Plan, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements (including Mr. Bakish) prior to the Viacom Pension Plan’s closure to new participants and cessation of benefit accruals as of December 31, 2012. Participants are fully vested in their accrued benefit upon the completion of five years of vesting service. We pay the cost of the benefits provided under the Viacom Pension Plan. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or a single life annuity, respectively. The Viacom Pension Plan also offers a lump-sum distribution option. All optional forms of payment under the Viacom Pension Plan are actuarially equivalent to the normal forms of payment. A reduction is applied to the single life annuity benefit if an optional form is elected. If a participant commences a benefit prior to attainment of age 65, the benefit is reduced. The Viacom Pension Plan also allows payment of benefits at any time following termination of employment regardless of age, with reduced benefits to reflect the participant’s age if under 65.

The benefit formula for calculating an age 65 accrued benefit under the Viacom Pension Plan is equal to the sum of (i) the employee’s accrued benefit as of December 31, 2009 and (ii) the employee’s accrued benefit from January 1, 2010 through December 31, 2012. The benefit formula for part (i) is a monthly benefit payable in the form of a single life annuity at a normal retirement age of 65, determined by taking 1.25% times final average compensation up to the covered compensation amount, times benefit service (up to a maximum of 30 years), plus 1.75% times final average compensation above the covered compensation amount, times benefit service (up to a maximum of 30 years). The benefit formula for part (ii) is a single-sum benefit payable at a normal retirement age of 65 determined by taking 10% of the employee’s post-2009 accumulated compensation, adjusted annually during employment by a wage inflation factor (based on the annual increase in the Social Security Wage Base), with an annual cap of 4%.

The Viacom Excess Pension Plan (the “VEP”)

We also provide the VEP, an unfunded nonqualified defined benefit plan, to provide benefits to employees (including Mr. Bakish) who participate in the Viacom Pension Plan and whose annual base salary exceeds the applicable Annual Limit. Effective April 1, 2009, further accruals were discontinued under the VEP. The benefits under the VEP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Viacom Pension Plan if it were not subject to the Annual Limit and (ii) the benefits actually payable under the Viacom Pension Plan. The maximum amount of total compensation earned on or before March 31, 2009 taken into account under the Viacom Pension Plan and the VEP together generally is $750,000. The normal and optional forms of payment for the benefit are the same

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under the VEP as under the Viacom Pension Plan; however, a lump sum option is not available for the portion accrued post-2004. We generally do not grant employees extra years of benefit service under the Viacom Pension Plan or the VEP for purposes of calculating a pension benefit.

NONQUALIFIED DEFERRED COMPENSATION IN 2019

The following table sets forth information concerning nonqualified deferred compensation.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert M. Bakish	Deferred salary plans	34,615	0	528,625	0	11,825,398
	Deferred bonus plans	0	0	219,095	0	4,895,267
Christina Spade	Deferred salary plans	58,615	14,100	60,656	0	352,032
	Deferred bonus plans	60,000	0	109,929	0	551,837
Christa A. D’Alimonte	Deferred salary plans	8,398	0	21,195	0	769,614
	Deferred bonus plans	0	0	0	0	0
Richard M. Jones	Deferred salary plans	82,683	16,537	33,923	0	1,269,449
	Deferred bonus plans	0	0	0	0	0
Nancy Phillips	Deferred salary plans	0	0	0	0	0
	Deferred bonus plans	0	0	0	0	0
Joseph R. Ianniello	Deferred salary plans	128,308	14,100	232,964	0	1,879,184
	Deferred bonus plans	0	0	0	0	0
Laura Franco	Deferred salary plans	65,309	14,357	335,086	0	1,520,532
	Deferred bonus plans	22,750	0	217,005	0	950,252
Lawrence P. Tu	Deferred salary plans	30,940	6,188	71,651	0	555,081
	Deferred bonus plans	0	0	0	0	0

(1)

Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Bonus” columns, respectively, in the Summary Compensation Table for Fiscal Year 2019. For Mr. Bakish and Ms. D’Alimonte, amounts represent contributions made from December 4, 2019 through December 31, 2019.

(2)

Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2019. For Mr. Bakish and Ms. D’Alimonte, amounts represent contributions made from December 4, 2019 through December 31, 2019.

(3)

Amounts reflect earnings or losses on all amounts deferred in 2019 and prior years in nonqualified plans, net of deductions for fees. For Mr. Bakish and Ms. D’Alimonte, amounts represent earnings from December 4, 2019 through December 31, 2019. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2019, as none of these plans or arrangements provided for above-market or preferential earnings during 2019, as noted in footnote (5) to the Summary Compensation Table for Fiscal Year 2019.

DESCRIPTION OF NONQUALIFIED DEFERRED COMPENSATION

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

Excess 401(k) Plans for Designated Senior Executives

We maintain supplemental 401(k) plans, including the CBS Excess 401(k) Plan for Designated Senior Executives and the Viacom Excess 401(k) Plan for Designated Senior Executives, which we assumed in connection with the Merger, both of which are unfunded nonqualified deferred compensation plans intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan or the Viacom 401(k) Plan, as applicable, and whose annual base salary and, in case of the CBS plan, actual commissions, exceed the applicable Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis.

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CBS Excess 401(k) Plan for Designated Senior Executives (“CBS Excess 401(k) Plan”)

Under the CBS Excess 401(k) Plan, eligible compensation generally includes base pay or salary, including pre-tax contributions to the CBS 401(k) Plan and our group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2019, we matched CBS Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (60% of the first 5% of eligible compensation deferred on a pre-tax or Roth 401(k) basis). Company contributions are fully vested after three years of service. Matching contributions made by us to the CBS 401(k) Plan and the CBS Excess 401(k) Plan together are not made with respect to compensation in excess of $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS Excess 401(k) Plan with respect to investment options that are the same as those available under the CBS 401(k) Plan. Our matching contributions are also reflected in phantom notional accounts, which are credited with earnings and/or losses as if the matching contributions were actually invested in accordance with the participant’s investment elections under the CBS Excess 401(k) Plan. During 2019, the CBS Excess 401(k) Plan offered 20 investment options in which CBS Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day. The vested portion of a participant’s CBS Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments. Each of the legacy CBS named executive officers actively participated in the CBS Excess 401(k) Plan during 2019.

Viacom Excess 401(k) Plan for Designated Senior Executives (“Viacom Excess 401(k) Plan”)

Under the Viacom Excess 401(k) Plan, eligible compensation generally includes a participant’s base pay including all pre-tax elective contributions made on behalf of a participant either to a company “qualified cash or deferred arrangement” (as defined under Section 401(k) of the Code and applicable regulations), a “cafeteria plan” (as defined under Section 125 of the Code and applicable regulations), or a “qualified transportation fringe” (as defined under Section 132(f) of the Code and applicable regulations). Eligible compensation under the Viacom Excess 401(k) Plan does not include deferred compensation or cash bonuses under the short term incentive program. In fiscal year 2019, eligible compensation contributed by a participant on a pre-tax basis was matched 100% of the first 1% and 50% of the next 5%. Matching contributions credited under the Viacom Excess 401(k) Plan for any participant were subject to an eligible compensation limit of $500,000. Participants become fully vested in the matching contribution after two years of service. Participant accounts under the Viacom Excess 401(k) Plan are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the qualified 401(k) Plan. The vested portion of a participant’s Viacom Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments.

Deferred Bonus Plans

We maintain bonus deferral plans, including the CBS Bonus Deferral Plan for Designated Senior Executives (the “CBS BDP”) and the Viacom Bonus Deferral Plan for Designated Senior Executives (the “Viacom BDP”), which we assumed in connection with the Merger, each of which is an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan or Viacom 401(k) Plan, as applicable, and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to their respective bonus deferral plan on a pre-tax basis. Under the CBS BDP, deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the CBS BDP with respect to investment options that are the same as those available under the CBS 401(k) Plan. Participant accounts under the Viacom BDP are credited (or charged) with earnings, gains or losses based on the investment performance of the funds selected by the participant for amounts contributed to the tax-qualified Viacom 401(k) Plan. Amounts deferred under each of the plans are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. Matching contributions have not been made under either the CBS BDP or the Viacom BDP.

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POTENTIAL PAYMENTS UPON TERMINATION AND CERTAIN OTHER EVENTS

Potential Payments Pursuant to Arrangements with NEOs who are Current Executive Officers (Bakish, Spade, D’Alimonte, Phillips and Jones)

As of December 31, 2019, Messrs. Bakish and Jones, and Mses. Spade, D’Alimonte and Phillips (the “Current NEOs”) each had employment agreements and, in the case of Messrs. Bakish and Jones, and Mses. Spade and D’Alimonte, severance arrangements, providing for payments upon certain types of termination of employment. The table and narrative below set forth estimated potential payments that would have been made to each such named executive officer if his or her employment had terminated as of December 31, 2019 upon certain circumstances. In determining the benefits payable upon certain terminations of employment, we have assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his or her employment agreement and has not become employed by a new employer in those cases where the employment agreement or severance arrangement requires mitigation by the executive.

The following table reflects the incremental payments and benefits that would be owed by us to the executive in connection with (i) such executive’s termination of employment without “Cause” or resignation with “Good Reason,” or (ii) such executive’s termination of employment as a result of his or her death or disability, in each case, assuming a termination of employment on December 31, 2019. These incremental payments and benefits represent payments and benefits beyond what the Current NEO had earned and which were no longer subject to vesting conditions, as of December 31, 2019, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the 401(k) plans and Excess 401(k) plans, accumulated and vested benefits under our pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code and are reported without any reduction due to Section 280G of the Code. Receipt of the payments and benefits shown below upon a termination without “Cause” or for “Good Reason” is conditioned on the named executive officer’s execution of a release in favor of the Company. Each of the Current NEOs would not have received any incremental payments or other benefits if they voluntarily resigned from the Company (without “Good Reason”) or were involuntarily terminated by the Company for “Cause.” None of the employment agreements or severance arrangements in effect as of December 31, 2019 with any of our Current NEOs provided for payments and benefits solely in the event of a change-in-control.

	Continuation of Salary and Other Cash Compensation ($)(2)	Annual Bonus Continuation ($)(3)	Continuation of Medical, Dental and Insurance ($)(4)	Outplacement Services ($)(5)	Vesting of Long-Term Incentive Awards ($)(6)
Robert M. Bakish
Without Cause termination or Good Reason resignation (1)	9,300,000	37,200,000	161,207	32,000	38,475,998
Death or Disability	0	0	0	0	38,475,998
Christina Spade
Without Cause termination or Good Reason resignation (1)	4,200,000	8,400,000	12,551	32,000	5,514,061
Death or Disability	0	0	0	0	5,514,061
Christa A. D’Alimonte
Without Cause termination or Good Reason resignation (1)	3,750,000	4,687,500	92,972	32,000	4,459,900
Death or Disability	0	0	0	0	0
Richard M. Jones
Without Cause termination or Good Reason resignation (1)	2,250,000	2,250,000	102,250	32,000	1,973,723
Death or Disability	0	0	0	0	1,973,723
Nancy Phillips
Without Cause termination or Good Reason resignation (1)	2,040,000	1,500,000	35,184	0	2,507,624
Death or Disability	0	0	0	0	0

(1)

Amounts reflect payments made pursuant to the Viacom Executive Retention Plan for Section 16 Officers, in the case of Mr. Bakish and Ms. D’Alimonte, pursuant to the CBS Senior Executive Retention Plan for Ms. Spade and Mr. Jones and, in the case of Ms. Phillips, pursuant to her employment agreement.

(2)

Amounts reflect, (i) for Messrs. Bakish and Jones and Mses. D’Alimonte and Spade, three times the executive’s annual base salary, and (ii) for Ms. Phillips, two times her annual base salary plus $540,000 representing a one-time lump sum payment.

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(3)

Amounts reflect, (i) for Messrs. Bakish and Jones and Mses. D’Alimonte and Spade, three times the greater of target bonus and the average of the bonuses paid for 2016, 2017 and 2018, and (ii) for Ms. Phillips, two times her target bonus. With respect to a December 31, 2019 termination date, bonuses for 2019 (in an amount equal to the executive’s pro-rated target bonus amount, as set forth in the Summary Compensation Table) are not included as “Annual Bonus Continuation” and would have been paid as follows: Mr. Bakish, $3,123,664, Ms. Spade, $2,500,000, Ms. D’Alimonte, $393,607, Mr. Jones, $675,000 and Ms. Phillips, $66,126.

(4)	Amounts reflect the Company’s cost of providing continued health insurance benefits and life insurance coverage as provided in their respective employment agreements and severance arrangements.

(5)	Amounts reflect the Company’s cost of providing outplacement services for a maximum period of 12 months following termination of employment.

(6)

The calculation of the value associated with the acceleration of the vesting of outstanding equity awards in accordance with the provisions of each named executive officer’s employment agreement or severance arrangement, (i) in the case of stock awards, was based on the closing price of the Company’s Class B Common Stock on December 31, 2019, $41.97; and (ii) in the case of options, was based on the difference between such closing price and the exercise price of the option.

Termination Without “Cause” by the Company or for “Good Reason” by the Current NEOs

Bakish, Spade, D’Alimonte and Jones

The Viacom Inc. Executive Retention Plan for Section 16 Officers (the “Viacom Section 16 Plan”) and the CBS Senior Executive Retention Plan (the “CBS Retention Plan”) provide severance payments and benefits for certain of our executives, including Messrs. Bakish and Jones and Mses. D’Alimonte and Spade. Each of these plans provides for substantially similar benefits, and, assuming a termination of employment without “Cause” or by the executive with “Good Reason” (each as defined in the executive officer’s employment agreement), on December 31, 2019, each of the employment agreements with Messrs. Bakish and Jones and Mses. D’Alimonte and Spade would provide for severance payments and benefits pursuant to the applicable retention plan (the Viacom Section 16 Plan for Mr. Bakish and Ms. D’Alimonte and the CBS Retention Plan for Ms. Spade and Mr. Jones). Each of the retention plans has a term that runs through December 4, 2021, the two-year anniversary of the Merger. Upon a qualifying termination, each of Messrs. Bakish and Jones and Mses. Spade and D’Alimonte would receive the following payments and benefits pursuant to the applicable plan, in addition to compensation the named executive officer would have earned as of the termination date and benefits generally available to all salaried employees:

•

a cash severance payment equal to three times the sum of (1) the executive’s base salary (without taking into consideration any reduction that would constitute good reason) and (2) the higher of (i) the executive officer’s average bonus for fiscal years 2016, 2017 and 2018 and (ii) the executive’s then-current target bonus (without taking into consideration any reduction that would constitute good reason);

•	a prorated annual bonus for the year of termination of employment, based on the executive’s target bonus (without taking into consideration any reduction that would constitute good reason);

•

continuing coverage under medical, dental, life insurance and accidental death and dismemberment insurance plans for three years following the date of termination or, if later, the continuation period provided for in the participant’s employment agreement, at the same level in effect on the date of termination at no cost to the participant;

•

full vesting of all outstanding equity awards, with outstanding stock options remaining exercisable for three years following the termination of employment or, if later, the original expiration date of the stock option;

•	up to 12 months of outplacement benefits; and

•	a waiver of the non-competition covenant and mitigation provisions under the participant’s employment agreement.

In the event that any payments under either retention plan would become non-deductible to ViacomCBS under Section 280G of the Code or would subject the executive to the excise tax under Section 4999 of the Code, amounts payable under the applicable retention plan will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive. Pursuant to the applicable executive’s agreement, he or she would still be subject to restrictive covenants, including restrictions against soliciting employees, and protection of our confidential information. Generally, two-thirds of the cash severance amounts (salary and bonus continuation) would be paid over a 24 month period and one-third would be paid in a lump sum within 60 days of the termination. Bonuses relating to the year of termination would be paid in accordance with our standard practice for the payment of bonuses.

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Nancy Phillips

Ms. Phillips would have received the following termination payments and benefits if we terminated her employment without “Cause” or if she terminated her employment with us for “Good Reason” pursuant to her employment agreement in effect as of December 31, 2019, in addition to compensation she would have earned as of the termination date and benefits generally available to all salaried employees:

•

subject to an overall cap of two times the sum of base salary and target bonus amount, salary payable for the longer of 1 year or the end of the contract term, at the same time that it would have been paid had she remained employed and annual bonus or pro-rated bonus is payable at the lesser of target amount or the target amount modified by the company performance factor;

•	outstanding restricted stock units that would have vested during the contract term (through December 1, 2022) would have accelerated and become vested;

•	Company-paid medical and dental benefits for the contract period but not less than 12 months, or the time that she becomes covered by another employer’s plan, if earlier; and

•	Company-paid life insurance until the end of the contract term (through December 1, 2022).

The severance payments are subject to offset with respect to the period following 12 months after termination to the extent that Ms. Phillips is receiving other compensation for her services. Under the terms of the employment agreement, Ms. Phillips is subject to certain restrictive covenants, including non-competition and non-solicitation of Company employees, and protection of our confidential information.

Definition of “Cause”:

•

A termination for “Cause” for Mr. Bakish and Mses. D’Alimonte and Phillips generally would have been triggered by one of the following: engaging in embezzlement, fraud or other conduct that would constitute a felony; engaging in conduct that would constitute a financial crime, material act of dishonesty or material unethical business conduct, involving ViacomCBS; engaging in the willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that was appropriate to his or her position from an executive or executives in his or her reporting line; committing a material breach of his or her employment agreement; failure (except in the event of disability) or refusal to substantially perform material obligations under his or her employment agreement; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by ViacomCBS to cooperate; willful destruction or failure to preserve documents or other material known to be relevant to such an investigation; or willful inducement of others to engage in certain of the conduct described above or to otherwise breach their obligations to ViacomCBS. The full definition of “Cause,” and the provisions relating to the ability to cure such conduct, is set forth in the employment agreement with each of Mr. Bakish and Mses. D’Alimonte and Phillips.

•

A termination for “Cause” for Ms. Spade and Mr. Jones generally would have been triggered by one of the following: material embezzlement or fraud; willful unauthorized disclosure of confidential information; willful failure to obey a material lawful directive that is appropriate to his or her position; willful and material violation of any formal written policy; willful and material breach of any material obligations under his or her employment agreement; willful misfeasance having a material adverse effect on the Company; conviction of a felony; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the willful destruction or knowing and intentional failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is reasonably likely to bring the executive into public disrepute in a manner materially adverse to the Company. The full definition of “Cause,” and the provisions relating to the ability to cure such conduct, is set forth in the employment agreement with each of Ms. Spade and Mr. Jones.

Definition of “Good Reason”:

•

For Mr. Bakish, a termination with “Good Reason” generally would have been triggered by one of the following: failure to appoint him as President and Chief Executive Officer of the Company effective as of the closing of the Merger; his removal as President and Chief Executive Officer of ViacomCBS; his removal from or failure to be re-elected to the Board of Directors; his no longer serving as the highest ranking executive of ViacomCBS; the assignment to him of duties or responsibilities substantially inconsistent with his position(s) or duties; any change in reporting such that he does not report solely and directly to the Board of Directors; the material reduction in his position, title, offices,

74 VIACOMCBS INC.

EXECUTIVE COMPENSATION

authorities, duties or responsibilities; the reduction of his salary, target bonus or target long-term incentive compensation amount; the material breach by ViacomCBS of any material obligation under his employment agreement or any material compensation agreement; the relocation of his position outside the greater New York City metropolitan area; ViacomCBS no longer being a public company’s or failure to extend the term of his employment. The full definition of “Good Reason” is set forth in the employment agreement with Mr. Bakish.

•

For Mses. D’Alimonte and Phillips, a termination with “Good Reason” generally would have been triggered by one of the following: assignment of duties inconsistent with her current position or duties; diminution or withdrawal of her duties; material breach of material obligations under the executive’s employment agreement, and, in the case of Ms. D’Alimonte, a material reduction of compensation. The full definition of “Good Reason” is set forth in the employment agreement with each of Mses. D’Alimonte and Phillips.

•

For Ms. Spade and Mr. Jones, a termination with “Good Reason” generally would have been triggered by one of the following: a reduction in position, titles, offices, reporting relationships, authorities, duties or responsibilities; ViacomCBS no longer being a public company; a reduction in base salary or target compensation; the assignment of duties or responsibilities that are materially inconsistent with his or her current duties or that materially impair his or her ability to function in his or her role with the Company; the material breach by the Company of any of its obligations under the employment agreement; or the relocation of his or her position outside of New York. The full definition of “Good Reason” is set forth in the employment agreement with each of Ms. Spade and Mr. Jones.

Termination Due to Disability by the Current NEOs

If any of the Current NEOs had been terminated on December 31, 2019 due to disability, the applicable executive would have received accrued benefits payable through the date of termination, and Messrs. Bakish and Jones and Ms. Spade would have received accelerated vesting of his or her outstanding equity awards in addition to such accrued benefits.

Termination Due to Death by the Current NEOs

If any of the Current NEOs were to have died on December 31, 2019, the applicable executive’s beneficiary or estate would have received accrued benefits payable through the date of death, and Messrs. Bakish and Jones and Ms. Spade would have received accelerated vesting of his or her outstanding equity awards in addition to such accrued benefits.

Procedures for Treatment of Certain Named Executive Officers

The Company’s Amended and Restated By-laws, adopted in connection with the Merger, state that a termination or removal of Messrs. Bakish or Ianniello or Mses. Spade, D’Alimonte or Franco, as of December 31, 2019, would have required the approval of at least a majority of the independent directors on our Board of Directors unaffiliated with NAI including two of the initial legacy CBS directors then in office and two of the initial legacy Viacom Directors then in office (such approval requirement, the “requisite approval”). In addition, the modification, as of December 31, 2019, of any such named executive officer’s duties, authority or responsibilities, in each case having a material effect, would also require such requisite approval. Such termination, removal or modification would trigger a termination of employment without “Cause” or a resignation with “Good Reason,” as applicable, for each such named executive officer under the relevant circumstances.

Potential Payments Pursuant to Arrangements with NEOs who are no longer Executive Officers (Ianniello and Franco)

Joseph Ianniello

Mr. Ianniello had an employment agreement that, as of December 31, 2019, provided for payments and benefits upon certain types of termination of employment. Mr. Ianniello’s employment with us ended on January 31, 2020. Assuming a termination date of December 31, 2019, upon any termination of employment under his employment agreement (including upon expiration of the employment term), Mr. Ianniello would have been entitled to receive a prorated target bonus for the year of termination, up to 36 months of health and insurance benefits, 12 months of outplacement benefits

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EXECUTIVE COMPENSATION

and 24 months of office and administrative support and security services. In addition, upon a termination by ViacomCBS without “Cause” or upon his resignation from employment with “Good Reason,” in each case as of December 31, 2019, Mr. Ianniello would have also been entitled to receive a lump-sum payment of all unpaid salary and bonus amounts that he would have received had he remained employed through the end of the term of his employment agreement, which was scheduled to end on March 4, 2021, and acceleration of his unvested equity-based awards.

In the event that Mr. Ianniello’s employment had been terminated without “Cause,” or as a result of his resignation with “Good Reason,” in each case on December 31, 2019, Mr. Ianniello would have received $3,507,692 for the remainder of his salary through the end of the term, $17,589,041, for bonus through the end of the term, $112,942 for continuation of health and insurance benefits for 36 months, $32,000 in outplacement benefits and $18,886,500 in accelerated vesting of outstanding equity awards (calculated based on the closing price of the Company’s Class B common stock on December 31, 2019, $41.97). Upon his termination on January 31, 2020, Mr. Ianniello received benefits consistent with those described in this paragraph, with the value of his outstanding equity awards reflecting the value of the Company’s stock as of the time of his termination.

In the event that Mr. Ianniello’s employment had terminated as a result of his disability on December 31, 2019, he would have received $112,942 for continuation of health and insurance benefits for 36 months, $32,000 in outplacement benefits and $18,886,500 in accelerated vesting of outstanding unvested equity awards (calculated based on the closing price of the Company’s Class B common stock on December 31, 2019, $41.97).

In the event that Mr. Ianniello’s employment had terminated as a result of his death on December 31, 2019, his beneficiary or estate would have received $64,788 in health benefit continuation for 36 months for eligible dependents and $18,886,500 in accelerated vesting of outstanding unvested equity awards (calculated based on the closing price of the Company’s Class B common stock on December 31, 2019, $41.97).

In the event that Mr. Ianniello’s employment had terminated for “Cause” or pursuant to his resignation without “Good Reason”, he would have received $112,942 for continuation of health and insurance benefits for 36 months and $32,000 in outplacement benefits.

The incremental payments and benefits quantified above for Mr. Ianniello are beyond what he had earned and which were no longer subject to vesting conditions, as of December 31, 2019, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, accumulated and vested benefits under our pension plans, disability benefits and accrued vacation pay. Payments made to Mr. Ianniello would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits set forth above upon a termination without “Cause” or with “Good Reason” would have been conditioned on his execution of a release in favor of the Company. Under the terms of his employment agreement, Mr. Ianniello is subject to certain restrictive covenants relating to solicitation of Company employees, and covenants protecting our confidential information.

A termination for “Cause” for Mr. Ianniello generally would have been triggered by one of the following: his engaging or participating in intentional acts of material fraud against ViacomCBS; his willful misfeasance having a material adverse effect on ViacomCBS; his conviction of a felony; his willful failure to obey a material lawful directive from the Board of Directors or the President and Chief Executive of ViacomCBS; his willful unauthorized disclosure of trade secret or other confidential material information of the ViacomCBS; his willful and material violation of any formal written policy of ViacomCBS; his willful failure to cooperate fully with an investigation after properly being instructed to do so; or his willful and material breach of any of his material obligations under his employment agreement. The full definition of “Cause,” the process by which “Cause” shall have been determined and the ability to cure such conduct is set forth in Mr. Ianniello’s employment agreement.

For Mr. Ianniello, a termination with “Good Reason” generally would have been triggered by one of the following: a reduction in his position, titles, offices, reporting relationships, authorities, duties or responsibilities; ViacomCBS no longer being a public company; his determination in good faith, reasonably exercised, that he had been or was being directed to take actions or to refrain from taking actions on matters that are within his authority; a reduction in his base annual salary or target compensation; the assignment of duties or responsibilities that are inconsistent with his usual and customary duties; the material breach by ViacomCBS of any of its obligations under his employment agreement; or requiring him to be based anywhere other than the New York or Los Angeles metropolitan area. The full definition of “Good Reason” is set forth in Mr. Ianniello’s employment agreement.

In addition, please see the discussion “Procedures for Certain Treatment of Certain Named Executive Officers,” above, for a description of certain procedural requirements relating to certain actions related to the employment of Mr. Ianniello.

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Laura Franco

Ms. Franco had an employment agreement that, as of December 31, 2019, provided for payments and benefits upon certain types of termination of employment. Assuming a termination date of December 31, 2019, upon any termination of employment under her employment agreement, Ms. Franco would have received the same payments and benefits that would have been owed to her as if she had incurred a qualifying termination of employment under the CBS Retention Plan, as described above, except that in the case of her termination for “Cause” or resignation without “Good Reason,” Ms. Franco’s award under the long-term incentive plan for fiscal year 2020 would be forfeited.

In the event that Ms. Franco’s employment had been terminated without “Cause,” as a result of her resignation with “Good Reason,” or as a result of her disability, in each case on December 31, 2019, Ms. Franco would have received $1,000,000, representing her target bonus for the year in which her employment was terminated, $3,300,000, representing three times her base salary, $3,300,000, representing three times her target annual bonus, $7,193 for continuation of health and insurance benefits for 36 months, $32,000 in outplacement benefits and $3,256,998 in accelerated vesting of outstanding equity awards (calculated based on the closing price of the Company’s Class B common stock on December 31, 2019, $41.97).

In the event that Ms. Franco’s employment had terminated as a result of her death on December 31, 2019, her beneficiary or estate would have received $1,000,000, representing her target bonus for the year in which her employment was terminated, $3,300,000, representing three times her base salary, $3,300,000, representing three times her target annual bonus and $3,256,998 in accelerated vesting of outstanding equity awards (calculated based on the closing price of the Company’s Class B common stock on December 31, 2019, $41.97).

In the event that Ms. Franco’s employment had terminated for “Cause” or pursuant to her resignation without “Good Reason”, she would have received $1,000,000, representing her target bonus for the year in which her employment was terminated, $3,300,000, representing three times her base salary, $3,300,000, representing three times her target annual bonus, $7,193 for continuation of health and insurance benefits for 36 months, $32,000 in outplacement benefits and $1,200,804 in accelerated vesting of outstanding equity awards.

The incremental payments and benefits quantified above for Ms. Franco are beyond what she had earned and which were no longer subject to vesting conditions, as of December 31, 2019, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, accumulated and vested benefits under our pension plans, disability benefits and accrued vacation pay. Payments made to Ms. Franco would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits set forth above upon a termination without “Cause” or for “Good Reason” would have been conditioned on her execution of a release in favor of the Company. Under the terms of her employment agreement, Ms. Franco is subject to certain restrictive covenants relating to solicitation of Company employees and covenants protecting our confidential information.

A termination for “Cause” or a termination with “Good Reason” for Ms. Franco generally would have been triggered by the same events as those that apply to Mses. Spade and Jones.

In addition, please see the discussion “Procedures for Certain Treatment of Certain Named Executive Officers,” above, for a description of certain procedural requirements relating to certain actions related to the employment of Ms. Franco.

Actual Payments in Connection with the Separation of Lawrence P. Tu

As described in this proxy statement, Mr. Tu resigned from the Company on February 22, 2019 for “good reason,” and on that date, we entered into a separation agreement with Mr. Tu, pursuant to which his employment with us ceased on April 30, 2019. Under the separation agreement, Mr. Tu receives the severance payments and benefits consistent with a termination of employment with “Good Reason” within the meaning of Mr. Tu’s employment agreement.

Mr. Tu has received or is expected to receive the following pursuant to the terms of his separation agreement: (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of his employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment and continued vesting of all unvested stock options and RSUs that would have vested during the 6-month period following the 18 month anniversary of his termination of employment. Mr. Tu did not receive an annual bonus with respect to 2019.

Set forth below are payments that have been or will be made to Mr. Tu in connection with his separation from the Company on April 30, 2019. In determining the benefits payable, we have assumed in all cases that Mr. Tu has complied and continues to comply with all of the restrictive and other covenants included in his separation agreement and has not become employed by a new employer in those cases where the separation agreement requires mitigation by him. In addition, amounts set forth below indicate the incremental payments and benefits owed by us to Mr. Tu beyond what he

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EXECUTIVE COMPENSATION

had earned and which were no longer subject to vesting conditions, as of the date of his separation, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, disability benefits and accrued vacation pay. Payments made to Mr. Tu are subject to any applicable requirements of Section 409A of the Code. Mr. Tu executed a release in favor of the Company in connection with his separation.

As a result of his resignation with “Good Reason,” with a separation date of April 30, 2019, Mr. Tu has or will receive $2,025,000, representing 18 months of base salary continuation, $4,050,000, representing 18 months of his target bonus, $49,521, representing for continuation of health benefits for 18 months and life insurance through the end of the original term of employment, and $4,495,119 in accelerated vesting of certain outstanding equity awards (calculated based on the closing price of the Company’s Class B common stock on May 7, 2019, the date of the effectiveness of Mr. Tu’s release of claims, $48.49).

PAY RATIO

As required under SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert M. Bakish, our President and Chief Executive Officer (“CEO”), as of December 31, 2019. Mr. Bakish became our CEO on December 4, 2019, in connection with the closing of the Merger.

For 2019, our last completed fiscal year, the annual total compensation of the median employee was $104,791 and the annual total compensation of the CEO was $36,572,367. The ratio of the annual total compensation of the CEO to the annual total compensation of the median employee was 349 to 1. The annual total compensation for our median employee and the CEO for these purposes includes our cost of health insurance premiums, which was not included in the Summary Compensation Table above. During 2019, we had more than one non-concurrent principal executive officer, and, as permitted under SEC rules, we chose Mr. Bakish, who was serving in the position of CEO on December 31, 2019, (the anniversary of the determination date we previously used) to determine CEO compensation. We determined Mr. Bakish’s compensation for 2019 by annualizing all compensation elements based on the what was reported in the Summary Compensation Table, above, excluding the amounts reported in the “Bonus” and “Stock Awards” columns, but adding the following components of Mr. Bakish’s annual compensation for fiscal year 2019 to supplement the amounts reported in the “Bonus” and “Stock Awards” columns of the Summary Compensation Table: (i) target annual bonus ($12.4M), (ii) annual equity award incentive target ($16M), in each case as in effect pursuant to Mr. Bakish’s employment agreement, and (iii) the grant date fair value of the one-time transaction grant ($5M) granted during December of 2019.

As permitted under SEC rules, we used the same median employee that we used for purposes of disclosing our 2019 pay ratio as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio analysis. We reached this conclusion after omitting approximately 10,631 individuals that became part of our employee population in connection with the Merger, as permitted by SEC rules. As described in our 2018 Proxy Statement, our employee population on December 31, 2017 consisted of approximately 15,511 individuals. We then excluded certain non-U.S. employees that collectively amounted to less than 5% of our overall workforce. We identified a band of employees with the approximate median estimated compensation value (the “Median Band”) by using taxable wages as indicated in our payroll records for our U.S.-based employees and for our employees in Australia and the United Kingdom, we used the 2017 equivalent to W-2 compensation. We then excluded employees with characteristics that could distort the pay ratio calculation and selected our median employee from the individuals remaining in the Median Band.

78 VIACOMCBS INC.

ITEM 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934 and the related rules promulgated by the SEC, the Company is seeking an advisory (non-binding) vote from its stockholders on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.

As more fully discussed under “Compensation Discussion and Analysis,” the Company’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The core objectives of these programs are to provide compensation arrangements that are performance-based, focused on stockholder value, market-competitive and discretionary. The Compensation Committee believes that these programs effectively achieve the objective of aligning compensation with performance measures that are directly related to the Company’s financial goals and the creation of stockholder value, without encouraging senior executives to take unnecessary and excessive risks that threaten the value of the Company. The Board of Directors believes that the Company’s compensation approach supports pay for performance.

The Company holds this vote every three years, as approved (on an advisory basis) at the Company’s 2017 Annual Meeting of Stockholders. Unless the Company’s Board of Directors determines to modify this frequency, the next such advisory (non-binding) vote on the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2023 Annual Meeting of Stockholders.

As an advisory vote, the outcome of this vote is not binding on the Company or on the Company’s Board of Directors. However, the Board and the Compensation Committee will consider the voting outcome in connection with their ongoing evaluation of the Company’s compensation programs and arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the resolution above to approve (on an advisory basis) the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

2020 PROXY STATEMENT 79

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2019 concerning shares of the Company’s Class B Common Stock authorized for issuance under equity compensation plans. In connection with the Merger, we assumed certain equity compensation plans that have not been approved by our security holders but that were approved by the security holders of Viacom before the Merger. No shares of the Company’s Class A Common Stock are authorized for issuance under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	19,577,721	(2)	$53.44	(3)	35,432,461	(4)
Equity compensation plans not approved by security holders(5)	12,173,575	(6)	$67.44	(3)	12,836,931	(7)
Total:	31,751,296		$58.66	(3)	48,269,392

(1)

Equity compensation plans approved by our security holders include the following: our 2009 Long-Term Incentive Plan, our 2000 Stock Option Plan for Outside Directors and our 2015 Equity Plan for Outside Directors.

(2)	This amount includes 787,807 vested RSUs for which settlement has been deferred.

(3)	The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account awards of outstanding RSUs, which have no exercise price.

(4)

This amount includes 15,025,185 shares of the Company’s Class B Common Stock available for future awards other than options and stock appreciation rights under our 2009 Long-Term Incentive Plan and 776,502 shares of the Company’s Class B Common Stock available for future awards under our 2015 Equity Plan for Outside Directors.

(5)

In connection with the Merger, effective December 4, 2019, we assumed the following equity compensation plans that had been approved by Viacom’s security holders but have not been approved by our security holders: the Viacom Inc. 2016 Long-Term Management Incentive Plan and the Viacom Inc. 2011 RSU Plan for Outside Directors, as amended and restated as of January 1, 2016 and as further amended and restated as of October 31, 2016 (the “Viacom Inc. 2011 RSU Plan for Outside Directors”). In connection with assuming these plans, we also assumed the pool of authorized but unissued shares available for future issuances under each of these plans, as adjusted pursuant to the “Exchange Ratio” (as defined in the Merger Agreement), and we may grant future awards pursuant to these plans to legacy Viacom eligible plan participants.

(6)	This amount includes 182,051 vested RSUs for which settlement has been deferred.

(7)

This amount includes 12,688,337 shares available for future awards of stock options, RSUs, PSUs and/or other equity awards under the Viacom Inc. 2016 Long-Term Management Incentive Plan and 148,594 shares available for future awards under the Viacom Inc. 2011 RSU Plan for Outside Directors.

80 VIACOMCBS INC.

Other Matters

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower our printing and postage costs, stockholders who receive printed copies of our proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents, and you can sign up at http://enroll.icsdelivery.com/viac. You can always change your mind and resume receiving copies of these documents by mail by revisiting this website and selecting “change/cancel existing enrollment form.”

We also use a procedure approved by the SEC called “householding,” under which we are permitted to deliver a single copy of a Notice of Internet Availability (or a single set of proxy materials, if you requested a printed copy) to stockholders sharing the same address, under certain conditions, unless we receive contrary instructions from any stockholder at that address. If you wish to receive an additional copy of our proxy materials this year, you may submit a written request to 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, or call Investor Relations at 1-877-227-0787. You may also request copies of our proxy materials for this year and future years by submitting a request on the “Investors—Shareholder Services, Alerts & FAQs” page of our website at www.viacbs.com. If you received more than one copy of the Notice of Internet Availability (or the proxy materials, if you requested a printed copy), you may request delivery of a single copy of these materials in the future through the same methods of contact noted above.

2021 Annual Meeting of Stockholders

Stockholder proposals may be submitted for inclusion in our proxy statement relating to the 2021 Annual Meeting of Stockholders, as long as they are received no later than December 4, 2020 at our principal executive offices at 1515 Broadway, New York, NY 10036-5794, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary.

Our Amended and Restated Bylaws generally require advance written notice from a stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement but directly at the 2021 Annual Meeting of Stockholders, including nominations of persons for election to our Board of Directors. Pursuant to the Amended and Restated Bylaws, notice must be received at our principal executive offices at 1515 Broadway, New York, NY 10036, Attention: Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, no earlier than the close of business on January 18, 2021, and no later than the close of business on February 17, 2021.

By order of the Board of Directors,

Christa A. D’Alimonte

Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

We have sent or are sending the Notice of Internet Availability of Proxy Materials, which indicates that this Notice of 2020 Annual Meeting of Stockholders and Proxy Statement, our Stockholder Letter and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, with financial statements and schedules thereto, are available at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice of Internet Availability of Proxy Materials. We will also provide a printed copy of these materials without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Christa A. D’Alimonte, Executive Vice President, General Counsel and Secretary, ViacomCBS Inc., 1515 Broadway, New York, NY 10036-5794.

2020 PROXY STATEMENT 81

VIACOMCBS

1515 Broadway
New York, NY 10036

© 2020 ViacomCBS Inc. All Rights Reserved.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to help reduce our use of paper and other resources, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 17, 2020 (May 13, 2020 for 401(k) Plan participants). Have this proxy card in hand when you access the web site and follow the instructions. VOTE BY PHONE - 1-800-690-6903 If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 17, 2020 (May 13, 2020 for 401(k) Plan participants). Have this proxy card in hand when you call and then follow the recorded instructions. Your telephone or Internet vote authorizes the proxy holders to vote the shares represented by this proxy in the same manner as if you returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to return this proxy card. VOTE BY MAIL Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to ViacomCBS Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 18, 2020. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D00309-P37507-P37508 1. The election of 13 directors: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES Nominees: Nominees: VIACOMCBS INC. 1a. Robert M. Bakish 1b. Candace K. Beinecke 1c. Barbara M. Byrne 1d. Brian Goldner 1e. Linda M. Griego 1f. Robert N. Klieger 1g. Judith A. McHale 1h. Ronald L. Nelson 1i. Charles E. Phillips, Jr. 1j. Shari E. Redstone 1k. Susan Schuman 1l. Nicole Seligman 1m. Frederick O. Terrell Yes No Please sign exactly as your name or names appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. For address changes and/or comments, please check this box and write them on the back where indicated. Please indicate if you plan to attend this meeting. Abstain For Against THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MATTERS 2 AND 3. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 2. Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2020. 3. Advisory vote to approve the Company’s named executive officer compensation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com. D00310-P37507-P37508 1515 Broadway New York, NY 100362020 ANNUAL MEETING OF STOCKHOLDERSTO BE HELD ON MAY 18, 2020The undersigned stockholder(s) hereby appoint(s) each of ROBERT M. BAKISH and CHRISTA A. D’ALIMONTE, as proxy holders, each with the power to appoint his or her substitute, and authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of ViacomCBS Inc. that the stockholder(s) is/are entitled to vote at the 2020 Annual Meeting of Stockholders to be held at 9:00 A.M., Eastern Daylight Time, on Monday, May 18, 2020, at ViacomCBS’s Corporate Headquarters, 1515 Broadway, New York, New York 10036, and at any adjournments or postponements thereof. As part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held solely by means of remote communication for the health and safety of our stockholders, directors and employees. If we choose to conduct a virtual meeting, we will publicly announce by press release (posted on www.viacbs.com (Investors) and filed with the SEC), as soon as practicable before the meeting, details on how you can participate by live audio webcast and remotely vote your shares. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIACOMCBS INC. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). The close of business on March 23, 2020 has been fixed as the record date for determining the record holders of shares of ViacomCBS Inc. Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 1515 Broadway, New York, NY 10036.You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1), (2) and (3). Therefore, unless otherwise specified, the votes represented by this proxy will be cast FOR matters (1), (2) and (3). The proxy holders shall vote as directed herein and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof. Attention participants in the 401(k) Plans: If shares of ViacomCBS Inc. Class A Common Stock are held through a 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on May 13, 2020, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of ViacomCBS Inc. Class A Common Stock held in a 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)